SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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ArvinMeritor, Inc.
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Letter to Shareowners Notice of 2011 Annual Meeting and Proxy Statement

December 3, 2010

Dear Shareowner:

     You are cordially invited to attend the 2011 annual meeting of shareowners of ArvinMeritor, Inc.

     The meeting will be held at ArvinMeritor’s World Headquarters in Troy, Michigan, on Thursday, January 20, 2011, at 9 a.m. At the meeting there will be a current report on the activities of the Company followed by discussion and action on the matters described in the Proxy Statement. Shareowners will have an opportunity to comment on or to inquire about the affairs of the Company that may be of interest to shareowners generally.

     If you plan to attend the meeting, please indicate your intention to attend when voting by Internet or telephone or mark the box on your proxy card.

     We hope that as many shareowners as can conveniently attend will do so.

Sincerely yours,

Charles G. McClure, Jr.
Chairman of the Board, Chief Executive Officer
and President

ARVINMERITOR, INC.
2135 West Maple Road
Troy, Michigan 48084-7186

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Notice of 2011 Annual Meeting of Shareowners
_______________

To the Shareowners of ARVINMERITOR, INC.:

     Notice is Hereby Given that the 2011 Annual Meeting of Shareowners of ArvinMeritor, Inc. (the “Company”) will be held at the Company’s World Headquarters at 2135 West Maple Road, Troy, Michigan 48084, on Thursday, January 20, 2011, at 9 a.m. (Eastern Standard Time) for the following purposes:

1.	to elect three members of the Board of Directors of the Company with terms expiring at the Annual Meeting in 2014;
2.	to consider and vote upon a proposal to approve the selection by the Audit Committee of the Board of Directors of the firm of Deloitte & Touche LLP as auditors of the Company;
3.	to consider and vote upon a proposal to approve the amended and restated 2010 Long-Term Incentive Plan to increase the maximum shares authorized to be issued thereunder by 3.7 million shares;
4.	to consider and vote upon an amendment to the Company’s Restated Articles of Incorporation to change the name of the Company to “Meritor, Inc.” and
5.	to transact such other business as may properly come before the meeting.

     Only shareowners of record at the close of business on November 12, 2010 will be entitled to notice of, and to vote at, the meeting.

By order of the Board of Directors.

Barbara Novak
Secretary

December 3, 2010

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PROXY STATEMENT
________________

     The 2011 Annual Meeting of Shareowners of ArvinMeritor, Inc. (the “Company” or “ArvinMeritor”) will be held on January 20, 2011, for the purposes set forth in the accompanying Notice of 2011 Annual Meeting of Shareowners. The Board of Directors of ArvinMeritor is soliciting proxies to be used at the Annual Meeting and any adjournment, and is furnishing this proxy statement in connection with its solicitation.

     As permitted by Securities and Exchange Commission (“SEC”) rules, ArvinMeritor is making this proxy statement, the proxy card and the annual report to shareowners (the “proxy materials”) available to you electronically via the Internet. On December 3, 2010, we mailed to our shareowners a notice (the “Notice”) containing instructions on how to access and review the proxy materials and how to vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request it. If you would like a printed copy of the proxy materials, follow the instructions for requesting them that are included in the Notice.

     Shareowners of record may vote in any of three ways: (a) via the Internet; (b) by calling a toll-free telephone number; or (c) if you received your proxy materials by mail, by executing and returning a proxy card. Instructions for Internet voting are included on the Notice, and instructions for telephone and Internet voting are included on the proxy card. If you vote by telephone or Internet, it is not necessary to return a proxy card. If you properly give a proxy (including a written proxy or a proxy via telephone or Internet), your shares will be voted as you specify in the proxy. If no specification is made, the shares will be voted in accordance with the recommendations of the Board of Directors. You may revoke your proxy prior to its exercise by delivering written notice of revocation to the Secretary of the Company, by giving a valid, later dated proxy, by voting via telephone or Internet at a later date than the date of the proxy, or by attending the meeting and voting in person.

     If your shares are held in “street name” by a bank, broker or other nominee holder on your behalf, you must follow the directions that you receive from your bank, broker or other nominee holder in order to direct the vote or change the vote of your shares. If you wish to vote in person at the meeting, you must obtain a legal proxy from the nominee holding your ArvinMeritor shares.

     Our policy is to keep confidential proxy cards, ballots and voting tabulations that identify individual shareowners. However, exceptions to this policy may be necessary in some instances to comply with legal requirements and, in the case of any contested proxy solicitation, to verify the validity of proxies presented by any person and the results of the voting. Inspectors of election and any employees associated with processing proxy cards or ballots and tabulating the vote must acknowledge their responsibility to comply with this policy of confidentiality.

VOTING SECURITIES

     Only shareowners of record at the close of business on November 12, 2010 are entitled to receive notice of, and to vote at, the meeting. On November 12, 2010, we had outstanding 94,140,499 shares of Common Stock, par value $1 per share, of ArvinMeritor (“Common Stock”). Each holder of Common Stock is entitled to one vote for each share held.

     As of November 12, 2010, T. Rowe Price Trust Company, as directed trustee under the ArvinMeritor savings plans for its participating employees, owned the following shares of Common Stock:

		Percent of Outstanding
Name and address	Number of Shares	Common Stock
T. Rowe Price Trust Company	3,912,408	4.155%
4555 Painters Mill Road
Owings Mills, MD 21117

     If you are a participant and hold shares of Common Stock in ArvinMeritor’s savings plans, your Internet or telephone vote or your proxy card will also serve as a voting instruction for the trustee with respect to shares held in your account. Shares held on account of participants in these plans will be voted by the trustee in accordance with instructions from the participants (either in writing or by means of telephone or Internet voting procedures). Where no instructions are received, shares will be voted by the trustee in the same manner and proportion as shares for which instructions are received.

     In addition, the following entities reported beneficial ownership of more than 5% of the outstanding shares of ArvinMeritor Common Stock as of the dates noted below. This information is based on Schedules 13G and 13G/A that were filed with the SEC.

		Percent of
	Number of	Outstanding
Name and Address	Shares	Common Stock
FMR LLC, Fidelity Management & Research Company and
Edward C. Johnson 3d
82 Devonshire Street
Boston, MA 02109	12,975,249	14.45%1

Wellington Management Company, LLP
75 State Street
Boston, MA 02109	10,366,839	11.01%2

Glenhill Advisors, LLC, Glenn J. Krevlin and
Glenhill Capital Management, LLC
156 West 56th Street, 17th Floor
New York, NY 10019	6,150,000	8.28%3

Blackrock Inc.
40 East 52nd Street
New York, NY 10022	5,595,445	7.53%3

Glenview Capital Management, LLC and
Lawrence M. Robbins
767 Fifth Avenue, 44th Floor
New York, NY 10153	3,734,856	5.03%3

ELECTION OF DIRECTORS

     Our Restated Articles of Incorporation provide that the Board of Directors consists of three classes of directors with overlapping three-year terms, and that the three classes should be as nearly equal in number as possible. One class of directors is elected each year with terms extending to the Annual Meeting of Shareowners held three years later.

     The Company’s Board of Directors currently consists of nine members –three directors in Class I, with terms expiring at the Annual Meeting of Shareowners in 2013; three directors in Class II, with terms expiring at the Annual Meeting of Shareowners in 2011; and three directors in Class III, with terms expiring at the 2012 Annual Meeting.

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1	As of April 12, 2010
2	As of February 28, 2010
3	As of December 31, 2009

     Three directors are standing for re-election at the 2011 Annual Meeting as Class II directors, for terms expiring at the Annual Meeting of Shareowners in 2014. The three directors in Class I and the three directors in Class III continue to serve terms expiring at the Annual Meeting of Shareowners in 2013 and 2012, respectively.

     Proxies will be voted at the meeting (unless authority to do so is withheld) for the election as directors of the nominees specified in Class II – Nominees for Director with Terms Expiring in 2014, under the heading Information as to Nominees for Director and Continuing Directors below. If for any reason any of the nominees is not a candidate (which is not expected) when the election occurs, it is likely that either (a) proxies would be voted for the election of the other nominees and a substitute nominee, or (b) the Board of Directors would reduce the number of directors.

     No director of ArvinMeritor was selected pursuant to any arrangement or understanding between him or her and any person other than ArvinMeritor. There are no family relationships, as defined in Item 401 of Regulation S-K, between any executive officer, director or person nominated to become a director or executive officer of ArvinMeritor. No person who has served as a director or executive officer of ArvinMeritor at any time since October 1, 2009 has any substantial interest, direct or indirect, in any matter to be acted on at the 2011 Annual Meeting, other than election of directors to office.

INFORMATION AS TO NOMINEES FOR DIRECTOR AND CONTINUING DIRECTORS

Following are the biographies for our director nominees and our directors who will continue to serve after the 2011 Annual Meeting, including information concerning the particular experience, qualifications, attributes or skills that led the Corporate Governance and Nominating Committee and the Board to conclude that the nominee or director should serve on the Board. Except as provided below, during the last five years, no director has held any directorships required to be disclosed pursuant to the rules and regulations promulgated by the SEC. For a discussion of membership guidelines that outline the desired composition of the Board as a whole, see “Director Qualifications and Nominating Procedures” below.

CLASS II – NOMINEES FOR DIRECTOR WITH TERMS EXPIRING IN 2011

JOSEPH B. ANDERSON, JR.
Chairman of the Board and Chief Executive Officer, TAG Holdings LLC (Automotive Components)

Age 67	Mr. Anderson, a director since July 2000 and a director of Meritor Automotive, Inc. from September 1997 until the merger of Meritor Automotive, Inc. and Arvin Industries, Inc. (the “merger”), is Chair of the Environmental and Social Responsibility Committee and a member of the Corporate Governance and Nominating Committee. He has served as Chairman of the Board and Chief Executive Officer of TAG Holdings LLC since 2003, and of its subsidiaries, Vibration Control Technologies, LLC since 2002; A&D Technologies, LLC and North American Assemblies, LLC since 2003; and Great Lakes Assemblies, LLC since 2005. He was Chairman of the Board and Chief Executive Officer of Chivas Industries LLC (and its predecessor, Chivas Products, Ltd.) (automotive components) from October 1994 until March 2002. From December 1992 to July 1993, Mr. Anderson was President and Chief Executive Officer of Composite Energy Management Systems, Inc. (automotive components). Mr. Anderson served in a variety of positions, primarily in manufacturing, with General Motors Corporation (automotive) from 1979 until December 1992. He also served as an assistant to the U.S. Secretary of Commerce from 1977 to 1979. Mr. Anderson currently is a director of Quaker Chemical Corporation, Rite Aid Corporation, NV Energy and Valassis Communications, Inc. In August 2010, Mr. Anderson was appointed Vice Chairman, Manufacturing Council with the U.S. Department of Commerce.

Board Qualifications: Mr. Anderson’s qualifications to serve on our Board include financial and business insight gleaned from his long history as an owner, executive officer and director of public and private companies, experience in the transportation and manufacturing industries in which we operate and leadership capabilities from serving as CEO of several large organizations. His professional and civic affiliations (including the National Association of Black Automotive Suppliers) have also enabled Mr. Anderson to become a leader with regard to business and diversity matters, which provides valuable perspective to our Board on matters of import to the Company.

RHONDA L. BROOKS President, R. Brooks Advisors, Inc. (Business Consultant)

Age 58
Ms. Brooks, a director since July 2000 and a director of Meritor from July 1999 until the merger, is Chair of the Corporate Governance and Nominating Committee and a member of the Environmental and Social Responsibility Committee. She is currently the President of R. Brooks Advisors, Inc., a consultant for start-up firms and an advisor for a private equity company. She served Owens Corning, Inc. (building materials and fiberglass composites) as President of the Exterior Systems Business from June 2000 to July 2002; as President of the Roofing Systems Business from December 1997 to June 2000; as Vice President, Investor Relations from January to December 1997; and as Vice President-Marketing of the Composites Division from 1995 to 1996. She served as Senior Vice President and General Manager of PlyGem Industries, Inc. (building and remodeling products) from 1994 to 1995, and as Vice President – Oral Care and New Product Strategies, and Vice President – Marketing and Sales of Warner Lambert Company (pharmaceuticals and consumer products) from 1990 to 1994. She was with General Electric Company from 1976 to 1990. She is a director of Menasha Corporation. She is a former director of Central Vermont Public Service Corp.

Board Qualifications: Ms. Brooks brings to our Board strong communication, collaboration and leadership skills from a decades long career as an executive at several complex organizations, including at name brand companies such as General Electric and Owens Corning. Her extensive business experience is diverse and well-rounded, encompassing marketing, running a manufacturing business and consulting. This provides her with the skills, solid foundation and valuable business acumen that qualify her to sit on our Board.

STEVEN G. ROTHMEIER
Chairman, Great Northern Capital (Investment Management Firm)

Age 64
Mr. Rothmeier, a director since November 2004, is Chair of the Audit Committee and a member of the Compensation and Management Development Committee. He is the Chairman of Great Northern Capital and was its Chief Executive officer from its inception until 2010. He founded the St. Paul, Minnesota investment management firm in 1993, after serving as president of a Twin Cities venture capital and merchant banking firm from 1990 to 1993. Mr. Rothmeier began his career with Northwest Airlines, Inc. in 1973 as a corporate financial analyst and served in a number of positions of increasing leadership, including Director of Economic Planning in the Regulatory Proceedings Division; Vice President of Finance and Treasurer; Executive Vice President of Finance and Administration; Chief Financial Officer; and President and Chief Operating Officer. He was named Chairman and Chief Executive Officer of NWA, Inc. and the airline in 1985 and served in that position until 1989. He is also a director of Precision Castparts, Inc. and Waste Management, Inc. He is a Trustee of the University of Chicago and serves on the boards of a number of civic, business and charitable organizations.

Board Qualifications: Mr. Rothmeier’s strong background in executive operational and finance positions at a large airline (including as its chief executive officer) and his experience as an executive of investment management, venture capital and merchant banking firms gives him financial insight and leadership skills that qualify him to sit on our Board. This expertise in particular serves the Board well in his capacity as Audit Committee Chairman. Mr. Rothmeier also serves as a director of other public companies, including on the Audit Committees of such companies, which gives our Board the benefit of his wider outlook on financial, accounting and other public company issues.

The Board recommends that you vote “FOR” the election of these nominees, which is presented as item (1).

CLASS I – CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2013

IVOR J. EVANS
Retired Vice Chairman, Union Pacific Corporation (Railroad Company)

Age 68
Mr. Evans, a director since May 2005, is a member of the Audit Committee and the Corporate Governance and Nominating Committee. He served as Vice Chairman of Union Pacific Corporation from January 2004 until his retirement in March 2005, and served as a member of the Union Pacific board of directors from 1999 to 2005. He had served as President and Chief Operating Officer of Union Pacific Railroad from 1998 until January 2004. From 1989 to 1998, he served in various executive positions at Emerson Electric Company (technology and engineering applications), including Senior Vice President, Industrial Components and Equipment. Prior to that, he was President of Blackstone Corp. (automotive components and systems) from 1985 to 1989 and, prior to that, spent 20 years serving in key operations roles for General Motors Corporation (automotive). He is also a director of Textron Inc., Cooper Industries and Spirit AeroSystems and an operating partner of Thayer Capital Partners. He is a former director of Suntron Corporation and Union Pacific Corporation.

Board Qualifications: Mr. Evan’s qualifications to serve on our Board include extensive operational and manufacturing experience from his years as a chief operating officer and senior executive of large public companies, including some in the automotive and transportation markets in which we operate. He also has considerable transactional and corporate finance experience as an operating partner in a private equity firm. Mr. Evan’s service as a director of other public companies also widens his perspective with respect to corporate governance, audit issues, strategy and other matters that confront public companies.

CHARLES G. McCLURE, JR.
Chairman of the Board, Chief Executive Officer and President of ArvinMeritor

Age 57
Mr. McClure has been a director since August 2004 when he was elected to his current position. Prior to joining the Company, he served Federal-Mogul Corporation (automotive supplier) as Chief Executive Officer and a member of the Board of Directors from July 2003 to July 2004, and as President and Chief Operating Officer and a member of the Board of Directors from January 2001 to July 2003. He served Detroit Diesel Corporation (designer and manufacturer of diesel engines) as President, Chief Executive Officer and a member of the Board of Directors from 1997 to December 2000, and held a number of management positions with Johnson Controls, Inc. (automotive supplier) from 1983 to 1997, including President of the Americas Region; Vice President and Managing Director of European Operations; and Vice President and General Manager of Joint Ventures. From 1983 to 1985, Mr. McClure was employed at Hoover Universal (which was acquired by Johnson Controls in 1985) as Operations Director of Material Handling Products. Before that, he spent four years at Ford Motor Company (automotive) as a heavy-duty truck sales engineer and field service engineer. He served as a lieutenant (jg) on a U.S. Navy destroyer from 1975 to 1979. Mr. McClure is a director of R. L. Polk & Company and General Cable Corp. and serves on the boards of various business and civic organizations.

Board Qualifications: Mr. McClure has a deep understanding of the vehicle industry, having spent his entire career (after his service in the U.S. Navy) in this arena. His achievement of increasingly senior management roles at automotive supply companies has afforded him the leadership skills that serve the Company well in the challenging sector in which we operate. He has lived overseas running international businesses, which experience is key for leading an international company like ArvinMeritor. Mr. McClure’s wealth of knowledge of our business and industry, together with his proven talents and leadership, situate him well to serve as our Chairman and Chief Executive Officer.

WILLIAM R. NEWLIN Chairman, Newlin Investment Company, LLC (Equity Investment Firm)

Age 70	Mr. Newlin, a director since July 2003, is the Board’s Presiding Director, Chair of the Compensation and Management Development Committee and a member of the Corporate Governance and Nominating

Committee. He is currently the Chairman of Newlin Investment Company, LLC and the Chairman of Plextronics, Inc., (a private international technology company specializing in printed solar, lighting and other electronics) since May 2008 and a director since June 2005. He served Dick’s Sporting Goods, Inc. (sporting goods) as Executive Vice President and Chief Administrative Officer from October 2003 until his retirement in March 2007. He served as Chairman and CEO of Buchanan Ingersoll Professional Corporation (law firm) from 1980 to October 2003. Mr. Newlin is a director of Kennametal Inc. and Calgon Carbon Corporation.

Board Qualifications: Mr. Newlin’s wide experience in corporate transactions and in serving as a counselor providing strategic advice to complex organizations qualifies him to sit on our Board. In particular, his legal and business insight (as well as his extensive experience in executive leadership) provides Mr. Newlin with the skills that make him an effective Presiding Director. Mr. Newlin’s service as a director of other public companies also affords our Board the benefit of his broader exposure to corporate governance issues, compensation issues and other matters facing public companies.

CLASS III – CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2012

DAVID W. DEVONSHIRE
Retired Executive Vice President and Chief Financial Officer, Motorola, Inc. (Communications Technologies and Electronics Products)

Age 65
Mr. Devonshire, a director since July 2004, is a member of the Audit Committee and the Compensation and Management Development Committee. He was Executive Vice President and Chief Financial Officer of Motorola, Inc. from 2002 to March 2007, and Executive Vice President of Motorola from March 2007 until his retirement in December 2007. He had previously served as Executive Vice President and Chief Financial Officer for Ingersoll-Rand Company (industrial components) from 1998 to 2002; Senior Vice President and Chief Financial Officer for Owens Corning, Inc. (building materials and fiberglass composites) from 1993 to 1998; Corporate Vice President of Finance for Honeywell (diversified manufacturing and technology) from 1992 to 1993; and Corporate Vice President and Controller for Honeywell from 1990 to 1992. Prior to that, Mr. Devonshire served in financial positions with Mead Corporation (forest products), Baxter International, Inc. (medical devices and biotechnology) and KPMG (public accounting), where he began his career in 1968. Mr. Devonshire serves on the boards and audit committees of Roper Industries (where he is the chairman), Arbitron Inc. and Career Education and the advisory boards of CFO Magazine and LEK Consulting, and is a member of the Board of Trustees of the John G. Shedd Aquarium of Chicago. In addition, Mr. Devonshire provides financial consulting services to Harrison Street Capital, a private equity firm.

Board Qualifications: With a career in finance and accounting spanning 40 years (including 15 as a public company chief financial officer), Mr. Devonshire brings a wealth of financial and accounting knowledge to our Board. In particular, the depth of his experience in this field allows him to give valuable insights into Audit Committee meetings as well as Board finance and strategy discussions. Mr. Devonshire’s service as a director of other public companies, especially his service on the Audit Committees of such companies, also affords him additional insight to the forefront of financial and accounting issues facing public companies.

VICTORIA B. JACKSON
President, Victoria Bellé, Inc. (Design, Manufacturing and Marketing of Specialty Retail Products)

Age 55
Ms. Jackson, a director since July 2000 and a director of Meritor from July 1999 until the merger, is a member of the Audit Committee and the Environmental and Social Responsibility Committee. She currently serves as President of Victoria Bellé, Inc., a designer, manufacturer and marketer of specialty retail products. She was President and Chief Executive Officer of DSS/Prodiesel, Inc. (transportation components) from 1979 until 1998, when the company was sold to TransCom USA. She served as a consultant to TransCom USA from 1998 to February 2000. Ms. Jackson is a member of the Advisory Board of Stratco Global.

Board Qualifications: Ms. Jackson’s qualifications to serve on our Board include her leadership skills and operational expertise derived from almost 20 years as CEO of a transportation components company. That background, and her subsequent business experience, honed her focus on the human resources and people development side of a company, which is extremely valuable in Board discussions. Her unique experience as a woman heading a company in a traditionally male dominated industry (manufacturing/transportation) also contributes a diverse perspective to our Board.

JAMES E. MARLEY Retired Chairman of the Board, AMP Inc. (Electrical and Electronics Components and Cabling Products)

Age 75
Mr. Marley, a director since July 2000 and a director of Meritor from April 1999 until the merger, is a member of the Compensation and Management Development Committee and a member of the Environmental and Social Responsibility Committee. He is the retired Chairman of the Board of AMP Inc. (now Tyco Electronics), serving in that position from 1993 to 1998. He served AMP as President and Chief Operating Officer from 1990 to 1992, as President from 1986 to 1990, and in a variety of engineering and executive positions from 1963, when he joined AMP, until 1986. He is a director of a number of businesses, educational and civic organizations, and is a member of a number of engineering and management professional associations. Mr. Marley is a former director of Armstrong Holdings, Inc.

Board Qualifications: Mr. Marley’s qualifications to serve on our board include extensive engineering, managerial and operational experience derived from an almost 40 year corporate career. In addition to the leadership qualities he honed from his years heading AMP, Mr. Marley’s background at AMP also brings to our Board his in-depth understanding of the automotive and truck business as a quarter of AMP’s worldwide business was auto and truck related. Mr. Marley founded and continues to own and operate a used car business, which also provides him with a current perspective on the automotive business. His long history of wide-ranging educational and community involvement contributes to the Board’s focus on social responsibility.

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors manages or directs the management of the business of ArvinMeritor. In fiscal year 2010, the Board of Directors held five regularly scheduled meetings and no special meetings. Each director attended at least 75% of the aggregate number of meetings of the Board and the standing and special committees on which he or she served in fiscal year 2010. ArvinMeritor encourages each director to attend the Annual Meeting of Shareowners. All of the directors attended the 2010 Annual Meeting.

     The Board of Directors has established independence standards for directors, which are set forth in the Company’s Guidelines on Corporate Governance and are identical to the standards prescribed in the corporate governance rules of the New York Stock Exchange. The Board determined that Ms. Brooks, Ms. Jackson, and Messrs. Anderson, Devonshire, Evans, Marley, Newlin, and Rothmeier have no material relationship with ArvinMeritor, either directly or as a partner, shareholder or officer of an organization that has a relationship with ArvinMeritor, and are therefore independent within the meaning of the Guidelines on Corporate Governance and the New York Stock Exchange listing standards. In addition, although Mr. Devonshire serves on the audit committee of more than three publicly traded companies, the Board of Directors determined that such simultaneous service does not impair his ability to serve on ArvinMeritor’s Audit Committee. There were no transactions, relationships or arrangements involving the Company and any director in fiscal year 2010 that were considered by the Board in determining the independence of these directors under the Guidelines on Corporate Governance and the New York Stock Exchange listing standards.

Board’s Role in Risk Oversight

While risk management is primarily the responsibility of the Company’s management, the Board provides overall risk oversight with a focus on the most significant risks facing the Company. Throughout the year, in conjunction with its regular business presentations to the Board and its committees, management highlights any significant related risks and provides updates on other relevant matters including issues in the industries in which the Company operates that may impact the Company, operations reviews, the Company’s short- and long-term strategies and treasury related updates. The Board has delegated responsibility for the oversight of certain risks to the Audit Committee, which oversees the Company’s policies with respect to risk assessment and risk management, including financial and accounting risk exposures and management’s initiatives to monitor and control such exposures. In that role, the Company’s management discusses with the Audit Committee the Company’s major risk exposures and how these risks are managed and monitored. The Audit Committee receives regular reports on the Company’s ethics helpline from the Company’s Vice President of Internal Audit. In addition to receiving regular internal audit reports and updates on Sarbanes-Oxley Act compliance, the Audit Committee regularly meets in private session with our Vice President of Internal Audit and, separately, with our external auditors which provides the opportunity for confidential discussion. The Audit Committee also receives reports on fraud investigations that may arise. In addition, on an annual basis we conduct an Enterprise Risk Assessment and report thereon to the Audit Committee. This assessment is utilized throughout the year as circumstances change. Within the Company, risk responsibilities are aligned to functional expertise and shared among the senior management.

Risk Assessment in Compensation Programs

     We have assessed ArvinMeritor’s compensation programs and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on ArvinMeritor. Representatives from Internal Audit, Human Resources and Legal, with the concurrence of the Compensation and Management Development Committee, developed and carried out a process for evaluation of compensation risks. The process assessed the Company’s executive and broad-based compensation and benefits programs to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. The focus was on the programs with variability of payout, in which the participant can directly affect payout, and on the controls that exist on such participant action and payout. To the extent that risks were identified, controls or mitigations of such risks and their effectiveness were discussed. The representatives also took into account ArvinMeritor’s balance between short- and long-term incentives, the alignment of performance metrics with shareowner interests, the existence of share ownership guidelines and other considerations relevant to assessing risks. Based upon the foregoing, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company.

Board Leadership Structure

Our Board of Directors currently consists of nine members, eight of whom are independent. The Board believes that this preponderance of outside directors represents a commitment to the independence of the Board and a focus on matters of importance to ArvinMeritor’s stockholders. The Board has no policy with respect to separation of the offices of Chairman and Chief Executive Officer. Our Guidelines on Corporate Governance provide that the Chairman is, in most circumstances, the Chief Executive Officer. However, the Guidelines provide that unless an outside director is serving in the role of Chairman, the Board will appoint a Presiding Director. The Presiding Director (a) serves as a liaison between the Board and the Chief Executive Officer; (b) acts as chair of private executive sessions of the Board and in other circumstances where the outside directors meet without the Chief Executive Officer; (c) advises management in developing Board meeting agenda; and (d) performs such other duties as specified by the Board of Directors from time to time. The Board believes that having one individual function as Chairman and CEO is appropriate for the Company at this time since it supports cohesive leadership and direction for the Company, with a sole, clear focus for management to execute the Company’s strategy and business plans, particularly as ArvinMeritor transitions to a solely commercial and industrial company after the divestiture of its light vehicle business. The Board believes that this governance structure of combined Chairman and CEO, along with the role of the Presiding Director and the preponderance of independent directors on the Board, allows the Board to work effectively and properly oversee risk while avoiding added costs and possible inefficiencies that could result from mandating an independent Chairman.

Committees

     The Board has established four standing committees (Audit; Compensation and Management Development; Corporate Governance and Nominating; and Environmental and Social Responsibility), the principal functions of which are briefly described below. The charters of these committees are posted on our website, www.arvinmeritor.com, in the section headed “Investors – Corporate Governance”. The Board also establishes special committees from time to time for specific limited purposes or duration.

     Audit Committee. ArvinMeritor has a separately designated standing audit committee established in compliance with applicable provisions of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and New York Stock Exchange listing rules. The Audit Committee is currently composed of four non-employee directors, Steven G. Rothmeier (chair), David W. Devonshire, Ivor J. Evans and Victoria B. Jackson, each of whom meets the criteria for independence specified in the listing standards of the New York Stock Exchange. The Board of Directors has determined that the Company has at least two individuals who qualify as an “audit committee financial expert” (as defined by the SEC), David W. Devonshire and Steven G. Rothmeier, serving on the Audit Committee. The Board of Directors has adopted a written charter for the Audit Committee, which is reviewed and reassessed annually for compliance with rules of the New York Stock Exchange. The Audit Committee held five regularly scheduled meetings in fiscal year 2010.

     The Audit Committee is charged with monitoring the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, and the independence, qualifications and performance of the Company’s internal audit function and independent accountants. The Audit Committee has sole authority to select and employ (subject to approval of the shareowners), and to terminate and replace where appropriate, the independent public accountants for the Company and also has authority to:
  approve and cause the Company to pay all audit engagement fees;

  review the scope of and procedures used in audits and reviews of the Company’s financial statements by the independent public accountants;

  review the Company’s annual and quarterly financial statements before their release;

  review any significant issues related to the audit activities of the independent public accountants and oversee the resolution of any disagreements between them and management;

  review at least annually a report from the independent public accountants describing the firm’s internal quality control procedures;

  review and approve in advance the scope and extent of any non-audit services performed by the independent public accountants and the fees charged for these services, and receive and evaluate at least annually a report by the independent public accountants as to their independence;

  review significant internal control matters, the adequacy of the Company’s system of internal controls and recommendations of the independent public accountants with respect to internal controls;

  review the internal audit charter, the scope of the annual internal audit plan and the results of internal audits;

  consult with management as to the appointment and removal of the internal auditor charged with auditing and evaluating the Company’s system of internal controls;

  review in advance the type and presentation of financial information and earnings guidance provided to analysts and rating agencies;

  monitor matters related to compliance by employees with the Company’s standards of business conduct policies;

  monitor policies with respect to risk assessment and risk management and initiatives to control risk exposures;

  review any disclosure made in connection with annual and quarterly certifications by the chief executive officer and chief financial officer in filed documents;

  consult with the Company’s general counsel regarding significant contingencies that could impact the financial statements and regarding legal compliance matters;

  review any findings by regulatory agencies with respect to the Company’s activities;

  investigate matters brought to its attention within the scope of its duties;

  engage outside consultants, independent counsel or other advisors;

  establish procedures for the receipt, retention and handling of complaints regarding accounting, internal controls or auditing matters, including procedures for the confidential and anonymous submission by employees of concerns regarding accounting or auditing matters;

  establish the Company’s policies with respect to hiring former employees of the independent public accountants;

  consult with management on the structure and composition of the finance organization;

  review and approve all related-party transactions defined as those transactions required to be disclosed under Item 404 of Regulation S-K of the rules and regulations under the Exchange Act; and

  review annually the Committee’s performance.
     As part of each regularly scheduled meeting, the Audit Committee meets in separate executive sessions with the independent public accountants, the internal auditors and senior management, and as a Committee without members of management.

     Compensation and Management Development Committee. The four members of the Compensation and Management Development Committee (the “Compensation Committee”), William R. Newlin (chair), David W. Devonshire, James E. Marley and Steven G. Rothmeier, are non-employee directors who meet the criteria for independence specified in the listing standards of the New York Stock Exchange and are not eligible to participate in any of the plans or programs that are administered by the Committee. The Compensation Committee held four regularly scheduled meetings in fiscal year 2010 and one telephonic meeting. Under the terms of its charter, the Compensation Committee has the authority to:
  review and approve the goals and objectives relevant to the Chief Executive Officer’s compensation, evaluate his performance against these goals and objectives, and set his compensation accordingly;

  fix salaries of all of the Company’s other officers and review the salary plan for other Company executives;

  evaluate the performance of the Company’s senior executives and plans for management succession and development;

  review the design and competitiveness of the Company’s compensation plans and medical benefit plans, and make recommendations to the Board of Directors;

  administer the Company’s incentive, deferred compensation, stock option and long-term incentives plans (except with respect to any equity grants to directors, which are administered by the Corporate Governance and Nominating Committee);

  review all material amendments to the Company’s pension plans and make recommendations to the Board concerning these amendments;

  hire outside consultants and independent counsel; and

  review annually the Committee’s performance.
     See Executive Compensation - Compensation Discussion and Analysis below for further information on the scope of authority of the Compensation Committee and the role of management and compensation consultants in determining or recommending the amount or form of executive compensation.

     Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is currently composed of four non-employee directors, Rhonda L. Brooks (chair), Joseph B. Anderson, Jr., Ivor J. Evans and William R. Newlin, all of whom meet the criteria for independence specified in the listing standards of the New York Stock Exchange. The Corporate Governance and Nominating Committee held four regularly scheduled meetings in fiscal year 2010. Under the terms of its charter, this Committee has the authority to:
  screen and recommend to the Board qualified candidates for election as directors of the Company;

  periodically prepare and submit to the Board for adoption the Committee’s selection criteria for director nominees;

  recommend to the Board and management a process for new Board member orientation;

  periodically assess the performance of the Board;

  consider matters of corporate governance and Board practices and recommend improvements to the Board;

  review periodically the Company’s charter and by-laws in light of statutory changes and current best practices;

  review periodically the charter, responsibilities, membership and chairmanship of each committee of the Board and recommend appropriate changes;

  review periodically outside directors’ compensation and make recommendations to the Board;

  review director independence, conflicts of interest, qualifications and conduct and recommend to the Board removal of a director when appropriate;

  engage search firms and other consultants and independent counsel; and

  review annually the Committee’s performance.
     See “Nominating Procedures” below for further information on the nominating process.

     In discharging its duties with respect to review of director compensation, the Corporate Governance and Nominating Committee from time to time retains a compensation consultant to provide information on current trends, develop market data and provide objective recommendations as to the amount and form of director compensation. In 2010, the compensation consultant was Hewitt Associates L.L.C. for a portion of the year and Meridian Compensation Partners, LLC (a spin-off of the executive consulting portion of Hewitt Associates L.L.C.) for the remainder. Management has no role in determining or recommending the amount or form of director compensation.

     Environmental and Social Responsibility Committee. The Environmental and Social Responsibility Committee is composed of four non-employee directors, Joseph B. Anderson, Jr. (chair), Rhonda L. Brooks, Victoria B. Jackson and James E. Marley. This Committee held three regularly scheduled meetings in fiscal year 2010. Under the terms of its charter, the Committee reviews and assesses the Company’s policies and practices in the following areas and recommends revisions as appropriate: employee relations, with emphasis on equal employment opportunity and advancement; the protection and enhancement of the environment and energy resources; product integrity and safety; employee health and safety; and community and civic relations, including programs for and contributions to health, educational, cultural and other social institutions. The Committee also reviews its performance annually.

DIRECTOR QUALIFICATIONS AND NOMINATING PROCEDURES

     As described above, ArvinMeritor has a standing nominating committee, the Corporate Governance and Nominating Committee, currently composed of four non-employee directors who meet the criteria for independence in the listing standards of the New York Stock Exchange. The Corporate Governance and Nominating Committee’s charter is posted on our website, www.arvinmeritor.com, in the section headed “Investors – Corporate Governance.”

     The individual biographies of each of our current directors and nominees set forth above outlines each individual’s specific experiences, attributes and skills that qualify that person to serve on our Board. In addition, the Board has adopted membership guidelines that outline the desired composition of the Board as a whole and the criteria to be used in selecting directors. These guidelines provide that the Board should be composed of directors with a variety of experience and backgrounds who have high-level managerial experience in a complex organization and who represent the balanced interests of shareowners as a whole rather than those of special interest groups. Other important factors in Board composition include age, international background and experience, and specialized expertise. While the Board does not have a formal policy with respect to diversity, enhancement of diversity of the Board (which the Board considers in terms of all aspects of diversity, such as diversity of experience, background and strengths as well as diversity of gender and race) is also considered a positive factor. A significant majority of the Board should be directors who are not past or present employees of the Company or of a significant shareowner, customer or supplier.

     In considering candidates for the Board, the Corporate Governance and Nominating Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a Board nominee. The Committee is guided by the membership guidelines set forth above, and by the following basic selection criteria: highest character and integrity; experience with and understanding of strategy and policy-setting; reputation for working constructively with others; sufficient time to devote to Board matters; and no conflict of interest that would interfere with performance as a director. With respect to nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

     The Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates. In fiscal year 2010, the Committee did not pay any fees to any search firm to assist in locating Board candidates, nor did it reimburse any search firm for expenses incurred in consideration of possible Board candidates.

     Shareowners may recommend candidates for consideration by the Committee by writing to the Secretary of the Company at its headquarters in Troy, Michigan, giving the candidate’s name, biographical data and qualifications. A written statement from the candidate, consenting to be named as a candidate and, if nominated and elected, to serve as a director, should accompany any such recommendation. No candidates for Board membership have been put forward by security holders or groups of security holders holding 5% or more of voting stock who have held such shares for over a year for election at the 2011 Annual Meeting.

DIRECTOR COMPENSATION

     The following table reflects compensation for the fiscal year ended September 30, 2010* awarded to, earned by or paid to each non-employee director who served during the fiscal year. Mr. McClure did not receive any compensation for his service as a director.

	Fees Earned
	or Paid in	Stock	All Other
	Cash1	Awards2,3	Compensation4	Total
Name	($)	($)	($)	($)
Joseph B. Anderson, Jr.	89,000	79,998	36,125	205,123
Rhonda L. Brooks	90,500	79,998	33,063	203,561
David W. Devonshire	93,750	79,998	33,063	206,811
Ivor J. Evans	85,500	79,998	36,125	201,623
Victoria B. Jackson	87,000	79,998	33,063	200,061
James E. Marley	86,250	79,998	33,063	199,311
William R. Newlin	114,750	79,998	33,063	227,811
Steven G. Rothmeier	103,000	79,998	33,063	216,061

* Please note that the Company’s fiscal year ends on the Sunday nearest September 30. For example, fiscal year 2010 ended on October 3, 2010, fiscal year 2009 ended on September 27, 2009 and fiscal year 2008 ended on September 28, 2008. For ease of presentation, September 30 is utilized consistently throughout this Proxy Statement to represent the fiscal year end.

____________________

1	This column includes retainer fees, chairman fees, meeting fees and, for Mr. Newlin, the presiding director fee. This column does not include cash amounts paid in 2010 if such amounts were earned and reported in prior years, but deferred for future payment pursuant to the Deferred Compensation Policy for Non-Employee Directors.

2	Represents the grant date fair value of restricted shares and restricted share units computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. Information on the assumptions used in valuation of the grants is included in Note 19 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010 (“Form 10-K”), which is incorporated herein by reference. These amounts may not reflect the actual value realized upon settlement or vesting.

3	The non-employee directors held the following restricted shares of Common Stock, restricted share units and options to purchase Common Stock, granted under the 1997 Directors Stock Plan, the 2004 Directors Stock Plan or the 2010 Long-Term Incentive Plan (“2010 LTIP”), as applicable, at fiscal year end 2010. The Company has not granted stock options to non-employee directors since fiscal year 2003.

Name	Restricted Shares	Restricted Share Units	Stock Options
Joseph B. Anderson, Jr.	8,710	13,500	7,500
Rhonda L. Brooks	7,960	13,500	9,000
David W. Devonshire	18,067	13,500	0
Ivor J. Evans	0	26,942	0
Victoria B. Jackson	1,000	21,460	9,000
James E. Marley	16,423	21,460	9,000
William R. Newlin	19,778	13,500	2,250
Steven G. Rothmeier	0	28,667	0

4	This column includes the cash amount paid in fiscal 2010 in lieu of the balance of the annual equity award for 2009. Since there were insufficient shares left remaining under the 2004 Directors Stock Plan to make the annual grant of equity to the directors in January 2009, the balance of the award was paid in cash quarterly. Perquisites did not exceed a value of $10,000 for any director in fiscal year 2010 and therefore are not included in this column.

Narrative Description of Director Compensation

     Only non-employee directors receive compensation for Board service. Directors who are also employees of ArvinMeritor or a subsidiary do not receive compensation for serving as a director. The Company also reimburses its directors for their travel and related expenses in connection with attending Board, committee and stockholders’ meetings. In addition, from time to time the Company invites spouses of the directors to attend as well. In such case, the Company pays for the spouse’s travel and certain other non-business expenses.

     The following types of compensation were earned by or paid to non-employee directors in fiscal year 2010.

     Retainer Fees. Non-employee directors of ArvinMeritor receive a cash retainer at the rate of $75,000 per year for Board service. The chairs of the four standing Board committees receive additional cash retainers in the following amounts per year: Audit Committee - $10,000; Compensation Committee - $7,000; and Corporate Governance and Nominating Committee and Environmental and Social Responsibility Committee - $5,000. The Presiding Director receives an additional annual retainer in the amount of $20,000.

     Committee Meeting Fees. Non-employee directors receive fees of $1,500 for attendance at each standing and special committee meeting ($750 for each telephone meeting).

     Equity-Based Awards. As part of our director compensation, each non-employee director is entitled to receive, immediately after the Annual Meeting of Shareowners, an equity grant equal to a value of approximately $80,000, in the form of shares of common stock, restricted stock or restricted share units, at the director’s discretion. The restricted stock and restricted share units are granted under the 2010 LTIP and vest upon the earliest of (a) three years from the date of grant or (b) the date the director resigns or ceases to be a director under circumstances the Board determines not to be adverse to the best interests of the Company. Upon vesting, the holder of restricted share units is entitled to one share of Common Stock for each unit, and non-employee directors generally are entitled to receive a cash payment for dividend equivalents, if any dividends are paid, plus interest accrued during the vesting period. The equity grant to directors in 2010 was made on January 28, 2010 in the amount of 7,960 shares of common stock, restricted stock or restricted share units, at the director’s discretion.

     Reduction in Compensation. In January 2009, in response to worsening economic conditions, the Board of Directors of ArvinMeritor reduced the amount of their annual compensation (consisting of their annual cash retainer and the value of the annual equity grant) by 10%. In November 2009, the Board of Directors voted to reinstate their previous compensation.

     Deferrals. A director may elect to defer payment of all or part of the cash retainer and meeting fees to a later date, with interest on deferred amounts accruing quarterly at a rate equal to 120% of the Federal long-term rate set each month by the Secretary of the Treasury. Each director also has the option each year (provided sufficient shares are available under a plan covering director equity grants to accommodate this deferral option at the time of its election) to defer all or any portion of the cash retainer and meeting fees by electing to receive restricted shares of Common Stock or restricted share units that could be forfeited if certain conditions are not satisfied. The restricted shares or restricted share units in lieu of the cash retainer and meeting fees are valued at the closing price of ArvinMeritor Common Stock on the New York Stock Exchange – Composite Transactions reporting system (the “NYSE Closing Price”) on the date the fee payment would otherwise be made in cash. In fiscal year 2010, no director deferred cash payments to a later date (although one director received cash payments due to prior deferrals), and no directors elected to receive restricted shares or restricted share units in lieu of cash payments.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

     On October 1, 2001, Federal-Mogul Corporation filed a petition for Reorganization under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court in Wilmington, Delaware, and filed for administration in the courts of the United Kingdom. Federal-Mogul stated that the purpose of its reorganization would be to separate its asbestos-related liabilities from its operating businesses. Charles G. McClure, Jr., Chairman of the Board, Chief Executive Officer and President and a director of the Company, was Chief Executive Officer of Federal-Mogul from July 2003 to July 2004, and President and Chief Operating Officer from January 2001 to July 2003.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Since October 1, 2009 (the beginning of fiscal year 2010), there have been no transactions or currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any director, officer or member of their immediate family had or will have a direct or indirect material interest.

     Various means are employed to solicit information about relationships or transactions involving officers and directors that could raise questions of conflict of interest. Annual questionnaires solicit information from directors and officers regarding transactions and relationships that could trigger SEC rules on disclosure of related person transactions, as well as relationships and transactions that could impair a director’s independence under the rules of the New York Stock Exchange. Directors and officers have a continuing duty to update the information should any changes occur during the year. In addition, all salaried employees, including officers and directors, have a duty to report any known conflicts of interest that would violate the Company’s code of ethics (including policies regarding standards of business conduct and conflicts of interest; see Code of Ethics below). A toll-free employee Helpline is available for that purpose. Salaried employees, including officers, are also required to complete an annual certification that they are unaware of, or have reported, any such conflict of interest.

     Although we have no written policy regarding review, approval or ratification of related person transactions, the Audit Committee under its Charter has the authority to review and approve all related-party transactions defined as those transactions required to be disclosed under Item 404 of Regulation S-K of the rules and regulations under the Exchange Act. The Business Standards Compliance Committee (which is made up of management personnel) and the Audit Committee have responsibility for review of compliance by officers and other employees with the code of ethics, including conflict of interest provisions, and the Corporate Governance and Nominating Committee has similar responsibility with respect to compliance by directors. If a transaction or relationship involving an officer or director were to be reported through the employee Helpline, annual compliance certifications, questionnaires or otherwise, the Audit Committee, with the assistance of the Business Standards Compliance Committee, would investigate and consider all relevant facts and circumstances, including the nature, amount and terms of the transaction; the nature and amount of the related person’s interest in the transaction; the importance of the transaction to the related person and to the Company; whether the transaction would impair the judgment of a director or officer to act in the Company’s best interest; and any other facts involving the transaction that the Committee deems significant, and would then take appropriate action. Transactions will not be approved under the code of ethics if they are not in the Company’s best interests. Any Committee member who is a related person in connection with a transaction would not participate in the Committee’s consideration.

CORPORATE GOVERNANCE AT ARVINMERITOR

     ArvinMeritor is committed to good corporate governance. The foundation of our corporate governance principles and practices is the independent nature of our Board of Directors and its primary responsibility to ArvinMeritor’s shareowners. Our corporate governance guidelines have been in place since the Company’s creation in 1997. The guidelines are reviewed periodically by the Corporate Governance and Nominating Committee and changes are recommended to the Board for approval as appropriate. We will continue to monitor developments and review our guidelines periodically, and will modify or supplement them when and as appropriate. Our current Guidelines on Corporate Governance are posted on our website, www.arvinmeritor.com, in the section headed “Investors – Corporate Governance”. Our policies and practices are summarized below.

Board Independence
  Independent directors must comprise at least a majority of the Board and, as a matter of policy, a substantial majority of the Board should be independent directors. The Board has adopted criteria for independence based on the definition used in the listing requirements of the New York Stock Exchange.

  The Corporate Governance and Nominating Committee reviews the independence of each director annually.

  Only independent directors serve on the Board’s standing committees.
Board Composition
  Board nominees are screened and recommended by the Corporate Governance and Nominating Committee and approved by the full Board (see Nominating Procedures above for information on Board selection criteria).

  Committee membership is reviewed periodically to assure that each committee has the benefit of both experience and fresh perspectives.

  Committee chairs and the Presiding Director are normally rotated at least once every four years. A director usually serves on a committee at least 12 months before becoming its chair, and a former chair normally serves on a committee for at least 12 months after retiring as chair. Exceptions are made in appropriate circumstances.

  The Board has established term limits that provide that each director shall serve no more than 12 consecutive years, beginning the later of his initial election to the Board or the date of adoption of the provision (November 12, 2003). The Board, by affirmative vote of at least 2/3 of the directors, may make exceptions to this provision in appropriate cases.

  Directors should not serve on the boards of more than three other public companies, unless the Board has determined that such service does not impair the ability of the director to serve effectively.

  The Guidelines on Corporate Governance establish the following expectations regarding director tenure:
  Non-employee directors are required to offer not to stand for re-election if they are age 70 at the time of re-election or will reach age 70 during their new term. The Corporate Governance and Nominating Committee decides whether continued Board service is appropriate and, if so, the length of the next term.

  Directors whose job responsibilities change significantly during their Board service, or who retire from the position they held when elected to the Board, are required to offer to resign. The Corporate Governance and Nominating Committee reviews the appropriateness of continued Board membership.

  When the Chief Executive Officer retires or resigns from that position, he is expected to offer his resignation from the Board. The Board and the successor Chief Executive Officer determine whether continued Board service is desirable and appropriate.
  Under the Company’s majority vote policy, any nominee for director who receives a greater number of “withheld” votes than “for” votes in an uncontested election is required to tender his resignation after the certification of the shareowner vote. The Corporate Governance and Nominating Committee considers the resignation and recommends to the Board what action should be taken. The Board is required to take action and publicly disclose the decision and its underlying rationale within 90 days of certification of the shareowner vote.
Key Responsibilities of the Board
  The Company’s long-term strategic goals and plans are discussed in depth by the Board at least annually.

  The non-management directors select the Chief Executive Officer of the Company and meet at least annually to evaluate the Chief Executive Officer’s performance against long-term goals and objectives established by the Compensation Committee.

  Management development and succession plans are reviewed annually, including CEO succession plans.
Board and Committee Meetings
  The Board has appointed a Presiding Director to chair executive sessions, serve as liaison with the chief executive officer and participate in development of meeting agenda.

  Board and committee meeting agendas are developed through discussions with management and the Presiding Director, and are focused on business performance and strategic issues, leadership, and recent developments.

  Presentation materials are generally made available to Board and committee members for review in advance of each meeting.

  Directors are expected to attend, prepare for and participate in meetings. The Corporate Governance and Nominating Committee monitors each director’s attendance and addresses issues when appropriate.

  Non-management directors meet in private executive sessions during each regular Board meeting. The Presiding Director chairs these meetings and communicates the results of the sessions to the Chief Executive Officer.

  Minutes of each committee meeting are provided to each board member, and the chair of each committee reports at Board meetings on significant committee matters.

  Information and data important to understanding of the business, including financial and operating information, are distributed regularly to the Board.
Board Performance and Operations
  The Corporate Governance and Nominating Committee, which is composed solely of independent directors, is responsible for corporate governance and Board practices, and formally evaluates these areas periodically.

  Each Board committee has a detailed charter outlining its responsibilities, as described above under the heading Board of Directors and Committees.

  The Board and its committees have the authority to hire such outside counsel, advisors and consultants as they choose with respect to any issue related to Board activities. Directors also have full access to Company officers and employees and the Company’s outside counsel and auditors.

  To enhance Board effectiveness, the Corporate Governance and Nominating Committee conducts annual self-evaluations of the Board’s performance. In addition, informal reviews of individual performance are conducted periodically. Results are shared with the Board, and action plans are formulated to address any areas for improvement.
Director Education
  Each new director is provided a program of orientation to the Company’s business, which includes discussions with each business and functional head, background materials on the Company’s financial condition and business, and a facility tour.

  The continuing education process for Board members includes extensive informational materials, meetings with key management and visits to Company facilities.

  Meeting agenda regularly include discussions of business environment, outlook, performance and action plans for the various business segments.

  Board members may request presentations on particular topics and specific facility visits to educate them and update their knowledge as to the Company, its industry and markets, the responsibilities of directorship, and other topics of interest.

  Each director is encouraged to attend educational seminars and conferences to enhance his or her knowledge of the role and responsibilities of directors.

  In each fiscal year, at least one director is required to attend a director education seminar accredited by Institutional Shareholder Services. In fiscal year 2010, two directors attended such accredited seminars.
Alignment with Shareowner Interests
  A portion of director compensation is equity-based and therefore tied to the Company’s stock performance. Directors can also elect to receive their cash retainer fees in the form of restricted shares of Common Stock or restricted share units.

  The Compensation Committee and the Board oversee employee compensation programs to assure that they are linked to performance and increasing shareowner value. The Compensation Committee also monitors compliance by Company executives with stock ownership guidelines. (See Compensation Discussion and Analysis below.)

  Senior management meets regularly with major institutional investors and shareowners and reports to the Board on analyst and shareowner views of the Company.
  The Board has adopted stock ownership guidelines for non-employee directors to further the direct correlation of directors' and shareowners' economic interests. Each non-employee director is required to own 26,800 shares of common stock, restricted stock or restricted share units effective the later of (i) five years from the date of his or her initial election to the Board and (ii) five years from the date of adoption of this provision in the Corporate Governance Guidelines (September 15, 2010). All of the directors are currently in compliance with this guideline.

CODE OF ETHICS

     All ArvinMeritor employees, including our chief executive officer, chief financial officer, controller and other executive officers, are required to comply with our corporate policies regarding Standards of Business Conduct and Conflicts of Interest. These policies have been in place since the Company was formed in a spin-off from Rockwell International Corporation (“Rockwell”) in 1997. The purpose of these corporate policies is to ensure to the greatest possible extent that our business is conducted in a consistently legal and ethical manner. The Audit Committee has oversight responsibility with respect to compliance by employees. The Board of Directors is also required to comply with these policies, and the Corporate Governance and Nominating Committee is responsible for monitoring compliance by directors.

     Employees may submit concerns or complaints regarding ethical issues on a confidential basis to our Helpline, by means of a toll-free telephone call or e-mail. The Office of the General Counsel investigates all concerns and complaints. Employees may also contact the Board of Directors directly on these issues. See Communications with the Board of Directors below.

     ArvinMeritor’s ethics manual, including the text of the policies on Standards of Business Conduct and Conflicts of Interest, is posted in the section headed “Investors – Corporate Governance” on our website, www.arvinmeritor.com. We will post on our website any amendment to, or waiver from, a provision of our policies that applies to our chief executive officer, chief financial officer or controller, and that relates to any of the following elements of these policies: honest and ethical conduct; disclosure in reports or documents filed by the Company with the SEC; compliance with applicable laws, rules and regulations; prompt internal reporting of code violations; and accountability for adherence to the policies.

OWNERSHIP BY MANAGEMENT OF EQUITY SECURITIES

     The following table shows the beneficial ownership, reported to us as of October 31, 2010, of ArvinMeritor Common Stock of (a) each director, (b) each executive officer listed in the table under Executive Compensation - Summary Compensation Table below and (c) such persons and other executive officers as a group. See Voting Securities above for information on beneficial holders of more than 5% of outstanding ArvinMeritor Common Stock.

Beneficial Ownership as of October 31, 2010

			Percent of Outstanding
Name	Number of Shares(1) (2) (5)		Common Stock(3)
Joseph B. Anderson, Jr.	28,655	(4)	*
Rhonda L. Brooks	33,779	(4)	*
David W. Devonshire	20,501	(4)	*
Ivor J. Evans	See footnote 8	below	*
Victoria B. Jackson	25,819	(4)	*
James E. Marley	35,529	(4)	*
Charles G. McClure, Jr.	620,819	(4)(6)	*
William R. Newlin	47,250	(4)(7)	*
Steven G. Rothmeier	107,100		*
Jeffrey A. Craig	68,479	(4)	*
Vernon G. Baker, II	263,179	(4)(6)	*
Mary Lehmann	63,849	(4)	*
Carsten J. Reinhardt	79,274	(4)	*
James Donlon	10,639	(6)	*
All of the above and other executive officers
as a group (18 persons)	1,509,908	(4)(6)	1.6%

____________________

*	Less than one percent.

(1)	Each person has sole voting and investment power with respect to the shares listed unless otherwise indicated.

(2)
In accordance with Rule 13d-3(d)(1) under the Exchange Act, the number of shares owned includes the following numbers of shares of Common Stock which may be acquired upon exercise of options that were exercisable or would become exercisable within 60 days: 7,500 shares for Mr. Anderson; 9,000 shares for each of Ms. Brooks, Ms. Jackson and Mr. Marley; 0 shares for each of Messrs. Devonshire, Evans and Rothmeier; 2,250 shares for Mr. Newlin; 100,000 shares for Mr. McClure; 153,000 for Mr. Baker; and 0 shares for Messrs. Craig and Reinhardt, respectively; and 338,189 shares for all directors and executive officers as a group.

(3)
For purposes of computing the percentage of outstanding shares beneficially owned by each person, the number of shares owned by that person and the number of shares outstanding include shares as to which such person has a right to acquire beneficial ownership within 60 days (for example, through the exercise of stock options, conversions of securities or through various trust arrangements), in accordance with Rule 13d-3(d)(1) under the Exchange Act.

(4)
Includes restricted shares of Common Stock awarded under the directors stock plans or the Company’s long-term incentive plans, as applicable. Restricted shares are held by the Company until certain conditions are satisfied.

(5)
Does not include the following restricted share units granted under the Company’s stock plans and held as of October 31, 2010: 13,500 units for each of Mr. Anderson, Ms. Brooks, Mr. Devonshire and Mr. Newlin; 21,460 units for each of Ms. Jackson and Mr. Marley; 26,942 units for Mr. Evans; 28,067 units for Mr. Rothmeier; 112,400 units for each of Mr. Baker and Ms. Lehmann; 188,000 units for Mr. Craig; 564,100 units for Mr. McClure; 225,880 units for Mr. Reinhardt and 1,519,209 units for all directors and executive officers as a group.

(6)
Includes shares beneficially owned under the Company’s Savings Plans. Does not include 18,794 share equivalents held for Mr. Baker, 170 share equivalents for Ms. Lehmann and 23,090 share equivalents for all directors and executive officers as a group under the Company’s supplemental savings plan on October 31, 2010.

(7)
Includes 700 shares held in the name of Mr. Newlin’s spouse and 6,860 shares held by a trust of which Mr. Newlin’s spouse is beneficiary. Mr. Newlin disclaims beneficial ownership of these shares. In addition, includes 3,165 shares which are pledged by Mr. Newlin to partially secure a business line of credit.

(8)	Mr. Evans holds his equity interest in the Company in the form of 26,942 restricted share units, which are not included in this table.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

     The Compensation and Management Development Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and based on such review and discussions, recommended to the Board of Directors that such Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Management Development Committee

William R. Newlin, Chairman

David W. Devonshire

James E. Marley

Steven G. Rothmeier

COMPENSATION DISCUSSION AND ANALYSIS

     The purpose of this section of the proxy statement is to provide the information you need to understand our compensation policies and how they relate to the compensation of the Named Executive Officers. The Named Executive Officers are the senior members of management listed or discussed in the detailed compensation tables and other data included in this proxy statement. You should read this section in conjunction with those tables and other data.

Executive Summary

The main components of ArvinMeritor’s executive compensation program are annual salary, annual bonus based on earnings and cash flow for the year and long-term incentives consisting of time-based equity coupled with stock ownership requirements and cash for annual performance over a three year plan period. The Compensation Committee believes in a “pay for performance” philosophy under which executives are rewarded for performance against objective standards. Executive compensation should incentivize management to achieve goals aligned with shareowner value, but should not insulate them from the external realities of the business if they do not. ArvinMeritor’s executive compensation program in the last two years has been a testimony to this philosophy.

     Highlights of Recent Compensation Actions
  Salaries Reduced. Executives took 10% salary reductions from January 1, 2009 through the balance of the fiscal year and suspended the Company match to the savings plan, all as part of rigorous cost cutting measures in response to the global recession.

  No Bonus or Incentive Payments for 2009. No annual bonuses or long-term cash incentive payments were made with respect to fiscal year 2009.

    Although the Compensation Committee felt the Company performed well in view of the economic downturn, and responded aggressively and appropriately to the downturn, the Compensation Committee’s “pay for performance” philosophy meant that compensation paid (or rather not paid) to the executive officers for 2009 had to reflect the challenging environment.

    As a result, the “direct compensation” (base salary, annual incentives and long-term incentives) paid in cash to the Named Executive Officers decreased approximately 50-70% in 2009 from their direct cash compensation in 2008.

  Bonus Targets for 2010 Higher than Annual Operating Plan. For fiscal year 2010, the Compensation Committee established that achievement of 100% of targeted financial measures in the annual operating plan, which historically had resulted in a 100% annual bonus payout, would only result in a minimum bonus achievement of 25%.

    This reduction of the amount payable for achieving the annual operating plan reflected the economic conditions present at the beginning of the fiscal 2010 year and the associated low level of targeted earnings.

  Salary Levels Reinstated Only As Conditions Began to Recover. Full executive salaries and the savings plan match were only reinstated in November 2009 as conditions for the business recovered from crisis levels.

  Merit Increases Delayed. No merit increases in base salary were awarded in fiscal year 2009 and when merit increases were reinstated in June 2010, the Named Executive Officers were awarded 3% increases, which is the same level of increases as the general salaried population.

  Company Exceeded Bonus Target for 2010. The Company exceeded annual incentive compensation targets for fiscal year 2010 largely due to the Company’s pro-active cost-reduction measures combined with a modest level of industry recovery.

    In accordance with the pay for performance compensation philosophy, payment was made under the 2010 Incentive Compensation Plan

  Company Exceeded Threshold for Long Term Incentive Payout in 2010. Despite the effects of the recession in 2008 and 2009, a strong fiscal year 2010 performance resulted in the Company being able to exceed the threshold level for the long term cash performance plan for the three year cycle ended September 30, 2010.

    In accordance with the pay for performance compensation philosophy, payment was made under this long term cash performance plan.

  Stock Ownership Requirements Increased. Executive stock ownership requirements were increased in September 2010.

    Chief Executive Officer and other Named Executive Officers hold in excess of these increased targets.
Administration of Executive Compensation Program

     The Compensation Committee has overall responsibility for executive compensation, including administration of equity compensation plans. (See Board of Directors and Committees above for information on the Compensation Committee’s members, charter and meetings in fiscal year 2010.) As part of this responsibility, the Compensation Committee evaluates the performance of the Chief Executive Officer and determines his compensation in light of the goals and objectives of the Company and the executive compensation program.

     In discharging its duties, the Compensation Committee retains a compensation consultant (the “consultant”). Through January 2010, the compensation consultant was Hewitt Associates L.L.C. Thereafter, the consultant was Meridian Compensation Partners, LLC (a spin-off of the executive consulting portion of Hewitt Associates L.L.C.). The consultant provides information on current compensation trends, develops competitive market data and provides objective recommendations as to design of the compensation program, including the form and mix of award vehicles and the nature and level of performance criteria and targets. The Compensation Committee directly engages the consultant. Management also retains Hewitt Associates L.L.C. to provide actuarial and administrative services with respect to pensions and retiree medical benefits and selected projects. In fiscal year 2010, Hewitt

Associates L.L.C. was paid approximately $42,531 for services relating to executive compensation and approximately $3,361,910 for other services. The decision to engage Hewitt Associates L.L.C. for these other services was made by management and not the Compensation Committee or the Board. After January 2010, only Meridian Compensation Partners, LLC was engaged by the Compensation Committee for services relating to executive compensation and Meridian Compensation Partners, LLC perform no other services for the Company or management.

     The Compensation Committee seeks and considers input from senior management in many of its decisions, and the consultant confers and collaborates with senior management in developing its compensation recommendations. Senior management regularly participates in the Committee’s activities in the following specific respects:
  The Chief Executive Officer reports to the Compensation Committee with respect to his evaluation of the performance of the Company’s senior executives, including the other Named Executive Officers. Together with the Senior Vice President, Human Resources, the Chief Executive Officer makes recommendations as to compensation decisions for these individuals, including base salary levels and the amount and mix of incentive awards.

  The Senior Vice President, Human Resources participates in the development of the compensation program, including formulation of performance objectives and targets for incentive compensation, and oversees its implementation and interpretation, in each case carrying out the direction of the Compensation Committee and the recommendations of the consultant. He also assists the Chairman of the Compensation Committee in developing meeting agenda and oversees preparation and distribution of pre-meeting informational materials on the matters to be considered.

  The Chief Financial Officer is responsible for evaluating the tax, financial and accounting aspects of compensation decisions. He participates in developing financial objectives and targets for performance-based incentive compensation, and oversees calculation of payout and vesting levels, in accordance with plan design and the direction of the Compensation Committee.
Executive Compensation Philosophy and Objectives

     The Compensation Committee’s compensation philosophy is to “pay for performance.” The fundamental objectives of the Company’s executive compensation program are: (1) to attract, retain and motivate high caliber of executives necessary for ArvinMeritor’s leadership and growth; (2) to recognize company and individual performance through evaluation of each executive’s effectiveness in meeting strategic and operating plan goals; and (3) to foster the creation of shareowner value through close alignment of the financial interests of executives with those of ArvinMeritor’s shareowners.

     The Compensation Committee uses several basic practices and policies to carry out its philosophy and to meet the objectives of ArvinMeritor’s executive compensation program:
  Competitive Compensation Packages. In order to attract and retain talented individuals, the Compensation Committee designs total compensation packages to be competitive with those of other companies with which ArvinMeritor competes for talent, using benchmarking studies to determine market levels of compensation, as described below.

  Performance-Based Compensation. A significant portion of each Named Executive Officer’s total potential compensation is at risk because it is contingent on achieving strategic and operating plan goals that are intended to improve shareowner return. These goals are established to recognize company performance against specified targets. A significant portion of the target annual compensation of the Named Executive Officers is made up of performance-based compensation, with the remainder comprised of base salary and service-based restricted shares or restricted share units.

  Equity Awards and Stock Ownership Requirements. A significant portion of incentive compensation for executives is comprised of equity and equity-based awards, or is tied to metrics that reward creation of shareowner value, which is intended to align the interests of the Company’s executives with those of shareowners. In addition, senior executives are required under the Company’s stock ownership guidelines to own a specified number of shares of ArvinMeritor Common Stock, which were increased in September 2010.

Market Analysis and Benchmarking

     The Compensation Committee assesses the competitiveness of ArvinMeritor’s compensation program, using data and studies compiled and provided by the consultant. The consultant provides a detailed competitive pay study periodically, with limited updates in the intervening years. As part of the assessment process, the Committee compares the amount of each component and the total amount of direct compensation (defined below) for each executive officer with that of other companies in the durable goods manufacturing sector, including companies in the automotive sector, which have executive officer positions comparable to the Company’s and with which the Company may compete for talented executives. The peer group for the competitive analysis in fiscal year 2010 included the following 35 companies (“peer group”):

AGCO Corporation
American Axle & Manufacturing Holdings, Inc.
BorgWarner Inc.
Caterpillar Inc.
Cummins Inc.
Dana Holding Corp.
Danaher Corporation
Deere & Company
Delphi Corporation
Donaldson Co Inc.
Dover Corporation
Eaton Corporation
Federal-Mogul Corporation
Federal Signal Corporation
Fleetwood Enterprises, Inc.
Flowserve Corporation
Hayes-Lemmerz International, Inc.
Ingersoll-Rand Company Limited
ITT Corporation
Johnson Controls, Inc.
Joy Global Inc.
Kennametal Inc.
Lear Corporation
Modine Manufacturing Company
Navistar International Corporation
Oshkosh Corp.
PACCAR Inc.
Parker-Hannifin Corporation
Rockwell Automation, Inc.
Sauer-Danfoss Inc.
Tenneco Inc.
Terex Corporation
The Timken Company
TRW Automotive Holdings Corporation
Visteon Corporation

     See “Elements of the ArvinMeritor Compensation Program – Overview and Analysis” below for information on how the Compensation Committee uses this peer group data in setting compensation.

     The Compensation Committee (or the Board of Directors, as appropriate) may also consider practices at other companies with respect to other elements of compensation, such as perquisites, retirement plans and health and welfare benefits, in assessing the competitiveness and cost effectiveness of the Company’s programs. Any such studies are done on a case-by-case basis, as needed, and may use a group of comparator companies identified at the time by the consultant or other advisors.

Elements of the ArvinMeritor Compensation Program

Overview and Analysis

     The primary components of ArvinMeritor’s executive compensation program are base salary, annual incentives and long-term incentives, referred to herein as “direct compensation”. Each of these components, and the relative levels of equity and non-equity compensation that comprise direct compensation, are generally set in relation to competitive market rates among peer group companies, as described above.

  The Compensation Committee approves variations from peer group revenue-adjusted median, or 50th percentile, base salary levels for some individuals based on their responsibilities, experience, expertise and performance. In addition, when recruiting new executives, base salary is often set at a premium above the median of the peer group, in order to attract outstanding candidates.

  The Compensation Committee believes that individuals should have an opportunity to earn above-median rewards for superior performance over the longer term. Therefore, while the Committee looks at the median of the peer group in terms of the target long-term incentive award for each position, it identifies a maximum potential payout for each position that would be significantly above-median. The range of potential payouts on long-term incentives is described below, under the heading “Components – Long-Term Incentives.” There is no particular target proportion among these components or between equity and non-equity awards. However, the program contemplates that a significant portion of each executive’s direct compensation is performance-based and therefore is at risk. Performance-based awards, whether in the form of equity or non-equity, are tied to achievement of goals that are intended to improve, or reflect improvements in, shareowner value (see the performance-based awards described under the heading “Components” below).

  The Compensation Committee divides executive officers into separate “bands” for the purposes of establishing the levels of annual and long-term incentive awards. A “band” consists of officers in one or more salary grades who are grouped together for incentive compensation purposes and receive the same target incentive awards. These target awards represent a blend of the market rates for the positions within the band. The chief executive officer (Mr. McClure) is in the first band; the chief operating officer (Mr. Reinhardt) is in the second band; the chief financial officer (Mr. Craig) is in the third band; and the general counsel and head of strategy (Mr. Baker and Ms. Lehmann) are in the fourth band. The remaining executive officers are in one or more other bands. One purpose of the salary bands is to equalize incentive opportunities for individuals with similar levels of responsibility, regardless of their salary grades. This practice is intended to improve internal pay equity among the officer group. Considerations of internal pay equity among officers are also factored into the consultant’s studies and the market data with respect to direct compensation.
     The Committee did not specifically discuss the effect of prior years’ compensation in conjunction with setting 2010 compensation. However, the Committee was aware of the potential value of outstanding long-term incentives, including the likelihood of their payout and vesting (based on achievement of performance objectives to date and on levels of payout and vesting of past awards), and this information was also implicit in the overall plan design used by the consultants in making recommendations for 2010 compensation.

     In addition to direct compensation, special hiring or retention incentives have been put in place for certain executives, to motivate them to join the Company or to continue their employment. Executive officers also receive health and welfare benefits and are entitled to participate in the Company’s defined benefit and defined contribution pension plans and savings plans on substantially the same basis as other employees.

     Each component of the executive compensation program is discussed below.

Components

     Base Salary. The Compensation Committee generally reviews base salaries for executive officers (including the Named Executive Officers) at the beginning of each fiscal year. Annual salary increases, if any, are based on evaluation of each individual’s performance and on his level of pay compared to that for similar positions at peer group companies, as indicated by the consultant’s reports and survey data. In recognition of worsening economic conditions, the Compensation Committee did not award any increases in the base salary of Named Executive Officers for fiscal year 2009. On the contrary, in January 2009, the salaries of all executive officers (including the Named Executive Officers) were reduced by 10% as part of the Company’s cost-cutting measures, and the Company match under the qualified savings plan was suspended in February 2009. Salaries were not reinstated to their former level until November 1, 2009 and the match was not reinstated until November 16, 2009. The first annual increase in base salaries for executive officers thereafter was effective June 1, 2010 and was set at 3%, the same level of increase for salaried employees in general. The Compensation Committee from time to time also reviews and adjusts base salaries for executive officers at the time of any promotion or change in responsibilities, although in 2009 any such adjustment (including one for Mr. Craig and for Mr. Reinhardt) was delayed until after the pay reduction referenced above was discontinued.

     Annual Incentives. The Incentive Compensation Plan, as amended (“ICP”), was approved by the Company’s shareowners in January 2010. Under the ICP, executives (including the Named Executive Officers) can earn annual bonuses based on performance against goals established by the Compensation Committee at the beginning of the fiscal year for:
  The Company as a whole, less the body systems business as described below (the “Core Business”) or

  The Company’s body systems business, which is substantially all that remains of the light vehicle business and which is currently in discontinued operations (“LVS”).
Executives working at LVS have their goals tied to LVS only. All other executives (including all of the Named Executive Officers) have their goals tied to the Core Business only.

     The annual incentive goals for fiscal year 2010 for the Core Business and for LVS were based on their respective performances by the following two measures, which are defined as set forth below:

Adjusted EBITDA Pre-ICP	=
Adjusted EBITDA (defined as income (loss) before interest, income taxes, depreciation and amortization, loss on sale of receivables, restructuring expenses and asset impairment charges)

plus

the amount of incentive compensation expense (total incentive compensation expense, which is dependent on eligible compensation targets at year end)

Free cash flow	=	cash flows provided by (used for) operating activities less capital expenditures before restructuring payments in the case of the Core Business and factoring and securitization in the case of LVS
     These two components (Adjusted EBITDA Pre-ICP and free cash flow) are equally weighted for the purposes of potential annual incentives. The Compensation Committee chose these measures because Adjusted EBITDA and free cash flow are commonly used by the investment community to analyze operating performance and entity valuation and, as such, are factors in the value of shareowners’ investment in the Company. The Compensation Committee also established target awards, stated as a percentage of base salary, for key employees, including the Named Executive Officers. Target awards for fiscal year 2010 were 100% of base salary for Mr. McClure; 65% for Messrs. Craig and Reinhardt; and 55% for Mr. Baker and Ms. Lehmann. See the table under the heading Grants of Plan-Based Awards for information on the target, minimum and maximum awards for each Named Executive Officer for fiscal year 2010.

     To determine whether bonus awards are paid, performance for the year is measured against specified target levels. Historically, the target for 100% bonus achievement was based on achieving the free cash flow and Adjusted EBITDA defined in the Company’s annual operating plan (“AOP”). However, given the economic conditions present at the beginning of the fiscal 2010 year and the associated low level of targeted earnings, the Compensation Committee established that achievement of AOP Adjusted EBITDA Pre-ICP and free cash flow would only result in a minimum bonus achievement of 25%.

     Accordingly, for the Core Business, no incentive compensation payment would be made until Adjusted EBITDA Pre-ICP was $191 million and free cash flow was $(22) million and at such levels the incentive compensation would be 25% of target. Once those minimums were reached, the Compensation Committee determined that any incentive compensation for performance above the minimum or threshold should in the current recessionary environment “pay for itself” up to a 100% payment of incentive compensation. Accordingly, for every dollar of performance that exceeds the threshold of $191 million of Adjusted EBITDA Pre-ICP and free cash flow of $(22) million, the incentive compensation pool is increased dollar for dollar up to a 100% payment of incentive compensation. Once 100% of the target incentive compensation is reached by this calculation, any amount by which performance exceeds the target up to the maximum increases the incentive compensation pool on a one-for two basis, or one dollar of incentive compensation for every two dollars of additional Adjusted EBITDA Pre-ICP and free cash flow. An assumption of the total amount of incentive compensation is necessary in order to implement the one-for-one and one-for-two rule. An estimate of this amount was used by the Compensation Committee in initially setting target and maximum Adjusted EBITDA Pre-ICP levels. This estimate was trued up in the final calculation to match the actual incentive compensation amounts based on eligible compensation targets at year end.

     The calculation for the LVS incentive compensation payment is similar, except that the amount from threshold to target and from target to maximum is pro rata rather than dollar-for-dollar or dollar-for-two dollars. The minimum Adjusted EBITDA Pre-ICP for LVS was breakeven and the minimum free cash flow was $(40) million. No incentive compensation payment for LVS would be made until Adjusted EBITDA Pre-ICP was breakeven and free cash flow was $(40) million and at such levels the incentive compensation would be 25% of target.

     The following charts summarize payout calculations for each portion of the incentive payment:

Core Business Targets

	Adjusted EBITDA	Payout (% of Target
	Pre-ICP	Award)	Free Cash Flow
Maximum	$274 million	200%	$34 million
Target	$214 million	100%	$1 million
Threshold	$191 million	25%	$(22) million

LVS Targets

	Adjusted EBITDA	Payout (% of Target
	Pre-ICP	Award)	Free Cash Flow
Maximum	$20 million	200%	$20 million
Target	$10 million	100%	Breakeven
Threshold	Breakeven	25%	$(40) million

     The calculated award for an individual cannot exceed 200% of his target award. However, the Committee has discretion to adjust any award once it is calculated (either upward by up to 50% or downward by up to 100%), or to make an additional award, to reflect individual performance or special achievements. However, any discretionary increase in an award, or special award, to a Named Executive Officer could have tax consequences under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”), as described below. Under the terms of the Company’s Deferred Compensation Plan, an executive may elect to defer receipt of all or a portion of payouts of his annual incentive bonus. Deferred bonuses accrue interest during the deferral period and are paid out either in a lump sum or in not more than ten annual installments, as elected by the executive, beginning the January after termination of employment.

     The Compensation Committee approved annual incentive bonus payouts to the Named Executive Officers, based on a 200% achievement of the above performance objectives, with respect to fiscal year 2010. See the column headed “Non-Equity Incentive Plan Compensation” and the related footnote in the Summary Compensation Table below. Total payouts of annual incentive bonuses for fiscal year 2010, as a percentage of base salary, will be 200% for Mr. McClure, 130% for Messrs. Craig and Reinhardt, and 110% for Mr. Baker and Ms. Lehman.

     In addition, the Compensation Committee made a special award of $75,000 to each of Mr. Craig and Mr. Reinhardt for fiscal year 2010 in recognition of special achievements in the fiscal year. These special bonuses are included in the column headed “Bonus” in the table under Summary Compensation Table below. As has been the practice in prior years, the Compensation Committee also provided a pool of $350,000 to be awarded by the Chief Executive Officer to individual employees on the basis of outstanding performance or significant achievements, none of which was allocated to the Named Executive Officers.

     Long-Term Incentives

     Overview. The Compensation Committee provides long-term incentives to key employees, including the Named Executive Officers, which are tied to various performance or service objectives over three-year cycles. Each year, the Compensation Committee considers the types of award vehicles to be used and the performance or service objectives and targets on which payout of each type of award depends. The Company has used a number of long-term incentive plans for awards in the past, most recently the 2007 Long-Term Incentive Plan (the “2007 LTIP”) and the 2010 LTIP. The Company’s shareowners approved the 2010 LTIP in January 2010 to govern awards going forward. As insufficient shares remain available under this plan, an amendment to the 2010 LTIP to increase the number of shares available for grant is being proposed for shareowner approval at this annual meeting and the proposed amended and restated 2010 LTIP is attached to this proxy statement as Appendix A.

     The Compensation Committee selects the types and mix of awards for long-term incentives each year after reviewing the consultant’s report and survey data on peer group compensation, market practices, shares available for grant under the Company’s long-term incentive plans, and goals to be achieved. The Compensation Committee has used a combination of two types of awards in the past three years, as described below. One type of award is equity-based and the other is tied to metrics that reward creation of shareowner value, which is intended to align management’s interests with those of shareowners.
  Awards under Cash Performance Plans. Historically, when the Compensation Committee establishes a performance plan, it designates a three-year performance period and establishes performance objectives for the plan. Objectives for the 2008-2010 performance period were based on return on invested capital (“ROIC”) over that three-year performance period. Beginning in 2009, the global economic recession and uncertainty at the time of setting targets led the Compensation Committee to believe that, although a three year plan continued to be appropriate in order to reward long term incentives, setting a three year performance target would be extremely difficult for the time being. Accordingly, for the 2009–2011 and the 2010-2012 cash performance plans, the Compensation Committee adopted a three year plan with the flexibility of setting separate one-year or two-year targets within the three-year cycle. The targets would be determined at the beginning of the one or two year period, as the case may be. For the 2009 fiscal year, this target continued to be based on ROIC. For the 2010 fiscal year of both the 2009-2011 and the 2010-2012 plans, the Compensation Committee determined to base the target on Adjusted EBITDA (as defined above under Annual Incentives) as a percent of total sales (“EBITDA margin”). ROIC is defined to mean net income (before cumulative effect of accounting changes, gains and losses on sale or disposition of businesses, minority interest, tax-effected interest expense and tax-effected restructuring expense) divided by average invested capital (total debt, including preferred capital securities, minority interests and shareowners’ equity) for the applicable period. Consistent with past practice and the adjustments to net income listed in the definition of ROIC, ROIC as calculated also excludes non-cash asset impairment charges. Targeted ROIC or EBITDA margin are believed to correlate to shareholder value and contribute to strong cash flow and debt reduction. Management changed to an EBITDA margin target during 2010 to simplify the internal reporting and provide a stronger linkage to the targeted performance of operational personnel. Each of these respective performance measures was a key corporate focus at the respective time, and was communicated to investors and analysts on a regular basis.

         The Compensation Committee also establishes target awards, stated as dollar amounts, for each of the Named Executive Officers under each performance cycle. Participants can earn awards at the end of the three-

year performance period, which may vary from 0% to 200% of target awards (0% to 300% for the 2010-2012 cycle), based on actual performance against specified levels. No awards under this plan may be earned unless the threshold for payout over the period is met as set forth below. For the 2008-2010 and 2009-2011 cycles, the award payments are further multiplied by the percentage change in the price of ArvinMeritor Common Stock over the three-year performance period, which may increase the payment finally awarded up to a maximum of 200% of the original amount or reduce it down to a minimum of 50% of the original amount. This attempts to further tie payments to stock price appreciation. Although there is no stock multiplier for the 2010 fiscal year of the 2010-2012 cycle, there are additional opportunities, depending on actual performance, to earn up to 300% of targets. No earnings are accrued or paid on these awards. At the discretion of the Compensation Committee, payments may be made wholly or partly by delivering shares of Common Stock valued at the fair market value on the last trading day of the week preceding the day the Compensation Committee determines to make payments in the form of shares.

       The threshold for payout of the 2008-2010 cycle under the long-term incentive cash performance plan was met and a payout was made for this performance cycle. See Fiscal Year 2010 Long-term Incentive Payouts below. The targets and potential payouts were as follows:

2008 – 2010 Performance Period

			Range of Possible
	ROIC over Performance		Percentages Earned
	Period	% of Award Earned	After Giving Effect to
	ending September 30, 2010	and Paid Out	Stock Price Multiplier
Threshold for Payout	8%	50%	25 – 100%
Target Payout	10.5%	100%	50 – 200%
Maximum Payout	13% or higher	200%	100 – 400%

     For cycles in progress for which it is still possible to earn an award, the following charts summarize the potential payouts at different levels of performance of the applicable objective:

2009 – 2011 Performance Period

For 2009:

			Range of Possible
			Percentages Earned
		% of Award Earned	After Giving Effect to
	ROIC for Fiscal Year 2009	and Paid Out	Stock Price Multiplier
Threshold for Payout	3.5%	50%	25 – 100%
Target Payout	5%	100%	50 – 200%
Maximum Payout	6.5% or higher	200%	100 – 400%

For 2010:

			Range of Possible
			Percentages Earned
	EBITDA Margin for Fiscal	% of Award Earned	After Giving Effect to
	Year 2010	and Paid Out	Stock Price Multiplier
Threshold for Payout	4.3%	50%	25 – 100%
Target Payout	5.3%	100%	50 – 200%
Maximum Payout	6.3% or higher	200%	100 – 400%

2010 – 2012 Performance Period

For 2010:

	EBITDA Margin for Fiscal	% of Award Earned
	Year 2010	and Paid Out
Threshold for Payout	4.3%	50%
Target Payout	5.3%	100%
Opportunity Payout	6.3%	200%
Maximum Payout	6.8%	300%

     Since there is no stock multiplier for the 2010-2012 performance period that relates to the entire three year period, the portion of the award based upon 2010 performance has been determined. In 2010, the Company achieved at a level which will result in an approximately 240% payout with respect to the 2010 portion of this three year performance period (i.e. so 240% of one-third of target). This portion will be paid after the entire three year performance period has been completed. See the column headed “Non-Equity Incentive Plan Compensation” and the related footnote in the table under Summary Compensation Table below.
  Restricted Shares or Restricted share units. The Compensation Committee grants restricted shares of Common Stock or restricted share units that are subject to forfeiture if the grantee does not continue as an employee of ArvinMeritor or a subsidiary or affiliate for a restricted period of at least three years (subject to certain exceptions in the event of death, disability or retirement). The period under which an employee receives severance is included for the purposes of vesting. Restricted shares have all the attributes of outstanding shares during the restricted period, including voting and dividend rights, except that the shares are held by the Company and cannot be transferred by the grantee. Cash dividends, if any, during the restricted period are reinvested in additional restricted shares of Common Stock, which will vest or be forfeited at the same time as the underlying shares. Restricted share units represent the right to receive one share of common stock upon the vesting date, subject to terms and conditions. Dividends during the restricted period are not paid or accrued on restricted share units.

         The amount of the target award under cash incentive plans, and the number of any restricted shares or restricted share units awarded to each Named Executive Officer, is determined based on his salary band, as described above under “Overview and Analysis.”
     Fiscal Year 2010 Long-term Incentive Payouts. The Compensation Committee provided long-term incentives to the Named Executive Officers under the 2007 LTIP in the form of grants of restricted shares and target awards under a three-year cash performance plan for the period ended September 30, 2010. This equity grant and the cash performance plan each represented one-half of the total value of the long-term incentive opportunity awarded to the individual in that year, based on an assumed share price of $10.90 per share. The allocation among the two types of grants is intended to award achievement of performance objectives as well as continued employment, without regard for performance levels, during a difficult industry period.

     Despite the economic downturn and global financial crisis occurring in fiscal years 2008 and 2009, the Company achieved the key operational objective for the three year period ended September 30, 2010 as follows:
  Cash Performance Plans. The Compensation Committee reviewed the Company’s ROIC for the performance period and determined that it exceeded the threshold level necessary for a cash payout. ROIC for the performance period was 9.1%, which would have resulted in a 72% payout. Application of the stock price multiplier decreased the amounts paid to 55%. Payments were made in cash. See the column headed “Non-Equity Incentive Plan Compensation” and the related footnote in the table under Summary Compensation table for information on actual cash payments under the 2007 LTIP with respect to fiscal year 2010 for each Named Executive Officer.

The component of the long-term incentive program rewarding continued employment will be paid out as follows:
  Restricted Shares. The restricted shares of Common Stock awarded to the Named Executive Officers in fiscal year 2008 will vest on January 2, 2011 for each of the Named Executive Officers who continued to be employed on that date. Pursuant to the terms of the grant, any cash dividends on these restricted shares during the restricted period were reinvested in additional restricted shares of Common Stock vested at the same time as the underlying shares.
     Fiscal Year 2010 Awards. In fiscal year 2010, long-term incentives were provided to the Named Executive Officers in the form of grants of restricted share units of Common Stock and target awards under cash performance plans, as described below. The equity grant represents one-half, and the cash performance plan represents one-half, of the total value of the long-term incentive opportunity for the individual in that year.
  Restricted Share Units. The Compensation Committee awarded restricted share units to the Named Executive Officers (subject to shareowner approval of the 2010 LTIP, which was received at the 2010 Annual Meeting). These restricted share units will vest upon the grantee’s continued employment with ArvinMeritor through the end of the three year restricted period and be paid out on December 1, 2012. Pursuant to the terms of the grant, dividends are not paid or accrued on these restricted share units during the restricted period. The grant was made based on an assumed share price of $8.47 per share, which was the closing price on the date of grant.

  Cash Performance Plans. The Compensation Committee established a performance plan with a three-year performance period ending September 30, 2012, granted target awards, expressed as cash payments, to the Named Executive Officers and established performance objectives for the first year of the plan based on the Company’s EBITDA margin, as described above. No earnings are accrued or paid on these awards.
     See the table under the heading Grants of Plan-Based Awards for information on the specific grants of restricted share units and cash awards under performance plans to each of the Named Executive Officers in fiscal year 2010. See also the narrative under Employment Agreements thereafter for a description of agreements entered into in 2010 with Mr. Donlon relating to his termination from the Company.

     The Compensation Committee’s practice in recent years with respect to timing of annual equity-based awards has been to establish December 1 as the standard grant date, whenever possible. If a special meeting is required in December in order to approve the grants for the three year cycle, the date of grant may be delayed until January 2. The timing of the grant date does not impact the terms of the grant of restricted shares or restricted share units. However, under the FASB’s compensation guidance, the Company measures the fair value of stock-based awards, which is recognized in the Company’s financial statements, based on the market value of the Common Stock on the grant date. The purpose of establishing a standard grant date for the Company’s annual grant of equity-based long-term incentive awards is to avoid any issue of whether a grant precedes or follows public disclosure of material information. The Company normally announces its fiscal year earnings in mid-November, and use of December 1 (or January 2, as the case may be) as a standard grant date provides the market sufficient time to absorb and reflect the information, whether positive or negative, prior to measurement of fair value for accounting purposes.

     Pension and Retirement Plans. The Company maintains a tax-qualified defined contribution savings plan, as well as a supplemental savings plan that provides for contributions without regard to the limitations imposed by the IRC on qualified defined contribution plans. All of the Named Executive Officers may participate in the Company’s qualified and supplemental savings plans on the same basis as other eligible employees.

     Under the qualified savings plan, a participant can defer up to 20% of his eligible pay, on a before-tax or after-tax basis, subject to annual IRC limits, and the Company matches deferrals at the rate of 100% on the first 3% and 50% on the next 3% of eligible pay. This match was suspended on February 1, 2009 as a temporary cost-cutting measure due to worsening economic conditions, but was reinstated on November 16, 2009. “Eligible pay” includes base salary and annual bonus under the ICP. If an executive elects to participate in the supplemental savings plan, he can continue to contribute on a before-tax basis, even though his qualified savings plan contributions or his eligible pay have reached the annual IRC limits. Both participant contributions and Company matching contributions to the qualified and supplemental savings plans are always 100% vested.

     The Named Executive Officers participate in both the qualified and supplemental savings plans. Employee contributions made by Named Executive Officers to the savings plans in fiscal year 2010 are included in the column headed “Salary”, and the Company’s matching contributions are included in the column headed “All Other Compensation,” in each case in the table under Summary Compensation Table below.

     The Company maintains a tax-qualified, non-contributory defined benefit pension plan that covers eligible employees hired before October 1, 2005, and a supplemental pension plan that provides benefits to the participants without regard to the limitations imposed by the IRC on qualified pension plans. Mr. McClure, Mr. Baker and Ms. Lehmann participate in these plans (and Mr. Donlon participated) on the same basis as other employees, except that, pursuant to the terms of his original employment agreement, Mr. McClure earned two years of pension service for each year he was employed through December 31, 2007 when his benefit under this defined benefit plan was frozen. The present value of accumulated pension benefits for these Named Executive Officers is reported in the table under the heading Pension Benefits below.

     Employees hired on or after October 1, 2005, including Messrs. Craig and Reinhardt, are not eligible to participate in the defined benefit pension plans, and the Company instead makes additional contributions each year (ranging from 2% to 4% of base salary plus annual bonus, depending on age) to their accounts in the Company’s qualified and supplemental savings plans. The amounts contributed by the Company to the savings plans on behalf of Messrs. Craig and Reinhardt as pension contributions are included in the column headed “All Other Compensation” in the table under Summary Compensation Table below.

     Benefits under the Company’s defined benefit pension plans were frozen, beginning January 1, 2008, and replaced with additional annual Company contributions (ranging from 2% to 4% of base salary plus annual bonus, depending on age) to the savings plans and supplemental savings plans for the accounts of eligible employees, including Messrs. McClure, Baker and Donlon and Ms. Lehmann. See Pension Benefits below for further information on this change. In order to compensate Mr. McClure for the elimination of the special service credit under the defined benefit program, the Compensation Committee approved additional defined contributions to the supplemental savings plan on his behalf in an amount equal to five times what he would otherwise be entitled to receive.

     Perquisites. In fiscal year 2006, the Compensation Committee determined to phase out most perquisite programs (including company cars, club memberships, and reimbursement for financial services) and related gross-ups for payment of income taxes, and replace them with uniform cash payments (see the column headed “All Other Compensation” in the table under Summary Compensation Table below). As a result, the value of total perquisites provided in fiscal year 2010 for each Named Executive Officer was less than $10,000. See the footnote related to “All Other Compensation” in the table under Summary Compensation Table below.

     Health and Welfare Benefits. The Company maintains health and welfare benefits, including medical, dental, vision, disability and life insurance programs, and the Named Executive Officers are entitled to participate in these programs on the same basis as other employees. Providing these benefits is necessary for the Company to remain competitive with other employers.

     Employment Agreements and Retention Awards. The Compensation Committee believes it is appropriate to enter into agreements with executive officers relating to certain terms of their employment (including the effects of termination without cause), and in some cases to make special retention awards of service-based restricted shares of Common Stock or restricted share units. The purpose of these agreements and awards is to provide incentives to attract candidates for officer positions and to motivate key individuals to continue their services. The current employment agreements with the Named Executive Officers are described below under the heading Employment Agreements. Special retention awards of restricted shares of Common Stock made to the Named Executive Officers are reported in the table under Outstanding Equity Awards at Fiscal Year-End 2010.

Stock Ownership Guidelines

     As noted above, alignment of the financial interests of ArvinMeritor’s key executives with those of its shareowners is a fundamental objective of the Compensation Committee’s program and helps to carry out its “pay for performance” philosophy. Accordingly, ArvinMeritor has for many years set minimum ownership guidelines that require each officer and other executive to own a minimum number of shares of ArvinMeritor Common Stock.

In September 2010, these minimum stock ownership guidelines were increased to the following number of shares of ArvinMeritor Common Stock:

Minimum Number of Shares Owned
Chief Executive Officer	600,000
Chief Operating Officer and Chief Financial Officer	175,000
Other Executive Officers in Salary Grades 26 and above	75,000
Other Executive Officers	35,000
Other Executives subject to the guidelines	10,000

     Shares owned directly (including unvested restricted shares of Common Stock) or through savings plans of ArvinMeritor and unvested restricted share units are considered in determining whether an executive meets the ownership guidelines. Shares subject to unexercised stock options are not considered. The ownership guidelines provide a transition period during which executives may achieve compliance. In general, this period ends as of the date that is five years after the date the ownership guidelines become applicable to the executive. As of October 31, 2010, all of the Named Executive Officers have satisfied their ownership requirements.

Clawback Policy

     Our 2010 LTIP has a clawback provision applicable to awards that were subsequently the subject of a restatement of financial statements within one year due to misconduct or culpable conduct. The Committee will be reviewing our company’s clawback policy in fiscal year 2011 in light of new legislation concerning executive compensation policies.

Tax Deductibility of Executive Compensation

     Section 162(m) of the IRC generally limits the deductibility of compensation paid to each Named Executive Officer to $1,000,000 per year. An exception to this rule exists for any compensation that is “performance based,” as defined in the IRC. Annual incentive awards are designed to be “performance based” for purposes of Section 162(m) and would not be subject to the deductibility limit. Long-term awards are intended to be “performance-based” as well, but depending upon the design of the plan may or may not be subject to the deductibility limit. However, salaries, service-based restricted shares or restricted share units, special employment and retention incentives, and special annual bonus payments do not qualify as “performance based” compensation for this purpose.

     Although the Compensation Committee’s policy is to structure compensation arrangements when possible in a manner that will avoid limits on deductibility, it is not a primary objective of the Company’s compensation program. In the view of the Committee, meeting the objectives stated above is more important than the ability to deduct the compensation for tax purposes.

Cautionary Statement

     The information appearing in this Compensation Discussion and Analysis, and elsewhere in this proxy statement, as to performance metrics, objectives and targets relates only to incentives established for the purpose of motivating executives to achieve results that will help to enhance shareowner value. This information is not related to the Company’s expectations of future financial performance, and should not be mistaken for or correlated with any guidance issued by the Company regarding its future earnings, free cash flow or other financial measures.

SUMMARY COMPENSATION TABLE

The information set forth below reflects compensation, from all sources, awarded to, earned by or paid to our chief executive officer, chief financial officer, former chief financial officer, and the other three most highly compensated executive officers of the Company (“Named Executive Officers”) for the fiscal years ended September 30, 2008, 2009 and 2010 (except as noted). The compensation reported below is for services rendered in all capacities to ArvinMeritor and its subsidiaries.

							Change in
							Pension Value
							and Non-
							Qualified
						Non-Equity	Deferred
					Option	Incentive Plan	Compensation	All Other
	Fiscal	Salary2	Bonus3	Stock Awards4	Awards4	Compensation5	Earnings6	Compensation7	Total
Name and Principal Position1	Year	($)	($)	($)	($)	($)	($)	($)	($)
Charles G. McClure, Jr.	2010	$1,151,917	$0	1,500,037	$0	$4,394,000	$279,170	$281,384	7,606,508
Chairman of the Board,	2009	1,068,542	0	1,087,470	0	0	305,741	629,953	3,091,706
Chief Executive Officer and	2008	1,120,833	0	3,672,000	1,425,000	2,743,000	30,633	338,789	9,330,255
President (principal executive officer)

Jeffrey A Craig	2010	466,713	75,000	499,730	0	1,205,042	0	60,577	2,307,062
Senior Vice President,	2009	397,683	0	362,490	0	0	0	77,336	837,509
Chief Financial Officer	2008	398,833	0	348,750	0	453,101	0	87,570	1,288,254
(principal financial officer)

Vernon G. Baker, II	2010	500,833	0	299,838	0	971,500	108,192	64,442	1,944,805
Senior Vice President and	2009	464,583	0	216,730	0	0	118,582	91,149	891,044
General Counsel	2008	485,417	0	348,750	0	611,150	5,147	95,915	1,546,379

Mary A. Lehmann	2010	340,567	0	299,838	0	790,220	29,489	49,527	1,509,641
Senior Vice President,
Strategic Initiatives

Carsten J. Reinhardt	2010	588,917	75,000	599,676	0	1,558,400	0	65,188	2,887,181
Senior Vice President and	2009	511,042	0	435,550	0	0	0	97,123	1,043,715
Chief Operating Officer	2008	520,833	25,025	585,000	0	738,950	0	105,464	1,975,272

James D. Donlon, III	2010	199,410	0	0	0	482,104	19,537	534,675	1,235,726
Former Executive	2009	653,948	0	1,168,740	0	0	36,964	128,230	1,987,882
Vice President	2008	696,900	0	585,000	0	1,017,383	35,122	123,951	2,458,356
____________________

1	The table reflects the positions held with ArvinMeritor at September 30, 2010. Ms. Lehmann was not a Named Executive officer prior to fiscal year 2010. Accordingly, only her compensation for fiscal year 2010 is included in the table.

2	This column includes amounts contributed by the Named Executive Officers to the Company’s tax-qualified 401(k) savings plan and the related nonqualified supplemental savings plan (see Non-qualified Deferred Compensation below).

3	This column includes special awards made to Mr. Reinhardt and Mr. Craig in recognition of special achievement during the applicable fiscal year.

4	Represents the grant date fair value computed in accordance with the FASB ASC Topic 718. The preceding years’ stock and option award values have been recomputed on this basis. Information on the assumptions used in valuation of the grants is included in Note 19 of the Notes to Consolidated Financial Statements in the Form 10-K, which is incorporated herein by reference. These amounts may not reflect the actual value realized upon vesting, settlement or exercise, if any.

5	This column includes cash payouts under (a) a cash performance plan established pursuant to the Company’s long term incentive plans with respect to three-year performance periods ended September 30, 2008 and September 30, 2010, and (b) the ICP with respect to annual bonuses for fiscal year 2008 and 2010, in the amounts set forth below. There were no cash payouts under any long term incentive plan with respect to the three-year performance period ended September 30, 2009 or under the ICP with respect to annual bonuses for fiscal year 2009. No earnings were paid or accrued on outstanding awards during the fiscal year. All payouts were in the form of cash.

Name	2008 LTIP Payout	2008 ICP Payout
Charles G. McClure, Jr.	$1,144,500	$1,598,500
Jeffrey A. Craig	125,895	327,206
Vernon G. Baker, II	228,900	382,250
Carsten J. Reinhardt	267,050	471,900
James D. Donlon, III	381,500	635,883

Name	2010 LTIP Payout	2010 ICP Payout
Charles G. McClure, Jr.	$825,000	$2,369,000
Jeffrey A. Craig	165,000	640,042
Vernon G. Baker, II	165,000	566,500
Mary Lehmann	165,000	385,220
Carsten J. Reinhardt	275,000	803,400
James D. Donlon, III	213,889	268,215

This column also includes the portion of the long term incentive plan for the three year performance period ended September 30, 2012 that has been earned for 2010 performance. This portion will not be paid out until the entire three year performance period has been completed.

Name	2010 Portion of 2010-2012 LTIP
Charles G. McClure, Jr.	$1,200,000
Jeffrey A. Craig	400,000
Vernon G. Baker, II	240,000
Mary Lehmann	240,000
Carsten J. Reinhardt	480,000
James D. Donlon, III	0

See Compensation Discussion and Analysis above and Grants of Plan-Based Awards below for information on long-term incentive target awards made in fiscal year 2010 for the three-year performance period ending in fiscal year 2012 and annual bonus targets for fiscal year 2010.

6	This column includes the change in actuarial present value of accumulated pension benefits of the Named Executive Officers under all defined benefit pension plans accrued during the period between the pension plan measurement dates used for financial statement reporting purposes for the reported fiscal year and the prior year. The amounts used for 2008 were based on a measurement date of June 30. Effective as of September 30, 2009, the Company changed its measurement date for accounting purposes from June 30 to September 30. As a result, the amounts for fiscal year 2009 were measured as of September 30, 2009, and the net increase in the present value of accrued benefits has been pro-rated by 12/15ths to account for 15 months of benefit growth from the prior fiscal year's information. See the Pension Benefits table that follows for additional information. There were no above-market or preferential earnings on compensation that was deferred on a basis that is not tax-qualified during the fiscal year for the Named Executive Officers. See Pension Benefits below for information on years of service and accumulated pension benefits for Messrs. McClure, Donlon and Baker and Ms. Lehmann under the Company’s tax-qualified and non-qualified defined benefit retirement plans. Messrs. Craig and Reinhardt are not eligible to participate in these plans.

7	This column includes the following amounts for 2010: (a) amounts contributed by the Company to the accounts of the Named Executive Officers under the employee savings plan and related supplemental savings plan, including additional amounts contributed in lieu of participation in the Company’s defined benefit retirement plans (see Pension Benefits below); (b) cash allowances in lieu of perquisites (see Compensation Discussion and Analysis – Elements of the ArvinMeritor Compensation Program – Components – Perquisites above); and (c) in the case of Mr. Donlon, severance; in each case, in the amounts disclosed in the table below:

Type of Compensation	McClure	Craig	Baker	Lehmann	Reinhardt	Donlon
Employer savings plan contributions	$247,384	$33,577	$37,442	$22,527	$38,188	$9,150
Cash allowances in lieu of perquisites	$34,000	$27,000	$27,000	$27,000	$27,000	$27,000
Severance Payment	$0	0	0	0	0	$498,525
____________________

Total perquisites for each Named Executive Officer in fiscal 2010 did not exceed a value of $10,000 and have not been included in this column.

GRANTS OF PLAN-BASED AWARDS

     The Compensation Committee made the following grants to the Named Executive Officers under the ICP, the 2007 LTIP and the 2010 LTIP in fiscal year 2010. No consideration was paid by the Named Executive Officers for these awards.

					Estimated Future
					Payouts Under Non-Equity			All Other
			Date of		Incentive Plan Awards1			Stock	Grant Date Fair
	Plan	Grant	Compensation	Type of	Threshold	Target	Maximum	Awards (# of	Value of Stock and
Name	Name	Date	Committee Action	Award	($)	($)	($)	shares)2	Option Awards3
Charles G. McClure, Jr.	2010 LTIP	12/01/09	11/05/09	Restricted				177,100	1,500,037
				Share units
	2007 LTIP			Cash performance	750,000	1,500,000	4,500,000
				plan targets
	ICP			Annual	296,125	1,184,500	2,369,000
				incentive plan
				targets

Jeffrey A Craig	2007 LTIP	12/01/09	11/05/09	Restricted share units				59,000	499,730
	2007 LTIP			Cash performance	250,000	500,000	1,500,000
				plan targets
	ICP			Annual incentive	80,005	320,021	640,042
				plan targets

Vernon G. Baker, II	2007 LTIP	12/01/09	11/05/09	Restricted share				35,400	299,838
				units
	2007 LTIP			Cash performance	150,000	300,000	900,000
				plan targets
	ICP			Annual incentive	70,813	283,250	566,500
				plan targets

Mary A. Lehmann	2007 LTIP	12/01/09	11/05/09	Restricted share				35,400	299,838
				units
	2007 LTIP			Cash performance	150,000	300,000	900,000
				plan targets
	ICP			Annual incentive	48,153	192,610	385,220
				plan targets

Carsten J. Reinhardt	2007 LTIP	12/01/09	11/05/09	Restricted share				70,800	599,676
				units
	2007 LTIP			Cash performance	300,000	600,000	1,800,000
				plan targets
	ICP			Annual incentive	100,425	401,700	803,400
				plan targets

James D. Donlon, III	2007 LTIP			Restricted shares				0	0
	2007 LTIP			Cash performance	250,000	500,000	1,500,000
				plan targets
	ICP			Annual incentive	33,358	133,429	266,858
				plan targets

____________________

1	These columns include target amounts for awards under three-year cash performance plans established pursuant to the 2007 LTIP and target amounts for annual incentive awards under the ICP. Potential payout amounts for threshold, target and maximum performance are expressed as dollar amounts. Awards may, at the discretion of the Compensation Committee, be paid out in the form of shares of Common Stock, with the number of shares determined based on the market price at the time of payout. See Compensation Discussion and Analysis above for further information on the terms of ICP awards and 2007 LTIP awards in fiscal year 2010. Actual ICP payouts for fiscal year 2010 are reported in the column headed “Non-Equity Incentive Plan Compensation” and the related footnote under Summary Compensation Table above.

2	This column includes grants of service-based restricted share units (see Compensation Discussion and Analysis above).

3	This column includes the grant date fair value of restricted share units of Common Stock granted in fiscal year 2010, computed in accordance with the FASB ASC Topic 718. Information on the assumptions used in valuation of the grants is included in Note 19 of the Notes to Consolidated Financial Statements in the Form 10- K, which is incorporated herein by reference. There were no dividends paid by the Company on its stock in 2010.

Employment Agreements

     2009 Officer Employment Letters. The officers of the Company (with the exception of Mr. Donlon, as discussed below) entered into employment letters with the Company in fiscal year 2009, which replaced any previous employment letters with such officers. Under the terms of these letters, if the Company terminates the executive’s employment without cause, the executive will receive:
  any accrued and unpaid compensation;

  monthly severance pay for a period of 36 months for Mr. McClure, 30 months for each of Messrs. Craig and Reinhardt, and 24 months for Mr. Baker and Ms. Lehmann;

  pro rata participation in the current year annual bonus;

  pro rata participation in the cash portion of long-term incentive cycles under the terms of the applicable plan (which provide payout for only those existing long-term incentive cycles that began more than a year before the last day employed), based on the portion of the performance cycle that has elapsed as of the last day employed;

  continuation of health and welfare benefits (other than accidental death and dismemberment (“ADD”) and long-term and short-term disability coverage) throughout the severance period (or until the executive becomes subsequently employed and covered by the health plan of the new employer);

  vesting or forfeiture of special grants of service-based restricted shares, performance shares or RSUs as determined under the agreement relating to the grant (which in Mr. Craig’s and Mr. Reinhardt’s case provide for full vesting of those special awards);

  vesting or forfeiture of all other restricted shares, performance shares or restricted share units based on the terms of the applicable plans, which provide for vesting based on the portion of the restricted period that has elapsed as of the end of the severance period for restricted shares or restricted share units and forfeiture for performance shares; and

  outplacement services for twelve months not to exceed $10,000.

     The 2009 officer employment letters also provide for vesting in accordance with the terms of the applicable plans for all equity grants in the event of a Change in Control (as defined in those plans) as well as the severance benefits described above if a separation of service results from a Change in Control or within one year thereafter (provided the full target amount of annual bonus will be paid in that event rather than a pro rata portion). The 2009 officer employment agreements also provide for payments in the event of death and disability which are comparable to those provided under prior agreements. These are described further under Potential Payments Upon Termination or Change in Control below.

Mr. Donlon Termination Agreement

     Effective as of September 15, 2009, the Company entered into an agreement with Mr. Donlon regarding his termination of employment. Under the terms of the agreement, Mr. Donlon’s employment with the Company was terminated on January 16, 2010 (the “Termination Date”). Upon termination of his employment on the Termination Date, Mr. Donlon became entitled to:
  monthly severance pay equal to $58,650 per month for a period of 24 months, paid in equal semi-monthly installments;

  continued health and certain other benefit coverage through the severance period (although with respect to health, such coverage will terminate if he subsequently becomes covered by a health plan of a new employer);

  full vesting on January 16, 2010 of all of his outstanding restricted shares;

  continued eligibility for a pro rated annual incentive award for 2010 (at his target award of 65% of his base salary) based on time actually worked, payable in accordance with the terms of the Company’s annual incentive compensation plan;

  continued eligibility for a target cash award, if any, of $500,000 under the Company’s long term incentive plan for the fiscal year 2008-2010 cycle and the fiscal year 2009-2011 cycle, in accordance with the terms of such plan, subject to approval of the Committee; and

  outplacement assistance for twelve months not to exceed $10,000.
     The terms of these agreements are subject to modification to the extent necessary to comply with the requirements of Section 409A of the IRC relating to deferred compensation.

     See Potential Payments Upon Termination or Change in Control below for information on the amounts that would be payable to the Named Executive Officers if their employment had been terminated at the end of fiscal year 2010.

Description of Plan-Based Awards

     See Compensation Discussion and Analysis–Elements of the ArvinMeritor Compensation Program–Components–Annual Incentives and –Long-Term Incentives above for information on the types of plan-based awards that were made in fiscal year 2010 and are reported in the table above, the applicable performance objectives, and how payouts are calculated. See the column headed “Non-Equity Incentive Plan Compensation” and the related footnote in the table under Summary Compensation Table above for information on actual bonus payments made with respect to fiscal year 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2010

     The following unexercised stock options, unvested restricted shares of Common Stock and unvested restricted share units were held by the Named Executive Officers as of September 30, 2010.

	Option Awards				Stock Awards
					Number	Value of
					of Shares	Shares or
	Number of securities				or Units of	Units of
	underlying unexercised		Option		Stock That	Stock That
	options1		Exercise	Option	Have Not	Have Not
	(#)		Price	Expiration	Vested2	Vested3
Name	Exercisable	Unexercisable	($)	Date	(#)	($)
Charles G. McClure, Jr.	100,000	0	$18.48	8/9/2014	—	—
	—	—	—	—
	—	—	—	—
	0	300,000	$12.78	7/25/18
					881,601	13,832,320

Jeffrey A. Craig	—	—	—	—	236,799	3,715,376
	—	—	—	—

Vernon G. Baker, II	33,000	0	14.81	11/10/2010
	60,000	0	19.85	1/21/2012
	30,000	0	15.32	11/22/2012
	30,000	0	17.94	11/17/2013
	—	—	—	—	144,811	2,272,085

Mary A. Lehmann	—	—	—	—	155,594	2,441,270

Carsten J. Reinhardt	—	—	—	—	288,253	4,522,690

James D. Donlon, III	—	—	—	—	0	0
____________________

1	This column includes options granted to the Messrs. McClure and Baker in fiscal year 2004 and earlier, all of which have vested, and a grant to Mr. McClure in July 2008. Other than the grant to Mr. McClure, the Company has not granted stock options to employees since fiscal year 2004, and none of Ms. Lehmann or Messrs. Craig, Donlon, and Reinhardt hold any stock options.

2
This column includes the following separate grants of restricted shares of Common Stock or restricted share units that vest upon continuation of employment through the end of the restricted period. The number of shares of restricted stock held as of September 30, 2010 includes the original grant, plus additional shares of restricted stock purchased through reinvestment of dividends (excluding fractional shares).

				Number
				of Shares
				Held as
				of
Name	Type of Grant	Grant Date	Vesting Date	9/30/10
Charles G. McClure, Jr.	Restricted share units	12/01/2009	12/01/2012	177,100
	Restricted share units	1/02/2009	1/02/2012	387,000
	Restricted shares (retention award)	7/25/2008	7/25/2011	154,403
	Restricted shares	1/02/2008	1/2/2011	163,098

Jeffrey A. Craig	Restricted share units	12/01/2009	12/01/2012	59,000
	Restricted share units	1/02/2009	1/02/2012	129,000
	Restricted shares	1/02/2008	1/2/2011	32,411
	Restricted shares (retention award)	05/01/2006	5/01/2011	16,388

Vernon G. Baker, II	Restricted share units	12/01/2009	12/01/2012	35,400
	Restricted share units	1/02/2009	1/02/2012	77,000
	Restricted shares	1/02/2008	1/02/2011	32,411

Mary A. Lehmann	Restricted Share Units	12/01/2009	12/01/2012	35,400
	Restricted Share Units	1/02/2009	1/01/2012	77,000
	Restricted Shares	1/02/2008	1/02/2011	32,411
	Restricted Shares (retention award)	9/11/2006	9/11/2011	10,783

Carsten J. Reinhardt	Restricted share units	12/01/09	12/01/2012	70,800
	Restricted share units	1/02/2009	1/02/2012	155,000
	Restricted shares	1/02/2008	1/02/2011	54,366
	Restricted shares (retention award)	9/11/2006	9/11/2011	8,087
____________________

3	Based on the number of shares held multiplied by the NYSE Closing Price on October 1, 2010 ($15.69 per share), which is the last trading day in the Company’s 2010 fiscal year.

OPTIONS EXERCISED AND STOCK VESTED

     The following table includes information with respect to service-based restricted shares of Common Stock held by certain of the Named Executive Officers that vested during the fiscal year ended September 30, 2010. The Named Executive Officers did not exercise any stock options during the 2010 fiscal year.

	Stock Awards
	Number of Shares
	Acquired on Vesting1
	(#)
Name of	Restricted	Value Realized Upon Vesting2
Executive Officer	Shares	($)
Charles G. McClure, Jr.	58,979	499,552
Jeffrey A. Craig	14,627	180,013
Vernon G. Baker, II	25,717	317,783
Mary A. Lehmann	17,216	205,444
Carsten J. Reinhardt	23,881	224,630
James D. Donlon, III	203,204	2,194,222
____________________

1	The number of shares acquired on vesting of restricted shares includes the number of restricted shares originally granted plus additional shares purchased periodically through reinvestment of quarterly dividends during the restricted period.

2	The amount in the table is based on the number of shares acquired upon vesting of restricted shares multiplied by the NYSE Closing Price on the date of vesting of restricted shares. If such date was not a trading date, the trading day next preceding the date is used.

PENSION BENEFITS

     ArvinMeritor has a tax-qualified defined benefit retirement plan covering salaried and non-represented U.S. employees hired prior to October 1, 2005. Sections 401(a)(17) and 415 of the IRC limit the annual benefits that may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974, the Company has established a non-qualified supplemental plan that authorizes the payment out of the Company’s general funds of any benefits calculated under provisions of the tax-qualified retirement plan that may be above limits under these sections. Participation in ArvinMeritor’s defined benefit retirement plans was terminated on December 31, 2007 and benefits were frozen as of a specified date, as described below.

     The following table shows the years of credited service and the actuarial present value of the accumulated benefit under ArvinMeritor’s qualified and nonqualified defined benefit retirement plans for Messrs. McClure, Donlon and Baker and Ms. Lehmann as of September 30, 2010 (the pension plan measurement date used for financial statement reporting purposes), assuming retirement at age 62. Effective as of September 30, 2009, the Company changed its measurement date for accounting purposes from June 30 to September 30. Payments were made to Mr. Donlon in the amount of $18,113 were made during the fiscal year ended September 30, 2010. Because they were hired after October 1, 2005, Messrs. Craig and Reinhardt are not eligible to participate in the defined benefit retirement plans.

			Present Value
		Number of Years	of Accumulated
		Credited Service	Benefit1
Name of Executive Officer	Plan Name	(#)	($)
Charles G. McClure, Jr.	ArvinMeritor Retirement Plan	3.4	$100,955
	ArvinMeritor Supplemental	6.82	1,737,369
	Retirement Plan

Jeffrey A. Craig	ArvinMeritor Retirement Plan	—	—
	ArvinMeritor Supplemental	—	—
	Retirement Plan

Vernon G. Baker, II	ArvinMeritor Retirement Plan	8.4	241,610
	ArvinMeritor Supplemental	8.4	473,353
	Retirement Plan

Mary A. Lehmann	ArvinMeritor Retirement Plan	3.9	89,940
	ArvinMeritor Supplemental	3.9	62,942

Carsten J. Reinhardt	ArvinMeritor Retirement Plan	—	—
	ArvinMeritor Supplemental	—	—
	Retirement Plan

James D. Donlon, III	ArvinMeritor Retirement Plan	2.8	102,751
	ArvinMeritor Supplemental	2.8	362,390
	Retirement Plan
____________________

1	Information on the valuation method and material assumptions applied in quantifying the present value of the current accrued benefits is included in Note 21 of the Notes to Consolidated Financial Statements in the Form 10-K, which is incorporated herein by reference.

2	Through the date of termination of participation in the defined benefit retirement plans, Mr. McClure earned two years of credited service for each year served, pursuant to the terms of his employment agreement (see Employment Agreements above). The additional credited service increased the amount reported above as actuarial present value of accumulated benefit under the ArvinMeritor Supplemental Retirement Plan by $919,150.

     The plans provide for annual retirement benefits payable on a straight life annuity basis to participating employees, reduced to reflect the cost of Social Security benefits related to service with the Company. The amount of a participant’s annual benefit generally is calculated as 1.5% of the number that is the average of covered compensation for the highest five consecutive years of the ten years preceding retirement, multiplied by years of service, less the Social Security reduction.

     Covered compensation includes base salary for the portion of fiscal year 2008 prior to December 31, 2007 when benefits under this plan were frozen. Covered compensation for fiscal year 2008 was $275,000 for Mr. McClure; $172,500 for Mr. Donlon; $118,750 for Mr. Baker and $75,000 for Ms. Lehmann. The plan credits participants with service earned with ArvinMeritor and its predecessor companies, as applicable. The plan also includes “grandfathering” provisions under which the retirement benefits payable to certain long-term employees will be adjusted in some cases to reflect differences between the benefits earned under the plan and those earned under predecessor plans of Arvin, Meritor or Rockwell.

     Participants may generally elect to retire under the plans any time after reaching age 55, with the annual benefit reduced by 6% for each year that the participant receives benefit payments prior to his reaching age 62. As of the last day of fiscal year 2010, only Messrs. Baker and McClure were eligible for early retirement under this provision.

As of Mr. Donlon’s termination of employment with the Company in January 2010, he was also eligible for early retirement, which he took during his severance period.

     In the event of the participant’s death, the plans also provide for the payment of benefits to an employee’s surviving spouse or other beneficiary. The amount of the survivor’s benefit is 60% of the participant’s benefit under the nonqualified plan, and can range from 60% to 100% of the participant’s benefit under the qualified plan, depending on the participant’s election as to benefit payment options.

     See Note 21 of the Notes to Consolidated Financial Statements in the Form 10-K for information on the funded status of the qualified plan. The non-qualified plan is currently unfunded.

     New non-union employees hired on or after October 1, 2005, including Messrs. Craig and Reinhardt, are not eligible to participate in the defined benefit retirement plans. In addition, the defined benefit retirement plans were amended, effective December 31, 2007, to provide that benefits were frozen for all participating employees as of specified dates. Most participating employees ceased accruing benefits effective January 1, 2008. Some participating employees, who either have at least 20 years of service or are age 50 or older with at least 10 years of service, will continue to accrue benefits for an additional transition period, ending June 30, 2011. None of the Named Executive Officers qualifies for this transitional accrual period. For those not eligible to participate in, or whose benefits have been frozen under, the defined benefit retirement plan, the Company makes additional defined contributions to the savings plans on behalf of these individuals, with the amount of the contribution depending on the individual’s salary and age.

     As noted above, Mr. McClure earned two years of credited service under the defined benefit retirement plans for each year served, pursuant to the terms of his employment agreement. The purpose of this additional accrual was to provide Mr. McClure with retirement benefits comparable to those he received at his last employer. To replace this provision when Mr. McClure’s benefit under the defined benefit retirement plan was frozen on December 31, 2007, the Company began making additional defined contributions to the supplemental savings plan on his behalf in an amount equal to five times what he would otherwise be entitled to receive.

NON-QUALIFIED DEFERRED COMPENSATION

     The following table reflects contributions made by the Named Executive Officers and the Company to the Company’s non-qualified supplemental savings plan in fiscal year 2010, together with earnings on the accounts of the Named Executive Officers under that plan during the fiscal year.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	contributions in	contributions in	earnings in	withdrawals/	balance at last
	last fiscal year1	last fiscal year2	last fiscal year3	distributions	fiscal year end4
Name of Executive Officer	($)	($)	($)	($)	($)
Charles G. McClure, Jr.	$63,698	228,202	134,558	0	1,608,588
Jeffrey A. Craig	15,857	14,841	15,279	0	202,028
Vernon G. Baker, II	22,556	18,259	189,549	0	819,103
Mary A. Lehmann	0	2,382	3,174	0	26,580
Carsten J. Reinhardt	11,115	19,813	19,640	0	250,272
James D. Donlon, III	0	7,859	(6,746)	387,189	0
____________________

1	The amounts reported in this column are included in the amounts reported in the column headed “Salary” for 2010 under Summary Compensation Table above.

2	The amounts reported in this column are included in the amounts reported in the column headed “All Other Compensation” for 2010 under Summary Compensation Table above.

3	“Earnings” reflects changes in aggregate account value at the end of fiscal year 2010 compared to 2009 that do not result from contributions or distributions, including interest, dividends, appreciation or depreciation in stock price and similar items. None of these earnings are reported in the table under Summary Compensation Table.

4	The amounts reported in this column previously were reported as compensation to the Named Executive Officer in the Summary Compensation Table for previous years.

Description of Non-Qualified Supplemental Savings Plan

     The ArvinMeritor Supplemental Savings Plan allows certain executives of the Company, including the Named Executive Officers, to defer amounts that cannot be contributed to the tax-qualified 401(k) plan due to deferral and compensation limits imposed by the IRC. Under the 401(k) plan, a participant can defer up to 20% of his eligible pay, on a before-tax or after-tax basis, subject to IRC limits, and the Company matches deferrals at the rate of 100% on the first 3% and 50% on the next 3% of eligible pay (except for the period from February through November 16, 2009 when such matches were suspended). “Eligible pay” includes base salary and annual bonus under the ICP. If an executive elects to participate in the Supplemental Savings Plan, he can continue to contribute on a before-tax basis, even though his 401(k) plan contributions or his eligible pay have reached the annual IRC limits. Both participant contributions and Company matching contributions to the Supplemental Savings Plan are always 100% vested.

     The Company also makes pension contributions to the 401(k) plan for certain employees who are not eligible to participate in the Company’s defined benefit retirement plans, and these contributions would be made to the Supplemental Savings Plan when eligible pay reaches statutory limits. Company pension contributions to the Supplemental Savings Plan vest 20% after two years of employment and 20% each year thereafter, with full vesting occurring after six years of employment.

     The plan administrator keeps track of contributions under the Supplemental Savings Plan as if they were invested in investment options selected by the participant. These options include a variety of mutual funds and Company Common Stock. Growth of the participant’s account depends on the investment results of the selected mutual funds and/or on the market price of, and the payment of dividends on, Company Common Stock. Earnings for each investment vehicle for fiscal year 2010 were as follows:

Name of Investment Fund	2010 Rate of Return
T. Rowe Price Prime Reserve Fund	.01%
T. Rowe Price Stable Value Fund	3.95%
PIMCO Total Return Fund	10.66%
T. Rowe Price Retirement Income Fund	8.74%
T. Rowe Price Retirement 2005 Fund	9.91%
T. Rowe Price Retirement 2010 Fund	10.55%
T. Rowe Price Retirement 2015 Fund	10.97%
T. Rowe Price Retirement 2020 Fund	11.37%
T. Rowe Price Retirement 2025 Fund	11.49%
T. Rowe Price Retirement 2030 Fund	11.67%
T. Rowe Price Retirement 2035 Fund	11.61%
T. Rowe Price Retirement 2040 Fund	11.67%
T. Rowe Price Retirement 2045 Fund	11.67%
T. Rowe Price Retirement 2050 Fund	11.64%
T. Rowe Price Retirement 2055 Fund	11.60%
AllianceBernstein Value Fund	4.03%
Goldman Sachs Structured International Equity Fund	1.89%
Lord Abbett Small-Cap Value Series	16.81%
T. Rowe Price Growth and Income Fund	8.55%
T. Rowe Price Growth Stock Fund	14.63%
Vanguard Institutional Index Fund	10.18%
T. Rowe Price Mid-Cap Growth Fund	18.03%
ArvinMeritor Common Stock	98.72%

     Distributions from the Supplemental Savings Plan are made in cash under one of three options, as elected by the participant: (a) a lump sum payment six months following termination of employment; (b) a lump sum payment at the later of age 55 or six months following termination of employment; or (c) ten annual installments payable on January 1 of each year beginning the year after the later of age 55 or six months after termination of employment.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

     The narrative and tables below describe and quantify potential compensation that could be paid to each of the Named Executive Officers by the Company upon termination of his employment as of September 30, 2010, voluntarily or for cause, without cause, upon a change of control, and upon retirement, death or disability. Except as noted below, the amounts disclosed in the table are based on actual compensation through September 30, 2010 and estimates of future compensation. The actual amounts that could be paid to the Named Executive Officers are subject to a number of variables and can only be determined after occurrence of a termination event. Mr. Donlon’s employment with the Company was terminated effective January 16, 2010 and accordingly, the table reflects only the amounts actually accrued or paid to him and the discussion below applies to him only with respect to the termination without cause and not the other termination events, except for retirement. Since Mr. Donlon was eligible for retirement during his severance period and did so retire, the long-term incentive cash amount represented in the table below would be that payable under retirement rather than termination without cause.

Voluntary Termination of Employment or Involuntary Termination of Employment with Cause

     A Named Executive Officer would be entitled to the following under the Company’s current policies, plans and employment letters upon voluntary termination of employment or involuntary termination of employment with cause. “Cause” is defined as a continued and willful failure to perform duties; gross misconduct that is materially and demonstrably injurious to the Company; or conviction of or pleading guilty (or no contest) to a felony or to another crime that materially and adversely affects the Company.

     Compensation and Benefits. If a Named Executive Officer were to voluntarily resign from his position or be terminated for cause, he would be entitled only to accrued and unpaid compensation. Participation in benefit plans would cease upon termination.

     Incentive Plan Payments and Equity Awards. Upon voluntary termination or termination with cause, a Named Executive Officer would not be entitled to annual bonus or long-term incentive cash plan participation and all unvested equity grants (including unvested restricted shares of Common Stock and restricted share units) would be forfeited. Stock options would be exercisable for three months after the termination date (or until their expiration date, if earlier), after which they would be forfeited.

     Savings Plan Distributions. Participants in the qualified savings plan are generally entitled to a lump sum distribution of the vested interest in their savings plan accounts upon any termination of service. Participants in the supplemental (non-qualified) savings plan are entitled to receive distributions of the vested portion of their accounts, either in a lump sum or in ten annual installments, at age 55 or six months after any termination of employment, depending on the election made by the participant. All participant contributions and Company matching contributions to the savings plans, and any related earnings, are immediately 100% vested. Retirement contributions made by the Company to the savings plans in lieu of participation in the defined benefit retirement plans vest 20% for each full year of the participant’s employment beginning with the second year, with full vesting of accounts after completion of six years of service.

     The Named Executive Officers would be entitled to receive a distribution of all of their employee and Company-matching contributions, and any related earnings, from their savings plan accounts upon voluntary termination or termination with cause. The Company also makes savings plan contributions on behalf of Messrs. Craig and Reinhardt, and beginning January 1, 2008, Messrs. McClure, Baker and Donlon and Ms. Lehmann, in lieu of participation in the defined benefit retirement plans. As of September 30, 2010, these additional retirement contributions had vested (and the Named Executive Officers would be eligible to receive a distribution of their accounts with respect to these distributions upon voluntary termination or termination with cause) in the following amounts: 100% for each of Mr. Baker, Mr. McClure and Ms. Lehmann; and 60% for each of Messrs. Donlon, Craig and Reinhardt.

Termination of Employment without Cause

     Upon termination without cause, a Named Executive Officer’s compensation and benefits would be governed by the terms of his 2009 employment or termination letter, as the case may be, as follows:

     2009 Employment Letters. Messrs. McClure, Craig, Baker and Reinhardt and Ms. Lehmann entered into employment letters with the Company in fiscal year 2009, which replaced any previous employment letters with such officers. Under the terms of these letters, if the Company terminates the executive’s employment without cause, the executive would receive any accrued and unpaid compensation, together with the following severance payments and benefits:
  Severance pay: The executive would receive severance pay, at his then-current salary, for a severance period of 36 months for Mr. McClure, 30 months for each of Messrs. Craig and Reinhardt and 24 months for Mr. Baker and Ms. Lehmann.

  Annual bonus: The executive would participate in the current year annual bonus on a pro rata basis, for the portion of the year during which he was actively employed.

  Long-term incentives (see Grants of Plan-Based Awards and Compensation Discussion and Analysis above for further information on the different types of long-term incentive awards that are currently outstanding):

    Cash performance plans: The executive would participate in the cash portion of each existing long-term incentive cycle that began more than a year before the last day employed on a pro rata basis, for the portion of the three-year performance period during which he was actively employed.

    Equity grants:

      Stock options: The executive’s outstanding stock options would remain exercisable for three months after the end of the severance period (but not beyond the original option expiration date).

      Restricted shares and Restricted Share Units: The executive’s outstanding unvested restricted shares and restricted share units would vest through the vesting date or the end of the severance period, whichever is earlier. To the extent not vested by the end of the severance period, unvested restricted shares and restricted share units would be forfeited (except for certain special hiring or retention grants, which would vest in full).
  Benefits: The executive would be entitled to continuation of health and welfare benefits (other than ADD and long-term and short-term disability coverage) throughout the severance period (or until the executive becomes subsequently employed and covered by the health plan of the new employer). The executive also would receive continued life insurance coverage through the end of the severance period.

  Retirement plans: Savings plan participation (including additional contributions in lieu of defined benefit plan participation) would cease at the end of employment.

  Outplacement services: The executive would receive outplacement services at Company expense for twelve months in an amount not to exceed $10,000.

No perquisites are provided to the executive or paid for by the Company during the severance period. Bonus payments and long-term incentive payouts would occur at the time applicable for all participating employees. All other amounts would be payable periodically over the severance period, with timing of some payments delayed to comply with Section 409A of the IRC.

     Mr. Donlon’s Termination Agreement. Mr. Donlon entered into an agreement under which his employment was terminated on January 16, 2010 (the “Termination Date”). Upon termination of his employment on the Termination Date, Mr. Donlon became entitled to:
  Severance pay: Monthly severance pay equal to $58,650 per month for a period of 24 months, paid in equal semi-monthly installments.

  Annual bonus. A pro rated annual incentive award for 2010 (at a target award of 65% of his base salary) based on time actually worked, payable in accordance with the terms of the Company’s annual incentive compensation plan.

  Long-term incentives:

    Cash performance plans: Continued eligibility for a target cash award, if any, of $500,000 under the Company’s long term incentive plan for the 2008-2010 cycle and 2009-2011 cycle, in accordance with the terms of such plan. Although under a termination without cause, the plan would provide for a payout on a pro rata basis for the portion of the three-year performance period during which he was employed , because Mr. Donlon retired while on severance, he would be entitled to the full amount of LTIP award.

    Restricted shares: Full vesting of the executive’s outstanding unvested restricted shares.

  Benefits. Continuation of health and certain other benefit coverage through the severance period (although with respect to health, such coverage will terminate if he subsequently becomes covered by a health plan of a new employer) and continuation of life insurance coverage, car allowance and financial counseling allowance through the end of the severance period.

  Outplacement. Outplacement assistance for twelve months not to exceed $10,000.

     Savings Plan Distributions. Upon termination without cause, the Named Executive Officers would also be entitled to a distribution of certain amounts in their savings plan accounts, as described above under “Voluntary Termination of Employment or Involuntary Termination of Employment with Cause.”

Termination of Employment upon Change of Control

     Under their employment letters, the current officers would receive substantially the same salary payments and benefits in the case of a termination of employment upon change of control (or within one year thereafter) as those outlined above for a termination of employment without cause, except that the annual bonus for the current year would be paid in full rather than pro rated. As a result, the amounts for long-term incentive payout and vesting of restricted shares, as well as the totals, would increase to the amounts stated in the tables below if termination of employment occurred on the last day of fiscal year 2010 upon a change of control.

     Payouts with respect to cash performance plans and all equity-based awards are governed by the provisions of the long term incentive plan under which they were granted. The terms of either the 2007 LTIP or the 2010 LTIP cover all outstanding cash awards cash awards or equity awards and provide for immediate vesting and payout of all equity and non-equity long-term incentive awards at target levels upon a change of control.

Retirement

     Upon retirement, a Named Executive Officer may be eligible for the following payments and benefits:

     Defined Benefit Retirement Plan. Messrs. McClure, Donlon and Baker and Ms. Lehmann participate in the Company’s defined benefit retirement plans. The present value of each of their accumulated benefits, assuming retirement at age 62, is disclosed above in the table under the heading Pension Benefits. Each of these executives (with the exception of Ms. Lehmann) was eligible to retire (or in the case of Mr. Donlon, did retire) under the defined benefit retirement plans as of the last day of fiscal year 2010. In the event of their death, their spouse would receive a portion of the pension benefit paid monthly for the remainder of her life. Messrs. Craig and Reinhardt do not participate in the defined benefit retirement plans.

     Savings Plan Distributions. Upon retirement, the Named Executive Officers would be entitled to a distribution of amounts in their savings plan accounts, including any vested Company contributions in lieu of defined benefit pension plan participation, as described above under “Voluntary Termination of Employment Termination of Employment with Cause.”

     Retiree Medical Benefits. All of the Named Executive Officers with the exception of Mr. Baker were hired after January 1, 2001 and therefore are not eligible for benefits under the Company’s retiree medical program. Since Mr. Baker has reached age 55 and has at least 10 years of service, he will be eligible for retiree medical benefits for the period from the date of his retirement to the date of his eligibility for Medicare. The value of these benefits as of September 30, 2010 is included in the table below.

     Incentive Plan Payments and Equity Awards. Upon retirement, Messrs. Baker and McClure would be entitled to participate in any annual bonuses on a pro rated basis. They would also be entitled to cash payouts under the 2007 LTIP for each three-year performance plan on the same basis and to the same extent as if employed for the entire period. Because Mr. Donlon retired while on severance, he also would be entitled to the full amount of LTIP award. Service-based restricted stock would vest in full if granted at least one year prior to retirement, but would be forfeited if granted less than a year prior to retirement. The other Named Executive Officers are not eligible to retire under the Company’s retirement plans at the end of fiscal year 2010 and, therefore, would not be entitled to vesting and payout of these awards.

Death

     In the event of his death, a Named Executive Officer’s beneficiary would receive the following benefits:

     Insurance. The Named Executive Officer’s beneficiary would be entitled to the proceeds of Company-sponsored life insurance policies.

     Compensation and Benefits. In addition to any accrued and unpaid compensation, the Named Executive Officer’s spouse and other dependents would be eligible for continuation of medical benefits for a period of six months.

     Incentive Plan Payments and Equity Awards. The Named Executive Officer’s beneficiary would be entitled to a pro rata portion of any annual bonus, based on the portion of the year that he was employed. He or she would also be entitled to pro rata cash payouts under the long term incentive plan for each three-year performance plan and full vesting of restricted shares or restricted share units (either immediately or at the end of the restricted period for each grant). Outstanding stock options would be exercisable for three years after the date of death or until the expiration of the option, whichever is earlier.

     Savings Plan Distributions. Upon the death of a Named Executive Officer, his or her beneficiary would be entitled to distribution of amounts in the Named Executive Officer’s savings plan accounts, including any vested Company contributions in lieu of defined benefit pension plan participation, as described above under “Voluntary Termination of Employment or Involuntary Termination of Employment with Cause.”

Disability

     In the event of his or her disability, which is defined as the inability to perform the duties of his or her current job as a result of disease or injury, a Named Executive Officer would be entitled to the following benefits:

     Compensation and Benefits. The Named Executive Officer would be entitled to continuation of full or partial salary (depending on years of service) for a period of six months, as short-term disability benefits, after which the Named Executive Officer would receive either 50% or 60% of salary, depending on the benefit election made (with a monthly maximum of $20,000), under the long-term disability program. After 1½ years on long-term disability benefits, continued eligibility would be based on the inability to perform any job for which the Named Executive Officer is qualified by education, training or experience. Medical, dental, vision and life insurance benefits would continue during the period of receipt of long-term disability benefits as if still employed.

     Incentive Plan Payments and Equity Awards. The Named Executive Officer would be entitled to a pro rata portion of any annual bonus, and pro rata participation in any existing three-year cash performance plans, based on the portion of the year or the performance period during which employed or on short-term disability. For grants under the 2007 LTIP and the 2010 LTIP, the Named Executive Officer would be entitled to a pro rata portion of the restricted stock or restricted share units based on actual time worked. Outstanding stock options would continue to be exercisable as provided in their grant terms. Under Mr. McClure’s July 2008 retention grant of restricted stock, he would also be entitled to full vesting of his restricted shares and options.

     Savings Plan Distributions. A Named Executive Officer would be entitled to distributions under the savings plans, as described above under “Voluntary Termination of Employment or Involuntary Termination of Employment with Cause.”

Potential Payments

     Assuming termination for the stated reasons on the last day of fiscal year 2010, and giving effect to the agreements and plan provisions described above, the Named Executive Officers would receive the following estimated payments and benefits under the agreements and plans described above. Amounts attributable to savings plan distributions, life and disability insurance, and health and welfare benefits in the event of death and disability are not included in the tables below because they are available to the Named Executive Officers on the same basis as other salaried employees.

					Vesting of
					Restricted
				Long-	Shares,
				Term	Options	Health and
	Severance	Pension	Annual	Incentive	and	Welfare	Outplacement
Charles G. McClure, Jr.	Pay1	Enhancement	Bonus2	Payout	RSUs4	Benefits	Services	Total
Voluntary Termination or Termination with Cause	0	0	0	0	0	0	0	0

Termination without Cause	3,553,500	1,737,369	2,369,000	3,025,0003	13,832,320	44,361	10,000	24,571,550

Termination Upon Change Of Control	3,553,500	1,737,369	2,369,000	4,500,0005	14,705,320	44,361	10,000	26,919,550

Retirement	0	1,737,369	2,369,000	3,825,0003	11,926,621	0	0	19,857,990

Death	0	0	2,369,000	3,025,0003	14,705,320	0	0	20,099,320

Disability	0	0	2,369,000	3,025,0003	9,955,219	0	0	15,349,219

					Vesting of
					Restricted
				Long-	Shares,
				Term	Options	Health and
	Severance	Pension	Annual	Incentive	and	Welfare	Outplacement
Jeffrey A. Craig	Pay1	Enhancement	Bonus2	Payout	RSUs4	Benefits	Services	Total
Voluntary Termination or Termination with Cause	0	0	0	0	0	0	0	0

Termination without Cause	1,230,850	0	715,042	898,3333	3,715,376	34,973	10,000	6,604,574

Termination Upon Change Of Control	1,230,850	0	715,042	1,300,0005	3,715,376	34,973	10,000	7,006,241

Retirement	NA	NA	NA	NA	NA	NA	NA	NA

Death	0	0	715,042	898,3333	3,715,376	0	0	5,328,751

Disability	0	0	715,042	898,3333	2,161,094	0	0	3,774,469

					Vesting of
					Restricted
				Long-	Shares,
				Term	Options	Health and
	Severance	Pension	Annual	Incentive	and	Welfare	Outplacement
Vernon G. Baker, II	Pay1	Enhancement	Bonus2	Payout	RSUs 4	Benefits	Services	Total
Voluntary Termination or Termination with Cause	0	0	0	0	0	0	0	0

Termination without Cause	1,030,000	0	566,500	605,0003	1,716,659	28,030	10,000	3,956,189

Termination Upon Change Of Control	1,030,000	0	566,500	900,0005	2,272,085	28,030	10,000	4,806,615

Retirement	0	0	566,500	765,0003	1,716,659	107,376	0	3,155,535

Death	0	0	566,500	605,0003	2,272,085	0	0	3,443,585

Disability	0	0	566,500	605,0003	1,325,177	0	0	2,496,677

					Vesting of
					Restricted
				Long-	Shares,
				Term	Options	Health and
	Severance	Pension	Annual	Incentive	and	Welfare	Outplacement
Mary A. Lehmann	Pay1	Enhancement	Bonus2	Payout	RSUs4	Benefits	Services	Total
Voluntary Termination or Termination with Cause	0	0	0	0	0	0	0	0

Termination without Cause	700,400	0	385,220	605,0003	1,885,844	27,650	10,000	3,614,114

Termination Upon Change Of Control	700,400	0	385,220	900,0005	2,441,270	27,650	10,000	4,464,540

Retirement	NA	NA	NA	NA	NA	NA	NA	NA

Death	0	0	385,220	605,0003	2,441,270	0	0	3,431,490

Disability	0	0	385,220	605,0003	1,494,363	0	0	2,484,583

					Vesting of
					Restricted
				Long-	Shares,
				Term	Options	Health and
	Severance	Pension	Annual	Incentive	and	Welfare	Outplacement
Carsten J. Reinhardt	Pay1	Enhancement	Bonus2	Payout	RSUs4	Benefits	Services	Total
Voluntary Termination or Termination with Cause	0	0	0	0	0	0	0	0

Termination without Cause	1,545,000	0	878,400	1,155,0003	4,522,690	35,335	10,000	8,146,425

Termination Upon Change Of Control	1,545,000	0	878,400	1,700,0005	4,522,690	35,335	10,000	8,691,425

Retirement	NA	NA	NA	NA	NA	NA	NA	NA

Death	0	0	878,400	1,155,0003	4,522,690	0	0	6,556,090

Disability	0	0	878,400	1,155,0003	2,636,030	0	0	4,669,430

Vesting of
Restricted
				Long-	Shares,
				Term	Options	Health and
	Severance	Pension	Annual	Incentive	and	Welfare	Outplacement
James D. Donlon, III6	Pay1	Enhancement	Bonus	Payout	RSUs	Benefits	Services	Total
Voluntary Termination or Termination with Cause	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Termination without Cause	1,461,600	0	268,215	713,889	2,026,194	7,370	10,000	4,487,268

Termination Upon Change Of Control	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Retirement	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Death	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Disability	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
____________________

1	Based on annual salary as of the last day of the fiscal year.

2	The executive would be entitled to annual incentive bonus participation for the 2010 fiscal year, based on time actually worked, in accordance with the terms of the ICP. For this purpose, have included actual incentive compensation paid for 2010. For Mr. Craig and Mr. Reinhardt, have also included additional bonus received in 2010.

3	Based on the actual amount paid for the cash performance plan with a three-year performance period ended September 30, 2010. Payments for the cash performance plans with three-year performance cycles ended September 30, 2011 and 2012 were estimated based on target awards and, in the case of the performance period ended September 30, 2011, an assumed stock price multiplier of 1. For termination without cause, death and disability, these cycles are pro rated for time worked prior to the event, and in the case of the performance period ended September 30, 2012 includes the portion earned in the 2010 fiscal year. See “Non-Equity Incentive Plan” column in Summary Compensation Table and the related footnote. For retirement (if applicable) a full award is paid. All payments would be made at the time the award would otherwise be paid. Because Mr. Donlon retired while on severance, he also would be entitled to the full amount of LTIP award.

4
Based, as applicable, on the number of unvested options, unvested restricted share units and unvested restricted shares (plus any additional shares purchased with reinvested dividends through September 30, 2010) as follows:

  in the case of termination upon change of control, the total number granted;

  in the case of termination without cause, the total number of restricted shares and restricted share units that would vest by the end of the executive’s separation period (unvested options would be forfeited);

  in the case of death and disability, the total number granted for options and a pro rated number for restricted shares and restricted share units based on active time worked prior to death or disability; and

  in the case of retirement for Messrs. Baker and McClure, the total number does not include those granted within less than a year.

In each case, the applicable numbers are multiplied by the NYSE Closing Price on October 1, 2010 ($15.69), the last trading day of fiscal year 2010 (or, in the case of unvested options, multiplied by the NYSE Closing Price less the exercise price of the options).

5	Based on payout at 100% of cash targets, multiplied by an assumed stock price multiplier of 1 for the three-year performance periods ending September 30, 2010, 2011 and 2012, respectively.

6	Since Mr. Donlon’s employment was terminated without cause effective January 16, 2010, the amounts in this table represent only the amounts actually accrued or paid to him in the event of his termination without cause and not the other termination events as they are no longer applicable to Mr. Donlon. Because Mr. Donlon retired while on severance, he also would be entitled to the full amount of LTIP award.

AUDIT COMMITTEE REPORT

     The Audit Committee, in accordance with its written charter, assists the Board in fulfilling its responsibility for monitoring the integrity of the accounting, auditing and financial reporting practices of ArvinMeritor. The Audit Committee’s function is more fully described in its charter, which is available in the section headed “Investors – Corporate Governance” on the ArvinMeritor website (www.arvinmeritor.com).

     Management is responsible for the financial reporting process, including the system of internal controls and disclosure controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The independent auditors are responsible for auditing these financial statements and expressing an opinion as to their conformity to GAAP. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity. The Audit Committee does not certify the financial statements or guarantee the independent auditor’s report. The Audit Committee relies, without independent verification, on the information provided to it, the representations made by management and the independent auditors and the report of the independent auditors.

     The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended September 30, 2010 with the Company’s management and with Deloitte & Touche LLP (“Deloitte”), independent auditors. The Audit Committee has also reviewed and discussed communications from both management and Deloitte regarding internal controls over financial reporting, as required by the Public Company Accounting Oversight Board’s Auditing Standard No. 5, “An Audit of Internal Control over Financial Reporting That is Integrated with an Audit of Financial Statements,” and applicable Securities and Exchange Commission rules.

     The discussions with Deloitte also included the matters required to be discussed by Statement on Auditing Standards Standard No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, Deloitte has provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence and the Audit Committee has discussed with Deloitte their independence.

     Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in ArvinMeritor’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010, filed with the Securities and Exchange Commission.

Audit Committee

Steven G. Rothmeier, Chairman
David W. Devonshire
Ivor J. Evans
Victoria B. Jackson

INDEPENDENT ACCOUNTANTS’ FEES

     During the last two fiscal years, Deloitte & Touche LLP billed ArvinMeritor and its subsidiaries the following fees for its services:

	Fiscal Year Ending September 30,
	2009	2010
Audit fees(a)	$6,494,000	$6,158,000
Audit-related fees(b)	254,000	210,000
Tax fees(c)	3,045,000	2,052,000
All other fees	-	-
TOTAL	$9,793,000	$8,420,000
____________________

(a)	Includes fees related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

(b)	Audit-related fees are principally comprised of: fiscal year 2010 comfort letters to underwriters for debt and equity transactions and fiscal year 2009 fees for employee benefit plan audits and data validation related procedures.

(c)	Includes fees for tax consulting and compliance.

     Pursuant to its charter, the Audit Committee is responsible for selection, approving compensation and overseeing the independence, qualifications and performance of the independent accountants. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. In assessing requests for services by the independent accountants, the Audit Committee considers whether such services are consistent with the auditor’s independence; whether the independent accountants are likely to provide the most effective and efficient service based upon their familiarity with the Company; and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality.

     All of the audit-related, tax and other services provided by Deloitte in fiscal years 2009 and 2010 (described in the footnotes to the table above) and related fees were approved in advance by the Audit Committee.

PROPOSAL TO APPROVE THE SELECTION OF AUDITORS

     The Audit Committee of the Board of Directors of ArvinMeritor has selected the firm of Deloitte & Touche LLP as the auditors of the Company, subject to the approval of the shareowners. Deloitte & Touche LLP have acted as auditors for ArvinMeritor since the merger and acted as auditors for Meritor from its inception.

     Before the Audit Committee appointed Deloitte & Touche LLP, it carefully considered the qualifications of that firm, including its performance for ArvinMeritor and its reputation for integrity and for competence in the fields of accounting and auditing. Representatives of Deloitte & Touche LLP are expected to attend the 2011 Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

     The Board of Directors recommends that you vote “FOR” the proposal to approve the selection of Deloitte & Touche LLP to act as auditors for ArvinMeritor, which is presented as item (2).

  PROPOSAL TO APPROVE AMENDMENT AND RESTATEMENT OF THE 2010 LONG-TERM
INCENTIVE PLAN

     At the annual meeting, the shareowners will be asked to approve an amendment and restatement of the 2010 LTIP. We have used a substantial portion of the previously authorized share pool under the 2010 LTIP for existing awards. As of September 30, 2010, only 266,620 shares of our common stock remained available for future award grants under the 2010 LTIP, a number that the Compensation Committee and the full Board of Directors believes to be insufficient to meet our anticipated needs. As a result, at the recommendation of the Compensation Committee, on November 4, 2010 the Board of Directors approved, subject to shareowner approval, an amendment and restatement of the 2010 LTIP to increase the number of shares available for issuance by 3.7 million shares, from 1.2 million to 4.9 million shares. The Board determined that the amendment and restatement would be submitted to the shareowners for approval at the annual meeting.

     The Compensation Committee and the Board believe that the increased number of shares to be made available for issuance under the 2010 LTIP represents a reasonable amount of potential additional equity dilution and allows the Company to continue awarding equity incentives, which have been an important component of our compensation program. The Company expects that it will seek stockholder approval periodically in the future for additional shares to continue the program. In accordance with the applicable rules of The New York Stock Exchange (“NYSE”), our Board is asking stockholders to approve the 2010 LTIP as so amended and restated. If the plan, as amended and restated, is not approved, we will not be able to make the proposed additional 3.7 million shares available for issuance under the 2010 LTIP but the 2010 LTIP will otherwise remain in effect. Without the ability to grant equity awards, the Company believes it will be unable to offer competitive compensation terms to attract and retain key personnel.

Significant Features of the 2010 LTIP

Following is a summary of the material features of the 2010 LTIP, as proposed to be amended and restated. The only change in the 2010 LTIP as previously approved by the shareowners at the 2010 Annual Meeting is in the number of shares authorized for issuance. Otherwise the 2010 LTIP is exactly the same as was previously approved by the shareowners.

     The 2010 LTIP is an “omnibus” plan that provides for several different kinds of awards. The 2010 LTIP authorizes the grant of stock options, stock appreciation rights, stock awards (including restricted shares and restricted share units), other stock-based awards and cash awards. Adopting the LTIP as it is amended and restated will enable the Company to continue its practice of linking the compensation of executives, directors and other key personnel to increases in the price of ArvinMeritor stock and the achievement of other performance objectives. Significant features of the 2010 LTIP include the following:
  A maximum of 4.9 million shares, including shares previously issued under the plan and including an increase of 3.7 million shares effective January 20, 2011 (the date of the 2011 Annual Meeting) are proposed to be available for equity and equity-based award grants. The 2010 LTIP does not have an “evergreen” feature, and any further increase in the number of authorized shares would require shareowner approval.

  Of the maximum shares available, only 500,000 in the aggregate may be granted as incentive stock options. While it is not expected that incentive stock options will be awarded as a regular feature of the Company’s compensation strategy, maintaining the flexibility to do so is desirable.

  Limits, pursuant to Internal Revenue Code Section 162(m), on awards per person are (i) 500,000 shares in a single fiscal year, and (ii) $10,000,000 relative to the portion of a performance award earned with respect to any single fiscal year.

  Stock option and stock appreciation right re-pricing is prohibited without shareowner approval.

  Discounted stock options and stock appreciation rights (except in the limited case of conversion awards in merger transactions) and reload option grants are prohibited.

  Stock options or stock appreciation rights being cancelled in exchange for cash or other awards permitted under the LTIP is prohibited without shareholder approval.

  Up to 10% of the share authorization in the aggregate may be utilized generally for stock awards to employees with no minimum vesting restriction. All other equity and equity-based awards to employees under the 2010 LTIP that are subject to restrictions and vesting conditions will generally be subject to minimum vesting periods (1 year for options and performance-based awards, 3 years for restricted shares and restricted share units). The Plan prohibits the Committee from waiving these minimum vesting periods, except in the case of death, disability, retirement and change in control.

  Shares retained by the Company (or withheld upon settlement) in payment of the award purchase price or tax withholding obligation, as well as shares cancelled, forfeited, expired or settled in cash will be added back to the reserved shares available under the 2010 LTIP.
Summary of the 2010 LTIP

     General

     The purpose of the 2010 LTIP is to enhance shareowner value by linking the compensation of directors, officers and other key employees of the Company to increases in the price of ArvinMeritor stock and the achievement of other performance objectives, and to encourage ownership in the Company by key personnel whose long-term employment is considered essential to the Company’s continued progress and success. The 2010 LTIP is also intended to assist in the recruitment of new employees and to motivate, retain and encourage such personnel to act in the shareowners’ interest and share in the Company’s success.

     Employees of the Company and its affiliates are eligible to receive awards under the 2010 LTIP, including all of the Company’s executive officers and approximately 185 other employees. Non-employee directors are also eligible for awards under the plan. Incentive stock options may only be granted to employees of the Company and of other entities in which the Company, directly or indirectly, holds more than 50% of the total outstanding voting power.

     The 2010 LTIP authorizes the issuance or transfer of 4.9 million shares, including shares previously issued under the plan and including an increase effective January 20, 2011(subject to shareowner approval) of 3.7 million shares of ArvinMeritor Common Stock, subject to certain limitations discussed below. The 2010 LTIP permits grants to be made from time to time as nonqualified stock options, incentive stock options, stock appreciation rights (“SARs”), stock awards (including restricted shares and performance shares), other stock-based awards (such as restricted share units) and cash awards, each as described below. The 2010 LTIP will terminate January 28, 2020, the tenth anniversary of its initial approval by shareowners.

     The 2010 LTIP is administered by the Board, a committee designated by the Board and/or their respective delegates. The 2010 LTIP is administered by the Compensation and Management Development Committee of the Board with respect to employee grants and the Corporate Governance and Nominating Committee with respect to director grants (the “administrator”), each of which consists of at least three and not more than six members of the Board of Directors who are independent under the rules of the New York Stock Exchange. The administrator has the authority, among other things, to determine the individuals to whom awards may be granted, make awards, determine the cash targets or number of shares subject to each award, determine the type and the terms of any award to be granted (consistent with the provisions of the 2010 LTIP), approve forms of award agreements, construe and interpret the terms of the 2010 LTIP, adopt rules and procedures for administration of the plan, and modify or amend awards, subject to certain limitations. The administrator may delegate day-to-day administration of the 2010 LTIP to one or more individuals.

     In order to meet the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules under Section 16 of the Exchange Act, awards to covered individuals under the 2010 LTIP will be made by a committee comprised solely of two or more “outside directors” as defined for purposes of Section 162(m) and “non-employee directors” as defined for purposes of Section 16 of the Exchange Act. The authority to approve awards to employees, other than employees subject to Section 162(m) of the Code or Section 16 of the Exchange Act, may be delegated to one or more directors or officers of the Company.

     Types of Awards

     Stock Options and Stock Appreciation Rights. The 2010 LTIP authorizes grants of stock options (which may be either incentive stock options eligible for special tax treatment or nonqualified stock options) and SARs. No more than 500,000 shares in the aggregate may be issued pursuant to incentive stock options. In addition, the aggregate fair market value of shares for which any employee may be granted incentive stock options which are exercisable for the first time in any calendar year may not exceed $100,000.

     Under the provisions of the 2010 LTIP authorizing the grant of stock options, the term of the option cannot be longer than 10 years from the date of grant, and the exercise price may not be less than 100% of the fair market value of the shares of Common Stock on the date of grant. With limited exceptions in the case of death or disability of the participant or change of control of the Company (as discussed below), stock options may not be exercised prior to one year from the date of grant. At the time of exercise of a stock option, the option price must be paid in full in cash, by check or wire transfer, in shares of ArvinMeritor Common Stock that are transferred to or withheld by the Company, or any combination of these methods. Repricing of options (i.e., reducing the exercise price) is not permitted under the 2010 LTIP without approval of the Company’s shareowners.

     The 2010 LTIP permits the grant of SARs related to a stock option (a “tandem SAR”), either at the time of the option grant or thereafter during the term of the option, or the grant of SARs separate and apart from the grant of an option (a “freestanding SAR”). Tandem SARs permit an optionee, upon exercise of such rights and surrender of the related option to the extent of an equivalent number of shares of Common Stock, to receive a payment equal to the excess of the fair market value (on the date of exercise) of the portion of the option so surrendered over the option exercise price of such shares of Common Stock. Freestanding SARs entitle the grantee, upon exercise of SARs, to receive a payment equal to the excess of the fair market value (on the date of exercise) of all or part of a designated number of shares of Common Stock over the fair market value of such shares of Common Stock on the date the SARs were granted. Payments by ArvinMeritor in respect of tandem SARs or freestanding SARs may be made in shares of ArvinMeritor Common Stock, in cash, or partly in cash and partly in shares of Common Stock, as the administrator may determine.

     Stock Awards and Other Stock-Based Awards. Under the 2010 LTIP, the administrator may grant to participants stock awards, which in the case of employees are generally in the form of restricted shares of Common Stock or restricted share units. Restricted shares have all the attributes of outstanding shares of ArvinMeritor Common Stock, except that the shares are delivered to and held by ArvinMeritor for the participant’s account. Restricted share units are units granted to a participant valued by reference to a designated number of shares of ArvinMeritor Common Stock, which value may be paid upon vesting by delivery of shares of Common Stock (which may be restricted shares), cash or a combination of shares of Common Stock and cash, as the administrator may determine. Restricted share units represent an unfunded and unsecured obligation of the Company, except as otherwise provided for by the administrator. The administrator may also grant to participants any other type of equity-based or equity-related award, including the grant of unrestricted shares of Common Stock.

     Stock awards and other stock-based awards are subject to terms and conditions determined by the administrator and set forth in an award agreement, including conditions on vesting. These conditions may include continued employment by the Company or an affiliate, or achievement of performance conditions specified by the administrator. The period during which a stock award or other stock-based award is restricted and subject to forfeiture may not be less than three years for restricted stock and restricted share units or one year for performance based awards, except in limited circumstances, including retirement, death or disability of the employee or change of control of the Company (as discussed below). However, the 2010 LTIP provides for awards of up to 10% of the share authorization may be subject to stock awards and other stock-based awards with no minimum vesting period.

     Cash Awards. The 2010 LTIP authorizes the administrator to make cash awards, pursuant to which the participant can earn a future payment tied to the level of achievement with respect to performance criteria over a specific performance period. At the time of grant, the administrator will establish the performance criteria and the level of achievement compared to these criteria that will determine the amount payable under a cash award. Payment of cash awards may be in the form of cash or property, including shares of Common Stock. The maximum amount payable pursuant to that portion of a cash award earned with respect to any fiscal year to any one individual employee may not exceed $10,000,000.

     Performance-Based Compensation Awards

     The administrator will specify if all or a portion of an award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to the company’s chief executive officer or any of the three most highly compensated executive officers other than the chief executive officer or the principal financial officer. Certain performance-based compensation is specifically exempt from this deduction limit. One of the requirements for performance-based compensation to qualify for this exemption is that it must be granted under a shareholder-approved compensation plan that provides a limit on the number of shares and a cap on the maximum cash compensation that may be granted to any one individual under the plan. Awards that meet these requirements will not be subject to the $1,000,000 limitation on deductible compensation under Section 162(m).

     The performance criteria applicable to such awards must be based on one or more qualifying performance criteria set forth in the 2010 LTIP. These qualifying performance criteria include: (i) sales or cash return on sales; (ii) cash flow or free cash flow or net cash from operating activity; (iii) earnings (including gross margin, earnings before or after interest and taxes, earnings before taxes, and net earnings); (iv) basic or diluted earnings per share; (v) growth in earnings or earnings per share; (vi) stock price; (vii) return on equity or average shareholders’ equity; (viii) total shareholder return; (ix) return on capital; (x) return on assets or net assets; (xi) return on investments; (xii) revenue or gross profits; (xiii) income before or after interest, taxes, depreciation and amortization, or net income; (xiv) pretax income before allocation of corporate overhead and bonus; (xv) operating income or net operating income; (xvi) operating profit or net operating profit (whether before or after taxes); (xvii) operating margin; (xviii) return on operating revenue; (xix) working capital or net working capital; (xx) market share; (xxi) asset velocity index; (xxii) contract awards or backlog; (xxiii) overhead or other expense or cost reduction; (xxiv) growth in shareholder value relative to the moving average of the S&P 500 Index or a peer group index; (xxv) credit rating; (xxvi) strategic plan development and implementation; (xxvii) improvement in workforce diversity; (xxviii) customer satisfaction; (xxix) employee satisfaction; (xxx) management succession plan development and implementation; and (xxxi) employee retention. To the extent that any award (other than stock options and SARs) is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the performance criteria must be one of the criteria listed above. In addition, the administrator will (within the first quarter of the performance period, but in no event more than ninety (90) days into that period) establish the specific performance targets (including thresholds and whether to exclude certain extraordinary, non-recurring, or similar items) and award amounts (subject to the right of the administrator to exercise discretion to reduce payment amounts following the conclusion of the performance period).

     Dividends

     The administrator may provide for payment of dividends or dividend equivalents on the shares of Common Stock subject to an award (other than options and SARs) prior to vesting. These payments may be made in cash, shares or units, or may be credited to an employee’s account and settled upon vesting of the underlying award. The administrator may, in its discretion, make such payments subject to specified conditions and contingencies.

     Transferability

     Unless the administrator provides otherwise in the award agreement, awards are not transferable, other than by will or the laws of descent and distribution.

     Termination of Employment or Board Membership

     The administrator may specify the effect a termination from membership on the Board of Directors or a termination of employment of an employee will have on an award at the time it makes a grant. Unless otherwise determined by the administrator and specified in the award agreement, the 2010 LTIP provides that the following occurs upon a termination from the Board of Directors or of employment by an employee. The administrator may also modify these provisions in its discretion after the grant date.

     Stock Options and SARs. Upon termination from the Board by a director, any non-vested options or SARs shall be cancelled and any vested options and SARs shall remain exercisable for a period of five years, or the remaining term of the award, if less. If termination from the Board is due to the death of the director, any outstanding option or SAR shall immediately vest and remain exerciseable for a period of three years, or the remaining term of the award, if less. In the case of an employee, if the employee’s employment terminates due to:
  Death or disability - outstanding stock options and SARs vest in full and remain exercisable until the earlier of three years after the termination or expiration of their term.

  Retirement - stock options and SARs that have been outstanding for at least one year after the grant date will remain outstanding for the lesser of five years or the expiration of their term and will continue to vest as though the employee were still employed.

  Any other reason – outstanding unvested stock options and SARs are cancelled and forfeited; outstanding stock options and SARs that have vested prior to termination remain exercisable for ninety days after the date of termination, or their remaining term if less, and thereafter are cancelled and forfeited. In the case of an involuntary termination (other than a termination for cause), termination is deemed to be effective at the end of any severance period.
     Stock and Other Stock-Based Awards. Upon termination from the Board by a director, any non-vested stock awards shall be cancelled and any non-vested other stock-based awards shall become fully vested. However, if termination from the Board is due to the disability or death of the director, any outstanding stock awards shall also immediately vest. In the case of an employee, if the employee’s employment terminates due to:
  Death or disability - a pro-rated portion of outstanding unvested stock awards and other stock-based awards will vest, based on the number of full months of the applicable performance or vesting period that have elapsed as of the date of termination.

  Retirement - unvested stock awards and other stock-based awards that have been outstanding for at least one year after the grant date will remain outstanding for the lesser of five years or the expiration of their term and will continue to vest as though the employee were still employed.

  Any other reason – outstanding unvested stock awards and other stock-based awards will be cancelled and forfeited upon termination. In the case of an involuntary termination (other than a termination for cause), termination is deemed to be effective at the end of any severance period.
     The amount of any performance-based award that vests will not be determined, and stock awards and other stock-based awards will not be paid, until after the vesting or performance period has ended.

     Cash Awards. Upon termination from the Board by a director, any non-vested cash awards shall be cancelled. However, if termination from the Board is due to the disability or death of the director, any outstanding cash awards shall immediately vest. In the case of an employee, if the employee’s employment terminates due to:
  Death or disability - a pro-rated portion of outstanding cash awards will be paid, based on the number of full months of the applicable performance cycle that have elapsed as of the date of termination.

  Retirement - outstanding cash awards that have been outstanding for at least one year after the beginning of the performance period will remain outstanding for the lesser of five years or the expiration of the performance period and will be paid as though the employee had been employed during that entire period.

  Involuntary termination other than termination for cause - a pro-rated portion of an award that has been outstanding for at least one year after the beginning of the performance period will be paid, based on the number of full months of the applicable performance cycle that have elapsed as of the date of termination.

  Any other reason - outstanding unvested cash awards will be cancelled and forfeited.
     In each case, the amount of any cash award that is paid will not be determined, and payment on any such award will not be made, until after the applicable performance period has ended.

     Change of Control Benefits

     In the event of a change of control of the Company (as defined in the 2010 LTIP), unless the administrator has determined otherwise with respect to a particular award:
  All outstanding unvested stock options and SARs become fully vested and exercisable.

  All restrictions on outstanding unvested stock awards, other stock-based awards and cash awards lapse and these awards become fully vested, and any such awards that are performance-based will be deemed fully earned at the target amount.
     If an employee’s employment is terminated within two years after a change of control for any reason other than death, retirement, disability or termination for cause, each outstanding stock option or SAR that is vested at the time of termination will remain exercisable until the earlier of the third anniversary of termination or the expiration of the term of the stock option or SAR.

     Amendment and Termination of 2010 LTIP

     The administrator of the 2010 LTIP may at any time amend, alter or discontinue the 2010 LTIP or any award made thereunder, subject to approval by shareowners to the extent required by applicable law. Unless approved by the shareowners, the administrator may not increase the maximum aggregate number of shares of Common Stock that may be subject to awards granted under the 2010 LTIP, reduce the minimum exercise price for stock options or SARs or reduce the exercise price of outstanding stock options or SARs. No amendment, suspension or termination of the 2010 LTIP will impair the rights of any employee with respect to an outstanding award without the employee’s consent, unless the administrator determines that (i) the amendment is required or advisable under applicable law, stock exchange requirements or accounting standards, (ii) the amendment is not likely to significantly diminish the benefits provided under the award, or (iii) the employee is adequately compensated for any reduction in benefits.

     Capitalization Adjustments

     Upon the occurrence of an event that affects the capital structure of the Company (such as a stock dividend, stock split or recapitalization), or a merger, consolidation, reorganization or similar event affecting the Company or its subsidiaries, the Board of Directors or the administrator shall make such substitutions or adjustments as it deems appropriate and equitable. Such adjustments shall include, without limitation, such proportionate adjustments that it deems appropriate to reflect such change, including to the share reserve, the share limitations, and the purchase price and number of shares of Common Stock subject to outstanding equity or equity-based awards.

     Deferred Compensation

     Unless the administrator determines otherwise, it is intended that no award will be “deferred compensation” for purposes of Section 409A of the Code. If the administrator determines that an award is subject to Section 409A, the terms and conditions governing that award, including rules for elective or mandatory deferral of delivery of cash or shares of Common Stock and rules relating to treatment of awards in the event of a change of control of the Company, will be set forth in the applicable award agreement and will comply with Code Section 409A.

Shares Available for Grant under Company Plans

     The following table provides the number of shares outstanding and the number of shares available for future grant under all Company plans as of September 30, 2010:

Number of Stock Options Outstanding(1)	1,401,861
Weighted Average Exercise Price	$17.22
Weighted Average Term (in years)	3.2

Number of Full-Value Remaining Stock Awards Outstanding	3,897,604

Number of Shares Remaining for Future Grant:	266,620
Arvin Meritor, Inc. 2010 Long-Term Incentive Plan (2010 LTIP)

Common Shares Outstanding (as of November 12, 2010, the record date)	94,140,499
____________________

(1)	All of our equity compensation plans under which grants are outstanding as shown above were approved by the shareholders of ArvinMeritor or by the shareholders of Meritor or Arvin prior to their merger into ArvinMeritor, except 215,602 shares under the Employee Stock Benefit Plan with a weighted average exercise price of $19.08. The weighted average exercise price of outstanding grants under plans that were approved by the shareholders was $16.88.

     There are no other shares remaining available for grant under any other Company plans or programs. Upon approval by the shareholders of the 2010 LTIP on January 28, 2010, the Company committed to grant no further awards under the 2007 LTIP or the 2004 Directors Plan or stock awards made under the Incentive Compensation Plan.

     The Company continues to grant awards under its plans at levels that it believes are reasonable in light of its business objectives, appropriate for attracting and retaining top talent and consistent with the long term interests of its shareholders.

     The following table sets forth information regarding awards granted and earned for each of the last three fiscal years.

	(Amounts in Thousands)
Fiscal Year Ended September 30,	2008	2009	2010
Stock options granted	300.0	0.0	0.0
Service-based restricted share and restricted share units granted	1,263.3	2,508.5	965.5
Actual performance-based restricted share and restricted share units earned	181.4	0.0	0.0
Weighted average basic common shares outstanding during the fiscal year	72,100.0	72,500.0	84,645.05

     The Company commits that with respect to the number of shares subject to equity awards granted to employees or non-employee directors over the next three fiscal years (commencing with fiscal year 2010), we will maintain an average annual burn rate (options, SARs or any other awards divided by the weighted average basic common shares outstanding) over that period at an average rate that does not exceed the de minimis cap of 2.0% of the number of common shares outstanding over such three year period. For purposes of calculating the number of shares granted in a particular year, all awards will first be converted into option-share equivalents. Each share underlying option awards shall count as equivalent to one (1.0) option share. Each share that is subject to awards other than options will count as equivalent to two (2.0) options shares.

     New Plan Benefits

     On November 3, 2010, the Compensation Committee approved grants of restricted stock units under the 2010 LTIP that were effective on December 1, 2010, subject to shareowner approval at the Annual Meeting. These grants are based on the fair market value of Common Stock on December 1, 2010, which was not available prior to the printing of this Proxy Statement. Non-executive directors will be granted equity awards on January 20, 2011 (if the amendment to the 2010 LTIP is approved at the 2011 Annual Meeting), and the number of units or shares underlying such awards will be based on the share price on such date.

     The dollar values of the grants are as set forth below.

Name and Principal Position	Dollar Value
($)
Charles G. McClure, Jr.	1,500,000
Chairman of the Board, Chief
Executive Officer and President
(principal executive officer)

Jeffrey A Craig	500,000
Senior Vice President and
Chief Financial Officer
(principal financial officer)

Vernon G. Baker, II	300,000
Senior Vice President and
General Counsel

Mary A. Lehmann	300,000
Senior Vice President,
Strategic Initiatives

Carsten J. Reinhardt	600,000
Senior Vice President and
Chief Operating Officer

James D. Donlon, III	0
Former Executive Vice
President

Executive group	4,065,000

Non-Executive Director group	640,000

Non-Executive Officer Employee Group	3,960,000

     The awards as set forth above subject to approval of the shareowners are included in the total 3.7 million additional shares for which approval is being requested. Further grants may be made in the discretion of the administrator, and the amounts to be awarded in any future year are not determinable. As a result, benefits under the 2010 LTIP will depend on the administrator’s actions as well as the fair market value of Common Stock at various future dates. It is not possible to determine the benefits other than the grants that will be received by executive officers and other employees under the 2010 LTIP.

Tax Matters

     The United States federal income tax consequences applicable to the Company and employees in connection with awards under the 2010 LTIP are complex and depend, in large part, on surrounding facts and circumstances. Under current federal income tax laws, an employee will generally recognize income, and the Company will be entitled to a deduction, with respect to stock options, SARs, stock awards and other stock-based awards as follows:

     Incentive Stock Options (ISOs)

     With respect to ISOs, in general, for federal income tax purposes under the present law:

     (i) Neither the grant nor the exercise of an ISO, by itself, results in income to the employee; however, the excess of the fair market value of the Common Stock at the time of exercise over the option exercise price is includable in alternative minimum taxable income (unless there is a disposition of the Common Stock acquired upon exercise of the ISO in the taxable year of exercise) which may, under certain circumstances, result in an alternative minimum tax liability to the employee.

     (ii) If the Common Stock acquired upon exercise of an ISO is disposed of in a taxable transaction after the later of two years from the date on which the ISO is granted or one year from the date on which such Common Stock is transferred to the employee, long-term capital gain or loss will be realized by the employee in an amount equal to the difference between the amount realized by the employee and the employee’s basis which, except as provided in (v) below, is the exercise price.

     (iii) Except as provided in (v) below, if the Common Stock acquired upon the exercise of an ISO is disposed of within the two-year period from the date of grant or the one-year period after the transfer of the Common Stock to the employee (a “disqualifying disposition”):

(a) Ordinary income will be realized by the employee at the time of such disposition in the amount of the excess, if any, of the fair market value of the Common Stock at the time of such exercise over the option exercise price, but not in an amount exceeding the excess, if any, of the amount realized by the employee over the option exercise price.

(b) Short-term or long-term capital gain will be realized by the employee at the time of any such taxable disposition in an amount equal to the excess, if any, of the amount realized over the fair market value of the Common Stock at the time of such exercise.

(c) Short-term or long-term capital loss will be realized by the employee at the time of any such taxable disposition in an amount equal to the excess, if any, of the option exercise price over the amount realized.

     (iv) No deduction will be allowed to the Company with respect to ISOs granted or Common Stock transferred upon exercise thereof, except that if a disqualifying disposition is made by the employee, the Company will be entitled to a deduction in the taxable year in which the disposition occurred in an amount equal to the amount of ordinary income realized by the employee making the disposition.

     (v) With respect to the exercise of an ISO and the payment of the option exercise price by the delivery of Common Stock, to the extent that the number of shares received does not exceed the number of shares surrendered, no taxable income will be realized by the employee at that time, the tax basis of the Common Stock received will be the same as the tax basis of the Common Stock surrendered, and the holding period (except for purposes of the one-year period referred to in (iii) above) of the employee in Common Stock received will include his holding period in the Common Stock surrendered. To the extent that the number of shares received exceeds the number of shares surrendered, no taxable income will be realized by the employee at that time; such excess Common Stock will be considered ISO stock with a zero basis; and the holding period of the employee in such Common Stock will begin on the date such shares are transferred to the employee. If the Common Stock surrendered was acquired as the result of the exercise of an ISO and the surrender takes place within two years from the date the ISO relating to the surrendered Common Stock was granted or within one year from the date of such exercise, the surrender will result in a disqualifying disposition and the Employee will realize ordinary income at that time in the amount of the excess, if any, of the fair market value at the time of exercise of the Common Stock surrendered over the basis of such Common Stock. If any of the shares received are disposed of in a disqualifying disposition, the employee will be treated as first disposing of the Common Stock with a zero basis.

     Nonqualified Stock Options (NQSOs)

     With respect to NQSOs, in general, for federal income tax purposes under present law:

     (i) The grant of a NQSO by itself does not result in income to the grantee.

     (ii) Except as provided in (v) below, the exercise of a NQSO (in whole or in part, according to its terms) results in ordinary income to the grantee at that time in an amount equal to the excess (if any) of the fair market value of the Common Stock on the date of exercise over the option exercise price.

     (iii) Except as provided in (v) below, the tax basis of the Common Stock acquired upon exercise of a NQSO, which is used to determine the amount of any capital gain or loss on a future taxable disposition of such shares, is the fair market value of the Common Stock on the date of exercise.

     (iv) A deduction is allowable to the Company upon the exercise of a NQSO in an amount equal to the ordinary income realized by the grantee upon exercise.

     (v) With respect to the exercise of a NQSO and the payment of the option exercise price by the delivery of Common Stock, to the extent that the number of shares received does not exceed the number of shares surrendered, no taxable income will be realized by the grantee at that time, the tax basis of the Common Stock received will be the same as the tax basis of the Common Stock surrendered, and the holding period of the grantee in the Common Stock received will include his or her holding period in the Common Stock surrendered. To the extent that the number of shares received exceeds the number of shares surrendered, ordinary income will be realized by the grantee at that time in the amount of the fair market value of such excess Common Stock; the tax basis of such excess Common Stock will be equal to the fair market value of such Common Stock at the time of exercise; and the holding period of the grantee in such Common Stock will begin on the date such Common Stock is transferred to the grantee.

     SARs

     The grant of either a tandem SAR or a freestanding SAR will not result in any immediate tax consequences to ArvinMeritor or the grantee. Upon the exercise of either a tandem SAR or a freestanding SAR, any cash received and the fair market value on the exercise date of any shares of Common Stock received will constitute ordinary income to the grantee. ArvinMeritor will be entitled to a deduction in the same amount and at the same time.

     Restricted Shares

     A grantee generally will not realize income upon an award of restricted shares. However, a grantee who receives restricted shares will realize as ordinary income at the time of the lapse of the applicable restrictions an amount equal to the fair market value of the restricted shares at the time of such lapse. Alternatively, a grantee may elect within 30 days of receipt to include as ordinary income on the date of receipt of the restricted shares an amount equal to the fair market value of the Common Stock underlying such award at that time. At the time the grantee realizes ordinary income, the Company will be entitled to deduct the same amount as the ordinary income realized by the grantee.

     Cash Awards under Performance Plans

     Any cash and the fair market value of any property, including shares of Common Stock (other than restricted shares or RSUs as described above), received as payments under performance plans established in accordance with the 2010 LTIP will constitute ordinary income to the grantee in the year in which paid, and the Company will be entitled to a deduction in the same amount and at the same time.

     Code Section 162(m)

     As discussed above, Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to a company’s chief executive officer or any of the three most highly compensated executive officers other than the chief executive officer or the principal financial officer. Certain performance-based compensation is specifically exempt from the deduction limit if it otherwise meets the requirements of Section 162(m). Stock options and SARs granted under the 2010 LTIP qualify as “performance-based compensation.” Other awards will be “performance-based compensation” if they are so designated and if their grant, vesting or settlement is subject to the performance criteria described above. Stock awards and other stock-based awards that vest solely upon the passage of time do not qualify as “performance-based compensation.”

     Code Section 409A

     To the extent that any award under the 2010 LTIP is or may be considered to involve a nonqualified deferred compensation plan or deferral subject to Code Section 409A, the Company intends that the terms and administration of such award shall comply with the provisions of such section, applicable Internal Revenue Service guidance and good faith reasonable interpretations thereof.

     Applicable taxes will be withheld from all amounts paid in satisfaction of an award to the extent required by law. With respect to equity-based awards, the amount of the withholding will generally be determined with reference to the closing sale price of the shares of ArvinMeritor Common Stock as reported on the New York Stock Exchange - Composite Transactions reporting system on the date of determination.

The foregoing is only a summary of the effect of U.S. federal income taxation upon grantees and the Company with respect to the grant and exercise of stock options, stock awards, other stock-based awards and cash awards under the 2010 LTIP. It is not intended as tax advice to grantees participating in the 2010 LTIP, who should consult their own tax advisors. It does not purport to be a complete description of the tax consequences under all circumstances, nor does it describe the tax laws of any municipality, state or foreign country in which the grantee’s income or gain may be taxable.

Amendment to the 2010 LTIP

     The Board amended and restated the 2010 LTIP, subject to approval of the amendment and restatement by the Company’s shareowners at the Annual Meeting. If shareowners vote to approve the amendment and restatement, the following language will replace the first sentence of Section 3(a) of the 2010 LTIP in its entirety:

“Subject to the provisions of Section 16(a) of the Plan, the maximum aggregate number of Shares which may be subject to or delivered under Awards granted under the Plan is 4.9 million Shares, including Shares previously issued under the Plan and including an increase of 3.7 million Shares effective as of January 20, 2011.”

The Board of Directors recommends that you vote “FOR” the proposal to approve the Amendment and Restatement of the 2010 LTIP to increase the maximum number of shares issuable thereunder to 4.9 million Shares, including Shares previously issued under the Plan and including an increase of 3.7 million Shares effective as of January 20, 2011, which is presented as item (3).

PROPOSAL TO APPROVE CHANGE OF THE COMPANY’S NAME TO
MERITOR, INC.

     The Board of Directors has unanimously approved, subject to shareowner approval, an amendment to the Company’s Restated Articles of Incorporation, changing the Company’s name from “ArvinMeritor, Inc.” to “Meritor, Inc.”

     The name ArvinMeritor, Inc. was adopted in 2000 in connection with the formation of the Company through a merger of Arvin Industries, Inc. (a light vehicle company) and Meritor Automotive, Inc. (a truck company). In 2008, the Company announced its intention to separate its light vehicle business and concentrate on the commercial vehicle and industrial business. The Company divested most of its light vehicle businesses throughout 2009 and 2010. Now that the Company’s transformation to a commercial vehicle and industrial business is substantially complete, the Board believes divesting the “Arvin” portion of the Company’s name, which refers to its light vehicle business, makes sense now that the business itself has been divested.

     Shareowners will not be required to submit their stock certificates for exchange as a result of this proposed name change. Following the effective date of the amendment changing the name of the Company, all new stock certificates issued by the Company will bear the Company’s new name.

     If the amendment is approved by the shareowners, then management will file articles of amendment with the Indiana Secretary of State to make the name change effective. Management expects to make the name change effective in the second or third fiscal quarter.

The Board of Directors recommends that you vote “FOR” the proposal to approve the amendment to the Restated Articles of Incorporation to change the name of the Company to “Meritor, Inc.”, which is presented as item (4).

VOTE REQUIRED

     The presence, in person or by proxy, of the holders of at least a majority of the shares of ArvinMeritor Common Stock entitled to be cast on any matter to be acted on at the 2011 Annual Meeting is necessary to have a quorum.

Once a share is represented with respect to any matter, it is deemed present for quorum purposes for the remainder of the meeting. Assuming a quorum is present, the vote required for approval of each proposal is as follows:
  Election of Directors —

    Plurality. Under Indiana law and our By-Laws, the three nominees who receive the greatest number of votes for election as Class II directors cast by the holders of ArvinMeritor Common Stock entitled to vote at the meeting will become directors at the conclusion of the tabulation of votes. A properly executed proxy marked “withhold” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated.

    Majority Vote Policy. Under the Company’s majority vote policy (as described above under the heading Corporate Governance at ArvinMeritor – Board Composition), any nominee for director who is elected but who receives a greater number of “withhold” votes than “for” votes in an uncontested election is required to tender his or her resignation after the certification of the shareowner vote. The Corporate Governance and Nominating Committee considers the matter and recommends to the Board what action should be taken. The Board is required to take action and publicly disclose the decision and its underlying rationale within 90 days of certification of the shareowner vote.

  Selection of Auditors — Under Indiana law and our By-Laws, more votes must be cast in favor of the proposal to approve the selection of auditors than are cast against it.

  2010 LTIP Amendment Approval— Under Indiana law and our By-Laws, more votes must be cast in favor of the proposal to approve the amendment to the 2010 LTIP than are cast against it. However, the listing standards of the NYSE require that the number of votes cast on the proposal represent more than 50% of the total votes entitled to be cast on the proposal and a majority of the votes cast must vote in favor. In addition, this proposal is subject to the approval requirements of Section 162(m) of the Internal Revenue Code ("Section 162(m)") which requires the affirmative vote of a majority of the votes cast.

  Name Change— Under Indiana law and our By-Laws, more votes must be cast in favor of the proposal to amend the Restated Articles of Incorporation to effect the name change than are cast against it.
     Abstentions and broker non-votes will have the following effects on the outcome of the proposals:
  Effect of Abstentions on Matters — Under Indiana law, an abstention from voting on a matter by a shareowner present in person or represented by proxy at the meeting will not be counted in the votes cast in the election of directors and in all of the other proposals to be voted on and will have no effect on the outcome of those matters. However, for purposes of the NYSE listing standards and Section 162(m), abstentions will be counted as votes cast on the proposal to approve the amendment to the 2010 LTIP and so will have the same effect as votes against those proposals.

  Effect of Broker Non-Votes on Matters — If your shares of ArvinMeritor Common Stock are held in "street name" and you do not give your broker voting instructions, your broker will only have discretion to vote your shares for the proposal to approve the selection of auditors. With respect to all other matters to be voted on at the 2011 Annual Meeting, the votes associated with shares held in "street name" for which you do not give your broker voting instructions will be considered "broker non-votes," which means your broker will not have discretion to vote your shares on those matters. Broker non-votes will have no effect on the outcome of the election of directors, the proposal to approve the selection of auditors and the proposal to effect the name change. Broker non-votes could affect the requirement of the NYSE listing standards that the number of votes cast on the proposal to approve the amendment to the 2010 LTIP must represent more than 50% of the votes entitled to be cast.

OTHER MATTERS

     The Board of Directors does not know of any other matters that may be presented at the meeting. In the event of a vote on any matters other than those referred to in items (1), (2), (3) and (4) of the accompanying Notice of 2011 Annual Meeting of Shareowners, it is intended that properly given proxies will be voted on the additional matters in accordance with the judgment of the person or persons voting such proxies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of ArvinMeritor equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent shareowners are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 they file.

     Based solely on our review of the copies of such forms we have received and information and representations furnished by our officers and directors, we believe that all our officers, directors and greater than ten percent beneficial owners have filed with the SEC on a timely basis all required forms with respect to transactions in ArvinMeritor securities in fiscal year 2010 with the following exception:
  On April 1, 2010, 562 restricted share units granted to Mr. Newlin in lieu of fees on April 1, 2004 vested after the required six year vesting period had elapsed. On June 17, 2010, the Company notified Mr. Newlin of such vesting and of the fact that 562 shares of common stock should have been issued to Mr. Newlin upon such vesting. A Form 4 for the April 1 vesting of the restricted share units was filed on June 17, 2010.
ANNUAL REPORTS

     Our Annual Report to Shareowners, including the Annual Report on Form 10-K and financial statements, for the fiscal year ended September 30, 2010, was either made available electronically or mailed to shareowners with this proxy statement.

EXPENSES OF SOLICITATION

     ArvinMeritor will bear the cost of the solicitation of proxies. In addition to the use of the mails and use of a website to make proxy materials available electronically, proxies may be solicited personally, or by telephone, telegraph, telecopy, Internet or other means of communication by our directors, officers and employees without additional compensation and by the outside proxy solicitor of ArvinMeritor, Georgeson Inc. (“Georgeson”). ArvinMeritor will pay Georgeson a base fee of $9,000 plus reasonable out of pocket expenses. As usual, we will also reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses of resending proxy materials to principals and obtaining their proxies.

SHAREOWNER PROPOSALS FOR 2012 ANNUAL MEETING

     Under the rules and regulations of the SEC, shareowner proposals for the 2012 Annual Meeting of Shareowners must be received on or before August 5, 2011, at the Office of the Secretary at our headquarters, 2135 West Maple Road, Troy, Michigan 48084-7186, in order to be eligible for inclusion in our proxy materials. In addition, our By-Laws require a shareowner desiring to propose any matter for consideration at the 2012 Annual Meeting of Shareowners, other than through inclusion in our proxy materials, to notify our Secretary in writing at the above address on or after September 22, 2011 and on or before October 24, 2011.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

     We have established procedures for shareowners and other interested parties to communicate directly with non-management members of the Board of Directors on a confidential basis. You can contact the Board by mail at:

ArvinMeritor Board of Directors, 330 East Maple Road, PMB 335, Birmingham, MI 48009. All communications made by this means will be received directly by the Chair of the Corporate Governance and Nominating Committee and will not be screened or reviewed by any ArvinMeritor personnel.

     If you have concerns involving internal controls, accounting or auditing, you can contact the Audit Committee directly, on a confidential basis, by mail at: ArvinMeritor Audit Committee, 330 East Maple Road, PMB 407, Birmingham, MI 48009. All communications made by these means will be received directly by the Chair of the Audit Committee and will not be screened or reviewed by any ArvinMeritor personnel.

FORWARD LOOKING STATEMENTS

     This proxy statement contains statements and estimates relating to future compensation of the Named Executive Officers that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual compensation may differ materially from that projected as a result of certain facts and uncertainties, including but not limited to timing of and reason for termination of employment; compensation levels and outstanding equity and incentive awards at the time of termination; and age and length of service at the time of termination; as well as other facts and uncertainties, including but not limited to those detailed herein and from time to time in other filings of the company with the SEC. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

December 3, 2010

If your ArvinMeritor shares are registered in your name and you plan to attend the Annual Meeting of Shareowners to be held in Troy, Michigan on January 20, 2011, please be sure to request an admittance card by:
  indicating your desire to attend the meeting when you grant your proxy via our Internet or telephone voting procedures; or

  marking the appropriate box on the proxy card and mailing the card using the enclosed envelope; or

  writing to us at the following address:
       ArvinMeritor, Inc.
       2135 West Maple Road
       Troy, Michigan 48084
       Attention: Secretary

If your shares are not registered in your own name and you would like to attend the meeting, please bring evidence of your ArvinMeritor share ownership with you to the meeting. You should be able to obtain evidence of your ArvinMeritor share ownership from the broker, trustee, bank or other nominee who holds your shares on your behalf.

Appendix A

ARVINMERITOR, INC.
2010 LONG-TERM INCENTIVE PLAN
(Amended and Restated as of January 20, 2011)

     1. Purpose of the Plan.

     The purpose of this Plan is to enhance shareholder value by linking the compensation of officers, directors, and key employees of the Company to increases in the price of ArvinMeritor stock and the achievement of other performance objectives, and to encourage ownership in the Company by key personnel whose long-term employment is considered essential to the Company’s continued progress and success. The Plan is also intended to assist the Company in the recruitment of new employees and to motivate, retain and encourage such employees and directors to act in the shareholders’ interest and share in the Company’s success.

     2. Definitions.

     As used herein, the following definitions shall apply:

     (a) “Administrator” means the Board, any Committee or such delegates as shall be administering the Plan in accordance with Section 4 of the Plan.

     (b) “Affiliate” means any Subsidiary or other entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant ownership interest as determined by the Administrator. The Administrator shall, in its sole discretion, determine which entities are classified as Affiliates and designated as eligible to participate in this Plan.

     (c) “Applicable Law” means the requirements relating to the administration of stock option plans under U.S. federal and state laws, any stock exchange or quotation system on which the Company has listed or submitted for quotation the Common Shares to the extent provided under the terms of the Company’s agreement with such exchange or quotation system and, with respect to Awards subject to the laws of any foreign jurisdiction where Awards are, or will be, granted under the Plan, the laws of such jurisdiction.

     (d) “Award” means a Cash Award, Stock Award, Option, Stock Appreciation Right or Other Stock-Based Award granted in accordance with the terms of the Plan.

     (e) “Awardee” means an Employee or Director who has been granted an Award under the Plan.

     (f) “Award Agreement” means a Cash Award Agreement, Stock Award Agreement, Option Agreement, Stock Appreciation Right Agreement and/or Other Stock-Based Award Agreement, which may be in written or electronic format, in such form and with such terms as may be specified by the Administrator, evidencing the terms and conditions of an individual Award. Each Award Agreement is subject to the terms and conditions of the Plan.

     (g) “Board” means the Board of Directors of the Company.

     (h) “Cash Award” means a bonus opportunity awarded under Section 13 of the Plan pursuant to which a Participant may become entitled to receive an amount based on the satisfaction of such performance criteria as are specified in the agreement or, if no agreement is entered into with respect to the Cash Award, other documents evidencing the Award (the “Cash Award Agreement”).

     (i) “Change of Control” means one of the following shall have taken place after the date of this Plan:

     (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-five percent (35%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”) or of such other amount that, together with Common Shares already held by such Person, constitutes more than fifty percent (50%) of either (x) the Outstanding Company Voting Securities, or (y) the then outstanding Common Shares of the Company (the “Outstanding Company Common Shares”). However, for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company or any corporation controlled by the Company; (B) any acquisition by the Company or any corporation controlled by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (D) any acquisition by any corporation that is a Non-Control Acquisition (as defined in subsection (iii) of this Section 2(i)); or

     (ii) Individuals who, as of the effective date of this Plan, constitute the Board of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of the Company within a twelve (12) month period; provided, however, that any individual becoming a Director subsequent to the effective date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

     (iii) Consummation of a reorganization, merger, consolidation, or sale or other disposition of all or a substantial portion of the assets of the Company, or the acquisition by the Company of assets or shares of another corporation (a “Business Combination”), unless, such Business Combination is a Non-Control Acquisition. For the purpose of this provision, “substantial portion of the assets of the Company” is defined as assets having a gross fair market value, determined without regard to any liabilities associated with such assets, of forty percent (40%) or more of the total assets of the Company. A “Non-Control Acquisition” shall mean a Business Combination where: (x) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, at least fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation l resulting from such Business Combination (including, without limitation, a corporation which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Shares and Outstanding Company Voting Securities, as the case may be; or (y) a transfer of a substantial portion of the assets of the Company is made to a Person beneficially owning, directly or indirectly, fifty percent (50%) or more of, respectively, the Outstanding Company Common Shares or Outstanding Company Voting Securities (“Control Person”), as the case may be, or to another entity in which either such Control Person or the Company beneficially owns fifty percent (50%) or more of the total value or voting power of such entity’s outstanding voting securities; or

     (iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, if any payment or distribution event applicable to an Award is subject to the requirements of Section 409A(a)(2)(A) of the Code, the determination of the occurrence of a Change of Control shall be governed by applicable provisions of Section 409A(a)(2)(A) of the Code and regulations and rulings issued thereunder for purposes of determining whether such payment or distribution may then occur.

     (j) “Code” means the United States Internal Revenue Code of 1986, as amended.

     (k) “Committee” means one or more committees of Directors appointed by the Board in accordance with Section 4 of the Plan or, in the absence of any such special appointment, the Compensation and Management Development Committee of the Board.

     (l) “Common Shares” means the common shares, par value $1 per share, of the Company.

     (m) “Company” means ArvinMeritor, Inc., an Indiana corporation, or, except as utilized in the definition of Change of Control, its successor.

     (n) “Conversion Award” has the meaning set forth in Section 4(b)(xii) of the Plan.

     (o) “Director” means a member of the Board.

     (p) “Disability,” has the meaning specified in the Company’s long-term disability plan applicable to the Participant at the time of the disability. If the Participant is not covered by a long-term disability plan, then the definition applicable under the plan covering salaried U.S. Employees shall apply.

     (q) “Disaffiliation” means a Subsidiary’s or Affiliate’s ceasing to be a Subsidiary or Affiliate for any reason (including, without limitation, as a result of a public offering, or a spin-off or sale by the Company, of the stock of the Subsidiary or Affiliate) or a sale of a division of the Company and its Affiliates.

     (r) “Employee” means a regular, active employee of the Company or any Affiliate, including an Officer and/or Director who is also a regular, active employee of the Company or any Affiliate. The Administrator shall determine whether the Chairman of the Board qualifies as an “Employee.” For any and all purposes under the Plan, the term “Employee” shall not include a person hired as an independent contractor, leased employee, consultant or a person otherwise designated by the Administrator, the Company or an Affiliate at the time of hire as not eligible to participate in or receive benefits under the Plan or not on the payroll, even if such ineligible person is subsequently determined to be a common law employee of the Company or an Affiliate or otherwise an employee by any governmental or judicial authority. Unless otherwise determined by the Administrator in its sole discretion, for purposes of the Plan, an Employee shall be considered to have terminated employment and to have ceased to be an Employee if his or her employer ceases to be an Affiliate, even if he or she continues to be employed by such employer.

     (s) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

     (t) “Grant Date” means, with respect to each Award, the date upon which the Award is granted to an Awardee pursuant to this Plan, which may be a designated future date as of which such Award will be effective.

     (u) “Incentive Stock Option” means an Option that is identified in the Option Agreement as intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder, and that actually does so qualify.

     (v) “Fair Market Value” means the closing price for the Common Shares reported on a consolidated basis on the New York Stock Exchange on the relevant date or, if there were no sales on such date, the closing price on the nearest preceding date on which sales occurred.

     (w) “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

     (x) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

     (y) “Option” means a right granted under Section 8 of the Plan to purchase a number of Shares or Stock Units at such exercise price, at such times, and on such other terms and conditions as are specified in the agreement or other documents evidencing the Award (the “Option Agreement”). Both Incentive Stock Options and Nonqualified Stock Options may be granted under the Plan.

     (z) “Other Stock-Based Award” means an Award granted pursuant to Section 12 of the Plan on such terms and conditions as are specified in the agreement or other documents evidencing the Award (the “Other Stock-Based Award Agreement”).

     (aa) “Participant” means the Awardee or any person (including any estate) to whom an Award has been assigned or transferred as permitted hereunder.

     (bb) “Plan” means this 2010 Long-Term Incentive Plan.

     (cc) “Qualifying Performance Criteria” shall have the meaning set forth in Section 14(b) of the Plan.

     (dd) “Retirement” means, unless the Administrator determines otherwise, voluntary Termination of Employment by a Participant from the Company and its Affiliates after attaining age fifty-five (55) and having at least five (5) years of service with the Company and its Affiliates, excluding service with an Affiliate of the Company prior to the time that such Affiliate became an Affiliate of the Company.

     (ee) “Securities Act” means the United States Securities Act of 1933, as amended.

     (ff) “Share” means a Common Share, as adjusted in accordance with Section 16 of the Plan.

     (gg) “Stock Appreciation Right” means a right granted under Section 10 of the Plan on such terms and conditions as are specified in the agreement or other documents evidencing the Award (the “Stock Appreciation Right Agreement”).

     (hh) “Stock Award” means an award or issuance of Shares or Stock Units made under Section 11 of the Plan, the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including, without limitation, continued employment or performance conditions) and terms as are expressed in the agreement or other documents evidencing the Award (the “Stock Award Agreement”).

     (ii) “Stock Unit” means a bookkeeping entry representing an amount equivalent to the Fair Market Value of one Share, payable in cash, property or Shares. Stock Units represent an unfunded and unsecured obligation of the Company, except as otherwise provided for by the Administrator.

     (jj) “Subsidiary” means any company (other than the Company) in an unbroken chain of companies beginning with the Company, provided each company in the unbroken chain (other than the Company) owns, at the time of determination, stock possessing more than 50% of the total combined voting power of all classes of stock in one of the other companies in such chain.

     (kk) “Termination for Cause” means, unless otherwise provided in an Award Agreement, Termination of Employment on account of any act of fraud or intentional misrepresentation or embezzlement, misappropriation or conversion of assets of the Company or any Affiliate, or the intentional and repeated violation of the written policies or procedures of the Company, provided that, for an Employee who is party to an individual severance or employment agreement defining Cause, “Cause” shall have the meaning set forth in such agreement except as may be otherwise provided in such agreement. For purposes of this Plan, a Participant’s Termination of Employment shall be deemed to be a Termination for Cause if, after the Participant’s employment has terminated, facts and circumstances are discovered that would have justified, in the opinion of the Committee, a Termination for Cause.

     (ll) “Termination of Employment” means for purposes of this Plan, unless otherwise determined by the Administrator, ceasing to be an Employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or one of its Subsidiaries. In addition, Termination of Employment shall mean a “separation from service” as defined in regulations issued under Code Section 409A whenever necessary to ensure compliance therewith for any payment or settlement of a benefit conferred under this Plan that is subject to such Code section, and, for such purposes, shall be determined based upon a reduction in the bona fide level of services performed to a level equal to twenty percent (20%) or less of the average level of services performed by the Employee during the immediately preceding 36-month period.

     3. Stock Subject to the Plan.

     (a) Aggregate Limit. Subject to the provisions of Section 16(a) of the Plan, the maximum aggregate number of Shares which may be subject to or delivered under Awards granted under the Plan is 4.9 million Shares, including Shares previously issued under the Plan and including an increase of 3.7 million Shares effective as of January 20, 2011. Shares subject to or delivered under Conversion Awards shall not reduce the aggregate number of Shares which may be subject to or delivered under Awards granted under this Plan. The Shares issued under the Plan may be either Shares reacquired by the Company, including Shares purchased in the open market, or authorized but unissued Shares.

     (b) Code Section 162(m) and 422 Limits; Other Share Limitations. Subject to the provisions of Section 16(a) of the Plan, the aggregate number of Shares subject to Awards granted under this Plan during any fiscal year to any one Awardee shall not exceed 500,000. Subject to the provisions of Section 16(a) of the Plan, the aggregate number of Shares that may be subject to all Incentive Stock Options granted under the Plan is 500,000 Shares. Notwithstanding anything to the contrary in the Plan, the limitations set forth in this Section 3(b) shall be subject to adjustment under Section 16(a) of the Plan only to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

     (c) Share Counting Rules.

     (i) For purposes of this Section 3 of the Plan, Shares subject to Awards that have been canceled, expired, settled in cash, or not issued or forfeited for any reason shall not reduce the aggregate number of Shares which may be subject to or delivered under Awards granted under this Plan and shall be available for future Awards granted under this Plan. In addition, Shares subject to Awards that have been canceled, expired, settled in cash, or not issued or forfeited for any reason shall not reduce any other limitation on Shares to which such Shares were subject at the time of the Award, and shall be available for future Awards of the type subject to such limitations.

     (ii) The following Shares shall not become available for Awards under this Plan: (A) Shares issued upon exercise of an Option, but only to the extent of the net Shares issued upon exercise, not including Shares that have been retained by the Company in payment or satisfaction of the purchase price of an Award or the tax withholding obligation of an Awardee; or (B) Shares reserved for issuance upon a grant of Stock Appreciation Rights which are exercised and settled in Shares, but only to the extent the number of reserved Shares does not exceed the number of Shares actually issued upon the exercise of the Stock Appreciation Right.

     4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. The Plan shall be administered by the Board, a Committee designated by the Board to so administer this Plan and/or their respective delegates.

     (ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Code Section 162(m), Awards to “covered employees” (within the meaning of Code Section 162(m)) or to Employees that the Committee determines may be “covered employees” in the future shall be made by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code. References herein to the Administrator in connection with Awards intended to qualify as “performance-based compensation” shall mean a Committee meeting the “outside director” requirements of Code Section 162(m). Notwithstanding any other provision of the Plan, the Administrator shall not have any discretion or authority to make changes to any Award that is intended to qualify as “performance-based compensation” to the extent that the existence of such discretion or authority would cause such Award not to so qualify.

     (iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”), Awards to Officers and Directors shall be made by the entire Board or a Committee of two or more “non-employee directors” within the meaning of Rule 16b-3.

     (iv) Other Administration. Except to the extent prohibited by Applicable Law, the Board or a Committee may delegate to a Committee of one or more Directors or to authorized officers of the Company the power to approve Awards to persons eligible to receive Awards under the Plan who are not (A) subject to Section 16 of the Exchange Act or (B) at the time of such approval, “covered employees” under Section 162(m) of the Code.

     (v) Awards to Directors. The Board shall have the power and authority to grant Awards to Directors who do not serve as employees of the Company (“Non-employee Directors”), including the authority to determine the number and type of Awards to be granted; determine the terms and conditions, not inconsistent with the terms of this Plan, of any Award; and to take any other actions the Board considers appropriate in connection with the administration of the Plan.

     (vi) Delegation of Authority for the Day-to-Day Administration of the Plan. Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-today administration of the Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time.

     (b) Powers of the Administrator. Subject to the provisions of the Plan and, in the case of a Committee or delegates acting as the Administrator, subject to the specific duties delegated to such Committee or delegates, the Administrator shall have the authority, in its discretion:

     (i) to select the Non-employee Directors and Employees of the Company or its Affiliates to whom Awards are to be granted hereunder;

     (ii) to determine Cash Award targets and the number of Common Shares to be covered by each Award granted hereunder;

     (iii) to determine the type of Award to be granted to the selected Employees and Non-employee Directors;

     (iv) to approve forms of Award Agreements;

     (v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise and/or purchase price, the time or times when an Award may be exercised (which may or may not be based on performance criteria), the vesting schedule, any vesting and/or exercisability provisions, terms regarding acceleration of Awards or waiver of forfeiture restrictions, the acceptable forms of consideration for payment for an Award, the term, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine and may be established at the time an Award is granted or thereafter;

     (vi) to correct administrative errors;

     (vii) to construe and interpret the terms of the Plan (including sub-plans and Plan addenda) and Awards granted pursuant to the Plan;

     (viii) to adopt rules and procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Administrator is specifically authorized (A) to adopt rules and procedures regarding the conversion of local currency, the shift of tax liability from employer to employee (where legally permitted) and withholding procedures and handling of stock certificates which vary with local requirements, and (B) to adopt sub-plans and Plan addenda as the Administrator deems desirable, to accommodate foreign laws, regulations and practice;

     (ix) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans and Plan addenda;

     (x) to modify or amend each Award, including, but not limited to, the acceleration of vesting and/or exercisability, provided, however, that any such modification or amendment (A) is subject to the minimum vesting provisions set forth in Sections 8(e), 11(a) and 12(a) of the Plan and the plan amendment provisions set forth in Section 17 of the Plan, and (B) may not impair any outstanding Award unless agreed to in writing by the Participant, except that such agreement shall not be required if the Administrator determines in its sole discretion that such modification or amendment either (Y) is required or advisable in order for the Company, the Plan or the Award to satisfy any Applicable Law or to meet the requirements of any accounting standard, or (Z) is not reasonably likely to significantly diminish the benefits provided under such Award, or that adequate compensation has been provided for any such diminishment, except following a Change of Control;

     (xi) to allow or require Participants to satisfy withholding tax amounts by electing to have the Company withhold from the Shares to be issued upon exercise of a Nonqualified Stock Option or vesting of a Stock Award that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined in such manner and on such date that the Administrator shall determine or, in the absence of provision otherwise, on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may provide;

     (xii) to authorize conversion or substitution under the Plan of any or all stock options, stock appreciation rights or other stock awards held by awardees of an entity acquired by the Company (the “Conversion Awards”). Any conversion or substitution shall be effective as of the close of the merger or acquisition. The Conversion Awards may be Nonqualified Stock Options or Incentive Stock Options, as determined by the Administrator, with respect to options granted by the acquired entity;

     (xiii) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

     (xiv) to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resale by a Participant or of other subsequent transfers by the Participant of any Shares issued as a result of or under an Award or upon the exercise of an Award, including without limitation, (A) restrictions under an insider trading policy, (B) restrictions as to the use of a specified brokerage firm for such resale or other transfers, and (C) institution of “blackout” periods on exercises of Awards;

     (xv) to provide, either at the time an Award is granted or by subsequent action, that an Award shall contain as a term thereof, a right, either in tandem with the other rights under the Award or as an alternative thereto, of the Participant to receive, without payment to the Company, a number of Shares, cash or a combination thereof, the amount of which is determined by reference to the value of the Award; and

(xvi) to make all other determinations deemed necessary or advisable for administering the Plan and any Award granted hereunder.

     (c) Effect of Administrator’s Decision. All questions arising under the Plan or under any Award shall be decided by the Administrator in its total and absolute discretion. All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of any Award granted hereunder, shall be final and binding on all Participants. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations, including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

     5. Eligibility.

     Awards may be granted only to Directors and Employees of the Company or any of its Affiliates.

     6. Term of Plan.

     The Plan became effective upon its approval by shareholders of the Company on January 28, 2010. It shall continue in effect for a term of ten (10) years from that date unless terminated earlier under Section 17 of the Plan.

     7. Term of Award.

     Subject to the provisions of the Plan, the term of each Award shall be determined by the Administrator and stated in the Award Agreement, and may extend beyond the termination of the Plan. In the case of an Option or a Stock Appreciation Right, the term shall be ten (10) years from the Grant Date or such shorter term as may be provided in the Award Agreement.

     8. Options.

     The Administrator may grant an Option or provide for the grant of an Option, either from time to time in the discretion of the Administrator or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance goals or the satisfaction of an event or condition within the control of the Awardee or within the control of others.

     (a) Option Agreement. Each Option Agreement shall contain provisions regarding (i) the number of Shares that may be issued upon exercise of the Option, (ii) the type of Option, (iii) the exercise price of the Option and the means of payment of such exercise price, (iv) the term of the Option, (v) such terms and conditions regarding the vesting and/or exercisability of an Option as may be determined from time to time by the Administrator, (vi) restrictions on the transfer of the Option and forfeiture provisions, and (vii) such further terms and conditions, in each case not inconsistent with this Plan, as may be determined from time to time by the Administrator.

     (b) Exercise Price. The per share exercise price for the Shares to be issued upon exercise of an Option shall be determined by the Administrator, except that the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the Grant Date.

     (c) No Option Repricings. Subject to Section 16(a) of the Plan, the exercise price of an Option may not be reduced without shareholder approval, nor may outstanding Options be cancelled in exchange for cash, other Awards or Options with an exercise price that is less than the exercise price of the original Option without shareholder approval.

     (d) No Reload Grants. Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of Shares to the Company in payment of the exercise price and/or tax withholding obligation under any other employee stock option.

     (e) Vesting Period and Exercise Dates. Options granted under this Plan shall vest and/or be exercisable at such time and in such installments during the period prior to the expiration of the Option’s term as determined by the Administrator, except that no Option granted to an Employee shall first become exercisable within one (1) year from its Grant Date, other than (i) upon a Change of Control as specified in Section 16(b) of the Plan, or (ii) upon the death or Disability of the Awardee, in each case as specified in the Option Agreement. The Administrator shall have the right to make the timing of the ability to exercise any Option granted under this Plan subject to continued active employment, the passage of time and/or such performance requirements as deemed appropriate by the Administrator. At any time after the grant of an Option, the Administrator may reduce or eliminate any restrictions surrounding any Participant’s right to exercise all or part of the Option, subject to the restrictions set forth above.

     (f) Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment, either through the terms of the Option Agreement or at the time of exercise of an Option. Acceptable forms of consideration may include:

     (i) cash;

     (ii) check or wire transfer (denominated in U.S. Dollars);

     (iii) subject to any conditions or limitations established by the Administrator, other Shares which (A) in the case of Shares acquired from the Company (whether upon the exercise of an Option or otherwise), have been owned by the Participant for more than six (6) months on the date of surrender (unless this condition is waived by the Administrator), and (B) have a Fair Market Value on the date of surrender equal to or greater than the aggregate exercise price of the Shares as to which said Option shall be exercised (it being agreed that the excess of the Fair Market Value over the aggregate exercise price shall be refunded to the Awardee in cash);

     (iv) subject to any conditions or limitations established by the Administrator, the Company withholding shares otherwise issuable upon exercise of an Option;

     (v) consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Administrator and in compliance with Applicable Law;

     (vi) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Law; or

     (vii) any combination of the foregoing methods of payment.

     (g) Procedure for Exercise; Rights as a Shareholder.

     (i) Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the applicable Option Agreement.

     (ii) An Option shall be deemed exercised when (A) the Company receives (1) written or electronic notice of exercise (in accordance with the Option Agreement or procedures established by the Administrator) from the person entitled to exercise the Option and (2) full payment for the Shares with respect to which the related Option is exercised, and (B) with respect to Nonqualified Stock Options, provisions acceptable to the Administrator have been made for payment of all applicable withholding taxes.

     (iii) Unless provided otherwise by the Administrator or pursuant to this Plan, until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or any other rights as a shareholder shall exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option.

     (iv) The Company shall issue (or cause to be issued) such Shares as soon as administratively practicable after the Option is exercised. An Option may not be exercised for a fraction of a Share.

     (h) Termination of Employment or Board Membership. The Administrator shall determine as of the Grant Date (subject to modification subsequent to the Grant Date) the effect a termination from membership on the Board by a Director for any reason or a Termination of Employment due to (i) Disability, (ii) Retirement, (iii) death, or (iv) otherwise (including Termination for Cause) shall have on any Option. Unless otherwise provided in the Award Agreement, (w) upon termination from membership on the Board by a Director, any Option held by such Director that (1) has not vested and is not exercisable as of the effective date of such termination from membership on the Board shall be subject to immediate cancellation and forfeiture or (2) is vested and exercisable as of the effective date of such termination shall remain exercisable for five (5) years thereafter, or the remaining term of the Option, if less; (x) a Termination of Employment due to Disability or death or the termination of a Director due to death shall result in immediate vesting of any Option, which shall remain exercisable for three (3) years thereafter, or the remaining term of the Option, if less; (y) provided that Retirement occurs at least one (1) year after the Grant Date, an Option held by an Awardee at Retirement will remain outstanding for the lesser of five (5) years or the remaining term of the option and will continue to vest in accordance with the terms of the Option Agreement as though the Awardee were still employed; and (z) any other Termination of Employment shall result in immediate cancellation and forfeiture of all outstanding Options that have not vested as of the effective date of such Termination of Employment, and any vested and exercisable Options held at the time of such Termination of Employment shall remain exercisable for ninety (90) days thereafter, or the remaining term of the Option, if less, provided, however, that an involuntary Termination of Employment other than a Termination for Cause shall be deemed effective as of the end of any period during which severance is payable.

     9. Incentive Stock Option Limitations/Terms.

     (a) Eligibility. Only employees (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or any of its Subsidiaries may be granted Incentive Stock Options. No Incentive Stock Option shall be granted to any such employee who as of the Grant Date owns stock possessing more than 10% of the total combined voting power of the Company.

     (b) $100,000 Limitation. Notwithstanding the designation “Incentive Stock Option” in an Option Agreement, if and to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Awardee during any calendar year (under all plans of the Company and any of its Subsidiaries) exceeds U.S. $100,000, such Options shall be treated as Nonqualified Stock Options. For purposes of this Section 9(b) of the Plan, Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the Grant Date.

     (c) Transferability. The Option Agreement must provide that an Incentive Stock Option is not transferable by the Awardee otherwise than by will or the laws of descent and distribution, and, during the lifetime of such Awardee, must not be exercisable by any other person. If the terms of an Incentive Stock Option are amended to permit transferability, the Option will be treated for tax purposes as a Nonqualified Stock Option.

     (d) Exercise Price. The per Share exercise price of an Incentive Stock Option shall in no event be inconsistent with the requirements for qualification of the Incentive Stock Option under Section 422 of the Code.

     (e) Other Terms. Option Agreements evidencing Incentive Stock Options shall contain such other terms and conditions as may be necessary to qualify, to the extent determined desirable by the Administrator, with the applicable provisions of Section 422 of the Code.

     10. Stock Appreciation Rights.

     A “Stock Appreciation Right” is a right that entitles the Awardee to receive, in cash or Shares (as determined by the Administrator), value equal to or otherwise based on the excess of (i) the Fair Market Value of a specified number of Shares at the time of exercise over (ii) the aggregate exercise price of the right, as established by the Administrator on the Grant Date. Stock Appreciation Rights may be granted to Awardees either alone (“freestanding”) or in addition to or in tandem with other Awards granted under the Plan and may, but need not, relate to a specific Option granted under Section 8 of the Plan. Any Stock Appreciation Right granted in tandem with an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. All Stock Appreciation Rights under the Plan shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 8 of the Plan. Subject to the provisions of Section 8 of the Plan, the Administrator may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Shares or cash as determined by the Administrator.

     11. Stock Awards.

     (a) Stock Award Agreement. Each Stock Award Agreement shall contain provisions regarding (i) the number of Shares subject to such Stock Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment for the Shares, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares as may be determined from time to time by the Administrator, (v) restrictions on the transferability of the Stock Award, and (vi) such further terms and conditions, in each case not inconsistent with this Plan, as may be determined from time to time by the Administrator. No condition that is based upon performance criteria and level of achievement versus such criteria shall be based on performance over a period of less than one year, and no condition that is based upon continued employment or the passage of time shall provide for vesting in full of a Stock Award in less than three (3) years from the date the Stock Award is made, other than (i) with respect to such Stock Awards that are issued upon the exercise or settlement of Options or Stock Appreciation Rights, (ii) upon a Change of Control as specified in Section 16(b) of the Plan, (iii) upon the death, Disability or Retirement of the Awardee, in each case as specified in the Stock Award Agreement, or (iv) for up to 10% of the total Shares authorized to be issued under the Plan in the aggregate subject to Stock Awards or Other Stock-Based Awards which shall have no minimum vesting period. The Administrator shall be prohibited from waiving the minimum vesting conditions set forth above except under the circumstances in clauses (i) through (iv) of the immediately preceding sentence.

     (b) Restrictions and Performance Criteria. The grant, issuance, retention and/or vesting of Stock Awards issued to Employees may be subject to such performance criteria and level of achievement versus these criteria as the Administrator shall determine, which criteria may be based on financial performance, personal performance evaluations and/or completion of service by the Awardee. Notwithstanding anything to the contrary herein, the performance criteria for any Stock Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be established by the Administrator based on one or more Qualifying Performance Criteria selected by the Administrator and specified in writing not later than ninety (90) days after the commencement of the period of service (or, if earlier, the elapse of 25% of such period) to which the performance goals relate or otherwise within the time period required by the Code or the applicable Treasury Regulations, provided that the outcome is substantially uncertain at that time.

     (c) Termination of Employment or Board Membership. The Administrator shall determine as of the Grant Date (subject to modification subsequent to the Grant Date) the effect a termination from membership on the Board by a Director for any reason or a Termination of Employment due to (i) Disability, (ii) Retirement, (iii) death, or (iv) otherwise (including Termination for Cause) shall have on any Stock Award. Unless otherwise provided in the Award Agreement, (w) a termination from membership on the Board by a Director due to Disability or death shall result in immediate vesting of a Stock Award; (x) a Termination of Employment due to Disability or death shall result in vesting of a prorated portion of any Stock Award, effective as of the end of the applicable performance or vesting period or other period of restriction, based upon the full months of the applicable performance period, vesting period or other period of restriction elapsed as of the end of the month in which the Termination of Employment due to Disability or death occurs over the total number of months in such period; (y) provided that Retirement occurs at least one (1) year after the Grant Date, an Award held by an Awardee at Retirement will remain outstanding for the lesser of five (5) years or the remaining term of the Award and will continue to vest in accordance with the terms of the Award Agreement as though the Awardee were still employed, subject to the requirement that the amount of any Award shall not be determined before the end of the applicable performance or vesting period or other period of restriction; and (z) any other Termination of Employment or termination from membership on the Board by a Director (including, but not limited to, Retirement before the one (1) year anniversary of the Grant Date) shall result in immediate cancellation and forfeiture of all outstanding, unvested Stock Awards, provided, however, that, with respect to an Employee, an involuntary Termination of Employment other than a Termination for Cause shall be deemed effective as of the end of any period during which severance is payable.

     (d) Rights as a Shareholder. Unless otherwise provided for by the Administrator, the Participant shall have the rights equivalent to those of a shareholder and shall be a shareholder only after Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) to the Participant.

     12. Other Stock-Based Awards.

     (a) Other Stock-Based Awards. An “Other Stock-Based Award” means any other type of equity-based or equity-related Award not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amount and subject to such terms and conditions as the Administrator shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares. Each Other Stock-Based Award will be evidenced by an Award Agreement containing such terms and conditions as may be determined by the Administrator. No condition that is based upon performance criteria and level of achievement versus such criteria shall be based on performance over a period of less than one year and no condition that is based upon continued employment or the passage of time shall provide for vesting in full of an Other Stock-Based Award in less than three (3) years from the date the Other Stock-Based Award is made, other than (i) with respect to such Other Stock-Based Awards that are issued upon the exercise or settlement of Options or Stock Appreciation Rights, (ii) upon a Change of Control as specified in Section 16(b) of the Plan, (iii) upon the death, Disability or Retirement of the Awardee, in each case as specified in the Other Stock-Based Award Agreement, or (iv) for up to 10% of the total Shares authorized to be issued under the Plan in the aggregate subject to Stock Awards or Other Stock-Based Awards which shall have no minimum vesting period. The Administrator shall be prohibited from waiving the minimum vesting conditions set forth above except under the circumstances in clauses (i) through (iv) of the immediately preceding sentence.

     (b) Value of Other Stock-Based Awards. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Administrator. The Administrator may establish performance goals in its discretion. If the Administrator exercises its discretion to establish performance goals, the number and/or value of Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met. Notwithstanding anything to the contrary herein, the performance criteria for any Other Stock-Based Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be established by the Administrator based on one or more Qualifying Performance Criteria selected by the Administrator and specified in writing not later than ninety (90) days after the commencement of the period of service (or, if earlier, the elapse of 25% of such period) to which the performance goals relate and otherwise within the time period required by the Code and the applicable Treasury Regulations, provided that the outcome is substantially uncertain at that time.

     (c) Payment of Other Stock-Based Awards. Payment, if any, with respect to Other Stock-Based Awards shall be made in accordance with the terms of the Award, in cash or Shares as the Administrator determines.

     (d) Termination of Employment or Board Membership. The Administrator shall determine as of the Grant Date (subject to modification subsequent to the Grant Date) the effect a termination from membership on the Board by a Director for any reason or a Termination of Employment due to (i) Disability, (ii) Retirement, (iii) death, or (iv) otherwise (including Termination for Cause) shall have on any Other Stock-Based Award. Unless otherwise provided in the Award Agreement, (w) the termination from membership on the Board of a Director for any reason shall result in immediate vesting; (x) a Termination of Employment due to Disability or death shall result in vesting of a prorated portion of any Other Stock-Based Award, effective as of the end of the applicable performance or vesting period or other period of restriction, based upon the full months of the applicable performance period, vesting period or other period of restriction elapsed as of the end of the month in which the Termination of Employment due to Disability or death occurs over the total number of months in such period; (y) provided that Retirement occurs at least one (1) year after the Grant Date, an Award held by an Awardee at Retirement will remain outstanding for the lesser of five (5) years or the remaining term of the Award and will continue to vest in accordance with the terms of the Award Agreement as though the Awardee were still employed, subject to the requirement that the amount of any Award shall not be determined before the end of the applicable performance or vesting period or other period of restriction; and (z) any other Termination of Employment (including but not limited to Retirement before the one (1) year anniversary of the Grant Date) shall result in immediate cancellation and forfeiture of all outstanding, unvested Other Stock-Based Awards, provided, however, that an involuntary Termination of Employment other than a Termination for Cause shall be deemed effective as of the end of any period during which severance is payable.

     13. Cash Awards.

     Each Cash Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period.

     (a) Cash Award. Each Cash Award may contain provisions regarding (i) the amounts potentially payable to the Participant as a Cash Award, (ii) the performance criteria and level of achievement versus these criteria which shall determine the amount of such payment, (iii) the period as to which performance shall be measured for establishing the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Cash Award prior to actual payment, (vi) forfeiture provisions, and (vii) such further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Administrator. The maximum amount payable as a Cash Award that is settled for cash may be a multiple of the target amount payable, but the maximum amount payable pursuant to portions of Cash Awards earned with respect to any fiscal year to any Awardee shall not exceed U.S. $10,000,000.

     (b) Performance Criteria. The Administrator shall establish the performance criteria and level of achievement versus these criteria which shall determine the amounts payable under a Cash Award, which criteria may be based on financial performance and/or personal performance evaluations. The Administrator may specify the percentage of the target Cash Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of a Cash Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure established by the Administrator based on one or more Qualifying Performance Criteria selected by the Administrator and specified in writing not later than ninety (90) days after the commencement of the period of service (or, if earlier, the elapse of 25% of such period) to which the performance goals relate and otherwise within the time period required by the Code and the applicable Treasury Regulations, provided that the outcome is substantially uncertain at that time.

     (c) Timing and Form of Payment. The Administrator shall determine the time of payment of any Cash Award. The Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit an Awardee to elect for the payment of any Cash Award to be deferred to a specified date or event. The Administrator may specify the form of payment of Cash Awards, which may be cash or other property, including Shares, or may provide for an Awardee to have the option for his or her Cash Award, or such portion thereof as the Administrator may specify, to be paid in whole or in part in cash or other property, including Shares. To the extent that a Cash Award is in the form of cash, the Administrator may determine whether a payment is in U.S. dollars or foreign currency.

     (d) Termination of Employment or Board Membership. The Administrator shall determine as of the Grant Date (subject to modification subsequent to the Grant Date) the effect a termination from membership on the Board by a Director for any reason or a Termination of Employment due to (i) Disability, (ii) Retirement, (iii) death, or (iv) otherwise (including Termination for Cause) shall have on any Cash Award. Unless otherwise provided in the Award Agreement, (w) termination from membership on the Board by a Director due to Disability or death shall result in immediate vesting of any Cash Award; (x) a Termination of Employment due to Disability or death shall result in vesting of a prorated portion of any Cash Award, effective as of the end of the applicable performance period, based upon the full months of the applicable performance period elapsed as of the end of the month in which the Termination of Employment due to Disability or death occurs over the total number of months in such period; (y) provided that Retirement occurs at least one (1) year after the first day of the performance period, an Award held by an Awardee at Retirement will remain outstanding for the lesser of five (5) years or the remaining term of the Award and will continue to vest in accordance with the terms of the Award Agreement as though the Awardee were still employed, subject to the requirement that the amount of any Award shall not be determined before the end of the applicable performance period; and (z) any other Termination of Employment or termination from Board membership (including but not limited to Retirement before the one (1) year anniversary of the first day of the performance period) shall result in immediate cancellation and forfeiture of all outstanding, unvested Cash Awards, provided, however, that an Awardee who incurs an involuntary Termination of Employment other than a Termination for Cause at least one year after the beginning of an applicable performance cycle for a performance based Award shall receive a partial Award, subject to the requirement that the amount of such performance-based Award shall not be determined before the end of the applicable performance period, and shall be prorated based upon the full months of the applicable performance period elapsed as of the end of the month in which the Termination of Employment occurs over the total number of months in the performance period.

     14. Other Provisions Applicable to Awards.

     (a) Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by beneficiary designation, will or by the laws of descent or distribution. The Administrator may make an Award transferable to an Awardee’s family member or any other person or entity. If the Administrator makes an Award transferable, either as of the Grant Date or thereafter, such Award shall contain such additional terms and conditions as the Administrator deems appropriate, and any transferee shall be deemed to be bound by such terms upon acceptance of such transfer.

     (b) Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, Affiliate or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award: (i) sales or cash return on sales; (ii) cash flow or free cash flow or net cash from operating activity; (iii) earnings (including gross margin, earnings before or after interest and taxes, earnings before taxes, and net earnings); (iv) basic or diluted earnings per share; (v) growth in earnings or earnings per share; (vi) stock price; (vii) return on equity or average shareholders’ equity; (viii) total shareholder return; (ix) return on capital; (x) return on assets or net assets; (xi) return on investments; (xii) revenue or gross profits; (xiii) income before or after interest, taxes, depreciation and amortization, or net income; (xiv) pretax income before allocation of corporate overhead and bonus; (xv) operating income or net operating income; (xvi) operating profit or net operating profit (whether before or after taxes); (xvii) operating margin; (xviii) return on operating revenue; (xix) working capital or net working capital; (xx) market share; (xxi) asset velocity index; (xxii) contract awards or backlog; (xxiii) overhead or other expense or cost reduction; (xxiv) growth in shareholder value relative to the moving average of the S&P 500 Index or a peer group index; (xxv) credit rating; (xxvi) strategic plan development and implementation; (xxvii) improvement in workforce diversity; (xxviii) customer satisfaction; (xxix) employee satisfaction; (xxx) management succession plan development and implementation; and (xxxi) employee retention. With respect to any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, the performance criteria must be Qualifying Performance Criteria, and the Administrator will (within the first quarter of the performance period, but in no event more than ninety (90) days into that period) establish the specific performance targets (including thresholds and whether to exclude certain extraordinary, non-recurring, or similar items) and award amounts (subject to the right of the Administrator to exercise discretion to reduce payment amounts following the conclusion of the performance period).

     (c) Certification. Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Administrator shall certify in writing the extent to which any Qualifying Performance Criteria and any other material terms under such Award have been satisfied (other than in cases where such criteria relate solely to the increase in the value of the Common Shares).

     (d) Discretionary Adjustments Pursuant to Section 162(m). Notwithstanding satisfaction or completion of any Qualifying Performance Criteria, to the extent specified as of the Grant Date, the number of Shares, Options or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Qualifying Performance Criteria may be reduced by the Administrator on the basis of such further considerations as the Administrator in its sole discretion shall determine.

     (e) Other Forfeiture Events. The Administrator may, in its discretion, also require repayment to the Company of all or any portion of an Award if the amount of the Award was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement of the Company’s financial statements within a period of one year after the payment or settlement of the Award, the Participant engaged in misconduct or other culpable conduct (as determined by the Committee in its sole discretion) that caused or contributed to the need for the restatement of the financial statements, and the amount of the Award would have been lower than the amount actually awarded to the Participant had the financial results been properly reported. This provision shall not be the Company’s exclusive remedy with respect to such matters.

     15. Dividends and Dividend Equivalents.

     Awards (other than Options and Stock Appreciation Rights and performance-based awards) may provide the Awardee with the right to receive dividend payments or dividend equivalent payments on the Shares subject to the Award, whether or not such Award is vested. Such payments may be made in cash, Shares or Stock Units or may be credited as cash or Stock Units to an Awardee’s account and later settled in cash or Shares or a combination thereof, as determined by the Administrator. Such payments and credits may be subject to such conditions and contingencies as the Administrator may establish.

     16. Adjustments upon Changes in Capitalization, Organic Change or Change of Control.

     (a) Adjustment Clause. In the event of (i) a stock dividend, stock split, reverse stock split, share combination, or recapitalization or similar event affecting the capital structure of the Company (each, a “Share Change”), or (ii) a merger, consolidation, acquisition of property or shares, separation, spin-off, reorganization, stock rights offering, liquidation, Disaffiliation, or similar event affecting the Company or any of its Subsidiaries (each, an “Organic Change”), the Administrator or the Board shall make such substitutions or adjustments to outstanding Awards as it deems appropriate and equitable. In its discretion, such adjustments may include, without limitation, such proportionate adjustments that it deems appropriate to reflect such change with respect to (i) the Share limitations set forth in Sections 3, 11(a) and 12(a) of the Plan, (ii) the number and kind of Shares covered by each outstanding Award, and (iii) the price per Share subject to each such outstanding Award. In the case of Organic Changes, such adjustments may include, without limitation, (x) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Administrator or the Board in its sole discretion (it being understood that in the case of an Organic Change with respect to which shareholders receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Administrator that the value of an Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Organic Change over the exercise price of such Option or Stock Appreciation Right shall conclusively be deemed valid); (y) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards; and (z) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Subsidiary, Affiliate, or division or by the entity that controls such Subsidiary, Affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities).

     (b) Change of Control. In the event of a Change of Control, unless otherwise determined by the Administrator as of the Grant Date of a particular Award (or subsequent to the Grant Date), the following acceleration, exercisability and valuation provisions shall apply:

     (i) On the date that such Change of Control occurs, any or all Options and Stock Appreciation Rights awarded under this Plan not previously exercisable and vested shall become fully exercisable and vested.

     (ii) Except as may be provided in an individual severance or employment agreement (or severance plan) to which an Awardee is a party, in the event of an Awardee’s Termination of Employment within two (2) years after a Change of Control for any reason other than because of the Awardee’s death, Retirement, Disability or Termination for Cause, each Option and Stock Appreciation Right held by the Awardee (or a transferee) that is vested following such Termination of Employment shall remain exercisable until the earlier of the third (3rd) anniversary of such Termination of Employment (or any later date until which it would remain exercisable under such circumstances by its terms) or the expiration of its original term. In the event of an Awardee’s Termination of Employment more than two (2) years after a Change of Control, or within two (2) years after a Change of Control because of the Awardee’s death, Retirement, Disability or Termination for Cause, the provisions of Sections 8(h) and 10 of the Plan shall govern (as applicable).

     (iii) On the date that such Change of Control occurs, the restrictions and conditions applicable to any or all Stock Awards, Other Stock-Based Awards and Cash Awards shall lapse and such Awards shall be fully vested. Unless otherwise provided in an Award at the Grant Date, upon the occurrence of a Change of Control, any performance based Award shall be deemed fully earned at the target amount as of the date on which the Change of Control occurs. All Stock Awards, Other Stock-Based Awards and Cash Awards shall be settled or paid within thirty (30) days of vesting hereunder. Notwithstanding the foregoing, if the Change of Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, the Awardee shall be entitled to receive the Award from the Company on the date that would have applied absent this provision, with interest in the case of Cash Awards from the vesting date to the payment date at the applicable federal mid-term rate under Section 7872 of the Code in effect for the month in which the Change of Control occurred.

     (c) Section 409A. Notwithstanding the foregoing: (i) any adjustments made pursuant to Section 16(a) of the Plan to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; (ii) any adjustments made pursuant to Section 16(a) of the Plan to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either continue not to be subject to Section 409A of the Code or comply with the requirements of Section 409A of the Code; (iii) the Administrator shall not have the authority to make any adjustments pursuant to Section 16(a) of the Plan to the extent that the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code to be subject thereto;

and (iv) if any Award is subject to Section 409A of the Code, Section 16(b) of the Plan shall be applicable only to the extent specifically provided in the Award Agreement and permitted pursuant to Section 25 of the Plan in order to ensure that such Award complies with Code Section 409A.

     17. Amendment and Termination of the Plan.

     (a) Amendment and Termination. The Administrator may amend, alter or discontinue the Plan or any Award Agreement, but any such amendment shall be subject to approval of the shareholders of the Company in the manner and to the extent required by Applicable Law. In addition, without limiting the foregoing, unless approved by the shareholders of the Company and subject to Section 16(a), no such amendment shall be made that would:

     (i) increase the maximum aggregate number of Shares which may be subject to Awards granted under the Plan;

     (ii) reduce the minimum exercise price for Options or Stock Appreciation Rights granted under the Plan;

     (iii) reduce the exercise price of outstanding Options or Stock Appreciation Rights; or

     (iv) result in outstanding Options or Stock Appreciations Rights being cancelled in exchange for cash, other Awards, or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights.

     (b) Effect of Amendment or Termination. No amendment, suspension or termination of the Plan shall impair the rights of any Participant with respect to an outstanding Award, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company, except that no such agreement shall be required if the Administrator determines in its sole discretion that such amendment either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy any Applicable Law or to meet the requirements of any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated, except following a Change of Control. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

     (c) Effect of the Plan on Other Arrangements. Neither the adoption of the Plan by the Board or a Committee nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or any Committee to adopt such other incentive arrangements as it or they may deem desirable, including without limitation, the granting of restricted shares or restricted share units or stock options otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

     18. Designation of Beneficiary.

     (a) An Awardee may file a written designation of a beneficiary who is to receive the Awardee’s rights pursuant to Awardee’s Award or the Awardee may include his or her Awards in an omnibus beneficiary designation for all benefits under the Plan. To the extent that Awardee has completed a designation of beneficiary while employed with the Company, such beneficiary designation shall remain in effect with respect to any Award hereunder until changed by the Awardee to the extent enforceable under Applicable Law.

     (b) Such designation of beneficiary may be changed by the Awardee at any time by written notice. In the event of the death of an Awardee and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Awardee’s death, the Company shall allow the legal representative of the Awardee’s estate to exercise the Award.

     19. No Right to Awards or to Employment.

     No person shall have any claim or right to be granted an Award and the grant of any Award shall not be construed as giving an Awardee the right to continue in the employ of the Company or its Affiliates. Further, the Company and its Affiliates expressly reserve the right, at any time, to dismiss any Employee or Awardee at any time without liability or any claim under the Plan, except as provided herein or in any Award Agreement entered into hereunder.

     20. Legal Compliance.

     Shares shall not be issued pursuant to an Option, Stock Appreciation Right, Stock Award or Other Stock-Based Award unless such Option, Stock Appreciation Right, Stock Award or Other Stock-Based Award and the issuance and delivery of such Shares shall comply with Applicable Law and shall be further subject to the approval of counsel for the Company with respect to such compliance. Unless the Awards and Shares covered by this Plan have been registered under the Securities Act or the Company has determined that such registration is unnecessary, each person receiving an Award and/or Shares pursuant to any Award may be required by the Company to give a representation in writing that such person is acquiring such Shares for his or her own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof.

     21. Inability to Obtain Authority.

     To the extent the Company is unable to or the Administrator deems it unfeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be advisable or necessary to the lawful issuance and sale of any Shares hereunder, the Company shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

     22. Reservation of Shares.

     The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

     23. Notice.

     Any written notice to the Company required by any provisions of this Plan shall be addressed to the Secretary of the Company and shall be effective when received.

     24. Governing Law; Interpretation of Plan and Awards.

     (a) This Plan and all determinations made and actions taken pursuant hereto shall be governed by the substantive laws, but not the choice of law rules, of the state of Indiana, except as to matters governed by U.S. federal law.

     (b) In the event that any provision of the Plan or any Award granted under the Plan is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the terms of the Plan and/or Award shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

     (c) The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of the Plan, nor shall they affect its meaning, construction or effect.

     (d) The terms of the Plan and any Award shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

     25. Section 409A.

     It is the intention of the Company that no Award shall be “deferred compensation” subject to Section 409A of the Code, unless and to the extent that the Administrator specifically determines otherwise, and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. The terms and conditions governing any Awards that the Administrator determines will be subject to Section 409A of the Code, including any rules for elective or mandatory deferral of the delivery of cash or Shares pursuant thereto and any rules regarding treatment of such Awards in the event of a Change of Control, shall be set forth in the applicable Award Agreement, deferral election forms and procedures, and rules established by the Administrator, and shall comply in all respects with Section 409A of the Code. The following rules will apply to Awards intended to be subject to Section 409A of the Code (“409A Awards”):

     (a) If a Participant is permitted to elect to defer an Award or any payment under an Award, such election will be permitted only at times in compliance with Code Section 409A, including applicable transition rules thereunder.

     (b) The Company shall have no authority to accelerate distributions relating to 409A Awards in excess of the authority permitted under Section 409A.

     (c) Any distribution of a 409A Award following a Termination of Employment that would be subject to Code Section 409A(a)(2)(A)(i) as a distribution following a separation from service of a “specified employee” as defined under Code Section 409A(a)(2)(B)(i), shall occur no earlier than the expiration of the six-month period following such Termination of Employment.

     (d) In the case of any distribution of a 409A Award, if the timing of such distribution is not otherwise specified in the Plan or an Award Agreement or other governing document, the distribution shall be made not later than the end of the calendar year during which the settlement of the 409A Award is specified to occur.

     (e) In the case of an Award providing for distribution or settlement upon vesting or the lapse of a risk of forfeiture, if the time of such distribution or settlement is not otherwise specified in the Plan or an Award Agreement or other governing document, the distribution or settlement shall be made not later than March 15 of the year following the year in which the Award vested or the risk of forfeiture lapsed.

     26. Limitation on Liability.

     The Company and any Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant, an Employee, an Awardee or any other persons as to:

     (a) The Non-Issuance of Shares. The non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and

     (b) Tax or Exchange Control Consequences. Any tax consequence expected, but not realized, or any exchange control obligation owed, by any Participant, Employee, Awardee or other person due to the receipt, exercise or settlement of any Option or other Award granted hereunder.

     27. Unfunded Plan.

     Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Awardees who are granted Stock Awards or Other Stock-Based Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation. Neither the Company nor the Administrator shall be deemed to be a trustee of stock or cash to be awarded under the Plan. Any liability of the Company to any Participant with respect to an Award shall be based solely upon any contractual obligations which may be created by the Plan; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the

Company nor the Administrator shall be required to give any security or bond for the performance of any obligation which may be created by this Plan.

     28. Foreign Employees.

     Awards may be granted hereunder to Employees who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Administrator may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

     29. Tax Withholding.

     Each Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to any Award under the Plan no later than the date as of which any amount under such Award first becomes includible in the gross income of the Participant for any tax purposes with respect to which the Company has a tax withholding obligation. Unless otherwise determined by the Company, withholding obligations may be settled with Shares, including Shares that are part of the Award that gives rise to the withholding requirement; provided, however, that not more than the legally required minimum withholding may be settled with Shares. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any vested Shares or any other payment due to the Participant at that time or at any future time. The Administrator may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Shares.

ARVINMERITOR, INC. 2135 W. MAPLE RD. TROY, MI 48084
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VOTE BY PHONE- 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO REQUEST PAPER COPIES OF PROXY MATERIALS: If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before January 7, 2011 to facilitate timely delivery.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M27913-P03007	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
ARVINMERITOR, INC.			For	Withhold	For All
			All	All	Except
The Board of Directors recommends that you vote FOR the following:
Vote on Directors			0	0	0
Proposal 1 -	The election of directors - nominees for a term expiring in 2014:
Nominees:
	01)	Joseph B. Anderson, Jr.
	02)	Rhonda L. Brooks
	03)	Steven G. Rothmeier
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote on Proposals		For	Against	Abstain
The Board of Directors recommends you vote FOR the following proposals:
Proposal 2 -	Approval of the selection of Deloitte & Touche LLP as auditors of the Company.	0	0	0

Proposal 3 -	Approval of an amendment and restatement of the 2010 Long-Term Incentive Plan to increase the maximum shares authorized by 3.7 million shares.	0	0	0

Proposal 4 -	Approval of an amendment to the Company's Restated Articles of Incorporation to change the name of the Company to "Meritor, Inc.".	0	0	0

Proposal 5 -	To transact such other business as may come before the meeting.

For address changes and/or comments, please check this box and write them on the back where indicated.			0

Please indicate if you plan to attend this meeting.	0	0

	Yes	No

Signature [PLEASE SIGNWITHIN BOX]	Date	Signature (Joint Owners)	Date

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ARVINMERITOR, INC. ANNUAL MEETING OF SHAREOWNERS TO BE HELD ON JANUARY 20, 2011.

The Annual Meeting of Shareowners will be held on Thursday, January 20, 2011, at 9:00 a.m., at ArvinMeritor’s headquarters, 2135 West Maple Road, Troy, MI 48084.

Under new Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request printed copies. The items to be voted on are provided on the reverse side of this notice.

This communication presents only a brief overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M27914-P03007

ARVINMERITOR, INC.

PROXY CARD SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

DIRECTION CARD TO T. ROWE PRICE TRUST COMPANY, DIRECTED TRUSTEE

The undersigned hereby appoints Rhonda L. Brooks, Victoria B. Jackson, and Charles G. McClure, Jr., jointly and severally, proxies, with full power of substitution, to vote shares of common stock of the Company owned of record by the undersigned and which the undersigned is entitled to vote, at the Annual Meeting of Shareowners to be held at ArvinMeritor’s World Headquarters, 2135 West Maple Road, Troy, Michigan 48084, on January 20, 2011, or any adjournment thereof, as specified on the reverse side of this card, and to vote in accordance with their discretion on such other matters as may properly come before the meeting.

The undersigned also provides directions to T. Rowe Price Trust Company, Directed Trustee, to vote shares of common stock of the Company allocated, respectively, to accounts of the undersigned under the ArvinMeritor, Inc. Savings Plan and the ArvinMeritor, Inc. Employees Savings Plan, and which are entitled to be voted, at the aforesaid Annual Meeting or any adjournment thereof, as specified on the reverse side of this card.

Where a vote is not specified:
  The proxies will vote all such shares owned of record FOR the election of directors and FOR proposals (2), (3) and (4) and will vote as they deem proper on such other matters as may properly come before the meeting; and

  T. Rowe Price Trust Company, as Directed Trustee, will vote all such shares allocated to the ArvinMeritor Savings Plan and Employee Savings Plan accounts of the undersigned on proposals (1), (2), (3) and (4) in the same manner and proportion as shares for which voting instructions are received.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope